As filed with the Securities and Exchange Commission on March 26, 1999
                                                 Registration No. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                           --------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                              --------------------

                                CareInsite, Inc.
             (Exact name of registrant as specified in its charter)

            Delaware                          7374                     22-3630930
(State or other jurisdiction of   (Primary Standard Industrial      (I.R.S. Employer
 incorporation or organization)    Classification Code Number)   Identification Number)

                              --------------------

                                CareInsite, Inc.
                     669 River Drive, River Drive Center II
                         Elmwood Park, New Jersey 07407
                                 (201) 703-3400
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)
                              --------------------

                                David C. Amburgey
                                CareInsite, Inc.
                        Vice President -- General Counsel
                     669 River Drive, River Drive Center II
                         Elmwood Park, New Jersey 07407
                                 (201) 703-3400
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                              --------------------

                                   Copies to:
        Stephen T. Giove                                   Alan J. Jakimo
       Shearman & Sterling                                Brown & Wood LLP
      599 Lexington Avenue                             One World Trade Center
    New York, New York 10022                          New York, New York 10048
         (212) 848-4000                                    (212) 839-5300
                              --------------------

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.
         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |_|
         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. |_|
         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. |_|
         If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, please check the following box. |_|

                         CALCULATION OF REGISTRATION FEE

===========================================================================================================
            Title of Each Class of                 Proposed Maximum                    Amount of
         Securities to Be Registered         Aggregate Offering Price (1)          Registration Fee
-----------------------------------------------------------------------------------------------------------
Common stock, $.01 par value..............           $62,000,000                     $17,236.00
===========================================================================================================

(1)   Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the
      Securities Act of 1933, as amended.

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

================================================================================

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                              Subject to Completion
                   Preliminary Prospectus dated March 26, 1999

PROSPECTUS

                                        Shares

                                CareInsite, Inc.

                                  Common Stock

                               ------------------

         We are offering to the public    shares of our common stock. We are
reserving    of these shares for sale to directors, officers and employees of our company, of Synetic, Inc., which owns 80.1% of our common stock immediately prior to this offering, and of Cerner Corporation, a strategic partner which owns 19.9% of our common stock immediately prior to this offering. In addition, Cerner Corporation has agreed to purchase directly from us in connection with
this offering    shares of our common stock.

         This is our initial public offering and no public market exists for our shares. We anticipate that the initial public offering price will be between $
and $   per share.

         We intend to apply to list our common stock on the Nasdaq National Market under the symbol " ."

         INVESTING IN THE SHARES OF OUR COMMON STOCK INVOLVES RISKS WHICH ARE DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE 8 OF THIS PROSPECTUS.

                               ------------------


                                                                                          From
                                                      Per Share     From the Public      Cerner      Total
Public offering price..............................       $                $              N/A          $

Underwriting discount..............................       $                $              N/A          $

Proceeds, before expenses, to our company..........       $                $               $           $

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these shares of common stock or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

         We have granted the underwriters the right to purchase up to an additional shares of common stock to cover over-allotments. The underwriters expect that the shares of common stock will be ready for delivery in New York,
New York on or about       , 1999.

                               ------------------

                               Merrill Lynch & Co.

                               ------------------


                 The date of this prospectus is      , 1999

                                TABLE OF CONTENTS



Summary..................................................................     4
Risk Factors.............................................................     8
Use of Proceeds..........................................................    17
Dividend Policy..........................................................    17
Capitalization...........................................................    18
Dilution.................................................................    19
Selected Consolidated Financial and Operating Data.......................    20
Management's Discussion and Analysis of Financial Condition
     and Results of Operations...........................................    21
Business.................................................................    27
Management...............................................................    40
Security Ownership of Management.........................................    50
Transactions and Relationships with Principal Stockholders...............    51
Description of Capital Stock.............................................    54
Shares Eligible for Future Sale..........................................    56
Underwriting.............................................................    58
Legal Matters............................................................    61
Experts..................................................................    61
Additional Information...................................................    61
Index to Consolidated Financial Statements...............................    F-1

                                  ------------

         You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock. Unless otherwise indicated, all information in this prospectus:

             o   assumes no exercise of the underwriters' over-allotment option,

             o reflects a 16.02-for-1 split of the common stock effected in the form of a stock dividend to be declared and paid immediately prior to the closing of this offering, and

             o reflects the filing of our amended and restated certificate of incorporation with the Delaware Secretary of State immediately prior to the closing of this offering.

                                  ------------

         Until , 1999 (25 days after the commencement of this offering), all dealers that buy, sell or trade our common stock, whether or not participating in this distribution, may be required to deliver a prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                  ------------

              CareInsite(TM) is a pending trademark of our company.

                DISCLOSURE REGARDING FORWARD-LOOKING INFORMATION

         This prospectus contains forward-looking statements relating to our operations that are based on management's current expectations, estimates and projections about our company, and the healthcare e-commerce industry. Words such as "expects," "intends," "plans," "projects," "believes," "estimates," "anticipates" and variations of these words and similar expressions are used to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Further, certain forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. Therefore, actual outcomes and results may differ materially from what is expressed or forecast in such forward-looking statements. We undertake no obligation, and do not intend, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. A number of important factors could cause actual results to differ materially from those indicated by such forward-looking statements. Such factors include those set forth in this prospectus under the heading "Risk Factors."

                                     SUMMARY

         This summary highlights information contained elsewhere in this prospectus. It is not complete and may not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including the "Risk Factors" section and the consolidated financial statements and the notes to those statements.

                                   The Company

         We are developing and intend to provide an Internet-based healthcare electronic commerce network for interactive use by physicians, payers, suppliers and patients. We intend to market a comprehensive set of transaction, messaging and content services to physicians, to payers such as managed care organizations and pharmacy benefit managers, or PBMs, to suppliers such as pharmacies and clinical laboratories and to patients. Physicians will be able to use a web browser to access relevant clinical, administrative and financial information of payers and suppliers through our "CareInsite" system to make more informed decisions at the point of care. We believe our integration of payer-specific benefit rules and healthcare guidelines with patient-specific information at the point of care will improve the quality of patient care, lead to appropriate use of healthcare resources, gain compliance with benefit plan guidelines and control healthcare costs.

         We currently provide services to The Health Information Network Connection LLC ("THINC"), an entity founded in 1996 by several major managed care organizations in the New York metropolitan area to facilitate the confidential exchange of healthcare information. Under our agreement, we will manage THINC's operations and make a comprehensive suite of healthcare e-commerce services available to the New York metropolitan area's more than 40,000 physicians. We believe that our relationship with THINC in New York will serve as a springboard for launching our services on a national basis. As part of this relationship, we also acquired a 20% ownership interest in THINC.

         We have recently entered into a strategic relationship with Cerner Corporation, a publicly traded corporation that is a leading supplier of clinical and management information systems to more than 1,000 healthcare organizations worldwide. Through this relationship, we have a perpetual, royalty-free license to the clinical and administrative information technology contained in Cerner's Health Network Architecture (HNA), including their HNA Millennium Architecture (the "Cerner Technology") for use in our CareInsite system. Cerner has agreed that CareInsite will be its exclusive vehicle for providing a full suite of healthcare e-commerce services that connect physicians' offices with managed care organizations, PBMs, clinical laboratories, pharmacies and other providers. Cerner also has agreed to market our services to its customers. In addition, Cerner has acquired a 19.9% interest in our company.

         We believe that our company has several advantages over our competition. We believe that:

         o our integration of payer-specific benefit rules and healthcare guidelines with patient-specific information at the point of care provides a unique ability to control the costs and improve the quality of healthcare;

         o our management's experience in clinical process automation, healthcare transaction processing and benefit management enables us to design and implement a healthcare e-commerce network that is responsive to the needs of physicians, payers, suppliers and patients; and

         o our CareInsite system is being built with existing, well-proven software and system interfaces, including the Cerner Technology, that can be integrated with other healthcare information systems in an efficient and scalable manner.

         Healthcare expenditures in the United States totaled approximately $1.0 trillion in 1996, representing a 6.7% compound annual increase since 1990. This trend is expected to continue. While the techniques which have been used by payers to control healthcare costs have been initially helpful, we believe that these techniques have over time become less effective in reducing costs. Approximately 85% of annual healthcare costs in the United States are estimated to be represented by patient care costs as opposed to administrative costs. We believe that healthcare cost management will be increasingly focused on this larger 85% component of healthcare costs. Control of these costs is dependent upon compliance with benefit plan guidelines designed to promote the appropriate use of healthcare resources and adherence to best clinical practices.
Payers are unlikely to gain compliance with these guidelines and practices without an efficient channel of communications to their affiliated physicians. We believe that Internet-based healthcare e-commerce systems that enable real time communication of clinical information as well as basic administrative and financial information at the point of care will greatly facilitate control of patient care costs.

         Strategy. Our objective is to provide a leading healthcare e-commerce communication channel that links physicians with payers, suppliers and patients in order to control healthcare costs and improve patient care. Our relationships with Cerner and THINC represent the initial execution of our strategy and enhance our ability to continue to expand upon this strategy. Our strategy includes the following elements:

         o provide transaction, messaging and content services responsive to the needs of physicians;

         o contract with key payers and suppliers to make their patient-specific rules available to physicians;

         o   build and deploy the CareInsite system;

         o maximize distribution of our healthcare e-commerce services to physicians with high transaction volumes; and

         o   pursue strategic relationships and acquisitions.

         Relationships with Principal Stockholders. We are a majority-owned indirect subsidiary of Synetic, Inc., a publicly traded corporation. Upon completion of the offering, Synetic will own approximately % of the outstanding common stock of our company. Prior to the offering, Cerner owned 19.9% of our outstanding common stock, and has agreed to purchase directly from us in connection with the offering shares of our common stock. We will issue to Cerner approximately 801,000 shares of our common stock on or after February 15, 2001 at a price of $.01 per share if we realize a specified level of physician usage of our services. In addition, THINC and Cerner have warrants exercisable for an aggregate of 1,557,401 shares of our common stock. These warrants are exercisable six months after completion of this offering. For a discussion of various intercompany arrangements and agreements we have with Synetic, Cerner and THINC, see "Risk Factors -- Our company will be controlled by Synetic," "Risk Factors -- Litigation by Merck & Co., Inc. and Merck-Medco Managed Care, L.L.C. against our company" and "Transactions and Relationships with Principal Stockholders."

                                 ---------------

         Our principal executive offices are located at 669 River Drive, River Drive Center II, Elmwood Park, New Jersey, 07407 and our telephone number at that address is (201) 703-3400.

                                  The Offering


Common stock offered by our company.........................         shares, including         shares being offered to
                                                             the public through the underwriters and
                                                             shares Cerner has agreed to purchase directly from
                                                             us in connection with this offering.

Common stock outstanding immediately prior to the
offering ................................................... 20,000,000 shares

Common stock outstanding after the offering.................         shares

Use of proceeds............................................. We intend to use the net proceeds from this offering for working capital, including financing the cost
                                                             of development and deployment of our services, increased
                                                             sales and marketing activities, and for general corporate
                                                             purposes.  We may use a portion of the net proceeds
                                                             to fund acquisitions.  See "Use of Proceeds."

Dividend policy............................................. We do not anticipate paying any cash dividends in the foreseeable future.  See "Dividend Policy."

Proposed Nasdaq National Market symbol...................... "          "

Risk factors................................................ You should consider the risks involved in an investment in our common stock.  See "Risk
                                                             Factors."


         The foregoing information excludes:

         o an aggregate of 1,557,401 shares of common stock representing approximately % of our common stock outstanding after the offering which may be issued from time to time upon the exercise of warrants held by THINC and Cerner;

         o approximately 801,000 shares of common stock which will be issued on or after February 15, 2001 to Cerner at a price of $.01 per share if we realize a specified level of physician usage of our services; and

         o shares of common stock which may be issued upon the exercise of options outstanding on the date of this prospectus granted pursuant
             to our employee stock option plan and an additional   shares of
             common stock reserved for issuance pursuant to this plan. The weighted average exercise price of all options outstanding on the date of this prospectus is the initial public offering price per share.

                       Summary Consolidated Financial Data
                        (In thousands, except share data)

         On December 24, 1996, Synetic acquired Avicenna Systems Corporation. This acquisition marked the inception of Synetic's healthcare e-commerce business. The financial data below is based on 16,020,000 shares of common stock outstanding on December 31, 1998, as adjusted to give effect to the sale of the shares of common stock offered to the public hereby and the receipt of the estimated net proceeds after deducting underwriting discounts and commissions and the estimated offering expenses, the concurrent sale by us of the shares of common stock Cerner has agreed to purchase directly from us in connection with this offering and the receipt of $10,000,000 in respect of a stock subscription receivable. The following information does not reflect the issuance of 3,980,000 shares of common stock to Cerner in January 1999. See note
(1) to our consolidated financial statements for an explanation of the determination of the number of shares used to compute basic and diluted net loss per share. The following summary consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," our consolidated financial statements and notes thereto and other financial information included elsewhere in this prospectus.

                                                         Period from
                                                          Inception
                                                        (December 24,           Year             Six Months Ended
                                                        1996) Through          Ended               December 31,
                                                           June 30,           June 30,       ------------------------
                                                             1997              1998              1997         1998
                                                     -------------------- ----------------   ------------ ------------
                                                                                                     (unaudited)
Consolidated Statement of Operations Data:
Costs and expenses:
  Research and development.......................        $   7,652         $   4,762         $   2,546    $   5,999(1)
  Sales and marketing............................            1,150             1,733               850          919
  General and administrative.....................            1,379             3,887             1,639        1,979
  Other income, net..............................               (9)              (47)                -          (91)
 Acquired in-process research and development....           32,185(2)              -                 -            -
                                                         ---------         ---------         ---------    ---------
Net loss.........................................        $ (42,357)        $ (10,335)        $  (5,035)   $  (8,806)
                                                         =========         =========         =========    =========
Basic and diluted net loss per share.............        $   (2.64)        $    (.65)        $    (.31)   $    (.55)
                                                         =========         =========         =========    =========

                                                                                                  December 31, 1998
                                                                                             -------------------------
                                                       June 30, 1997      June 30, 1998         Actual     As Adjusted
                                                   -------------------- ----------------     ------------ ------------
                                                                                                     (unaudited)
Consolidated Balance Sheet Data:
Working (deficit) capital .......................        $  (1,592)        $     775         $   1,424    $
Total assets.....................................            3,476            10,833            15,840
Stockholder's equity.............................            1,566             7,798            12,992

---------------------------

(1)      As a result of obtaining a license to the Cerner Technology, certain software that we previously capitalized became duplicative. Consequently, $2,381 of capitalized software costs was written off and included in expenses.
(2)      Represents a non-recurring charge related to the write-off of acquired in-process research and development costs in conjunction with the purchase of Avicenna Systems Corporation and CareAgents, Inc.

                                  RISK FACTORS

         You should carefully consider the risks described below before making a decision to invest in our common stock. Some of the following factors relate principally to our business and the industry in which we operate. Other factors relate to our company's relationship with Synetic and our strategic partners. Finally, other factors relate principally to your investment in our common stock. The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business and operations.

         If any of the matters included in the following risks were to occur, our business, financial condition, results of operations, cash flows or prospects could be materially adversely affected. In such case, the trading price of our common stock could decline, and you could lose all or part of your investment.

         This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus. See "Disclosure Regarding Forward-Looking Information."

WE HAVE A LIMITED OPERATING HISTORY AND OUR BUSINESS MODEL IS UNPROVEN

         Our company began operations in December 1996 and we have not yet delivered any of our services and have not generated any revenue. Therefore our historical financial information is of limited value in projecting our future operating results. We had an accumulated deficit of $61.5 million as of December 31, 1998. We expect to continue to incur significant development, deployment and sales and marketing expenses in connection with our business. We may also incur expenses in connection with acquisitions or other strategic relationships which we may enter into. As a result, we expect that we will continue to incur operating losses for at least the next two fiscal years and we caution that we may never achieve or sustain profitability. In addition, it is difficult to value our business and evaluate our prospects because our revenue and income potential is unproven and our business model is still emerging. The provision of services using Internet technology in the healthcare e-commerce industry is a developing business that is inherently riskier than businesses in industries where companies have established operating histories.

WE MAY NOT ACHIEVE BROAD PHYSICIAN PENETRATION AND MARKET ACCEPTANCE OF OUR SERVICES

         Our business model depends on our ability to generate usage by a large number of physicians with a high volume of healthcare transactions and to sell healthcare e-commerce services to payers and other healthcare constituents. The acceptance by physicians of our transaction, messaging and content services will require adoption of new methods of conducting business and exchanging information. We cannot assure you that physicians will integrate our services into their office workflow, or that the healthcare market will accept our services as a replacement for traditional methods of conducting healthcare transactions. The healthcare industry uses existing computer systems that may be unable to access our Internet-based solutions. Customers using existing systems may refuse to adopt new systems when they have made extensive investment in hardware, software and training for existing systems or if they perceive that our CareInsite system will not adequately protect proprietary information. Failure to achieve broad physician penetration or successfully contract with healthcare participants would have a material adverse effect on our business, financial condition and results of operations.

         Achieving market acceptance for our services will require substantial marketing efforts and expenditure of significant funds to create awareness and demand by participants in the healthcare industry. We believe that we must gain significant market share with our services before our competitors introduce alternative services with features similar to ours. We cannot assure you that we will be able to succeed in positioning our services as a preferred method for healthcare e-commerce, or that any pricing strategy that we develop will be economically viable or acceptable to the market. Failure to successfully market our services would have a material adverse affect on our business, financial condition and results of operations.

OUR BUSINESS PROSPECTS DEPEND ON THE QUICK AND SUCCESSFUL DEPLOYMENT OF OUR CAREINSITE SYSTEM

         We believe that our business prospects will suffer if we do not deploy our services quickly. We have not deployed our architecture or processed any transactions over our CareInsite system. We currently intend to deploy access to our services by the end of 1999, although we cannot assure you that we will be able to do so at that time, or at all. In order to deploy our services, we must integrate our architecture with physicians', payers' and suppliers' systems. We will need to expend substantial resources to integrate our CareInsite system with the existing computer systems of large healthcare organizations. We have limited experience in doing so, and we may experience delays in the integration process. These delays would, in turn, delay our ability to generate revenue from our services and may have a material adverse effect on our business, financial condition and results of operations. Once we have deployed our CareInsite system, we may need to expand and adapt it to accommodate additional users, increased transaction volumes and changing customer requirements. This expansion and adaptation could be expensive. We may be unable to expand or adapt our network infrastructure to meet additional demand or our customers' changing needs on a timely basis and at a commercially reasonable cost, or at all. Any failure to deploy, expand or adapt our CareInsite system quickly could have a material adverse effect on our business, financial condition and results of operations.

WE RELY ON STRATEGIC RELATIONSHIPS THAT MAY NOT PROVIDE ANTICIPATED BENEFITS

         To date, we have entered into strategic relationships with Cerner and THINC. These relationships are in the early stages of development. We may enter into additional strategic relationships in the future. We cannot assure you that any of these relationships will provide us with the ability to successfully develop or sell our services. In addition, we may not be able to establish relationships with or provide our services to key participants in the healthcare industry if we have established relationships with their competitors. Consequently, it is important that we are perceived as independent of any particular customer or partner. Also, some of our current and potential partners may decide to compete with us. If any of our current or future strategic relationships are disrupted, or if we do not realize the expected benefits from these relationships, our business, financial condition and results of operations may be materially adversely affected.

         We may also make acquisitions of companies which we believe have attractive technologies or distribution channels. Integrating newly acquired organizations and technologies into our company could be expensive, time consuming and may strain our resources. The healthcare industry is consolidating and we expect that we will face intensified competition for acquisitions. We cannot assure you that we will succeed in consummating any such strategic relationships or acquisitions, that such transactions will ultimately provide us with the ability to offer the services described or that we will be able to successfully manage or integrate any resulting business. Consequently, we may not achieve anticipated revenue and cost benefits.

OUR REVENUES WILL INITIALLY COME FROM A FEW PAYERS

         We expect that initially we will generate a significant portion of our revenue from providing our products and services in the New York metropolitan area and from a small number of payers. If we do not generate as much revenue in this market or from these payers as we expect, our revenue will be significantly reduced which would have a material adverse effect on our business, financial condition and results of operations.

WE MAY FACE SIGNIFICANT COMPETITION IN PROVIDING HEALTHCARE E-COMMERCE PRODUCTS AND SERVICES

         The market for healthcare e-commerce services is rapidly developing and is becoming increasingly competitive. Several service companies, some of which may have greater financial, technological and marketing resources than we do, have announced that they are developing a combination of one or more healthcare e-commerce services that may be competitive with ours. We expect to compete with software vendors, electronic data interchange network providers, emerging e-commerce companies or others.

         Traditional healthcare software vendors such as Medical Manager, Medic, and IDX primarily focus on the administrative functions in the healthcare setting. Electronic data interchange network providers and claims clearinghouses like Envoy (reported to be being acquired by Quintiles) and NDC provide connectivity to edit and transmit data on medical and pharmacy claims. These companies are beginning to offer services which may be competitive with our clinical e-commerce services. Companies like Healtheon and other emerging e-commerce companies may offer a range of services which may compete with ours. Any organizations that create stand-alone healthcare software products may migrate into the healthcare e-commerce business. Our competitors may be first to market new services or may also independently develop services and/or technology that is substantially equivalent to or superior to ours. There can be no assurance that such companies will not develop and successfully market healthcare e-commerce products and services in a manner which would have a material adverse effect on our business, financial condition and results of operations.

POTENTIAL CUSTOMERS COULD TAKE A LONG TIME TO EVALUATE THE PURCHASE OF OUR SERVICES

         A key element of our strategy is to market our services directly to large healthcare organizations. We do not control many of the factors that will influence physicians', payers' and suppliers' buying decisions. We expect that the sales and implementation process will be lengthy and will involve a significant technical evaluation and commitment of capital and other resources by physicians, payers and suppliers. The sale and implementation of our services are subject to delays due to physicians', payers' and suppliers' internal budgets and procedures for approving large capital expenditures and deploying new technologies within their networks.

RAPIDLY CHANGING TECHNOLOGY MAY IMPAIR OUR ABILITY TO DEVELOP AND MARKET OUR SERVICES

         All businesses which rely on Internet technology, including the healthcare e-commerce business that we are developing, are subject to, among other risks and uncertainties:

         o    rapid technological change,

         o    changing customer needs,

         o    frequent new product introductions, and

         o    evolving industry standards.

         Internet technologies are evolving rapidly, and the technology used by any e-commerce business is subject to rapid change and obsolescence. These market characteristics are exacerbated by the emerging nature of the market and the fact that many companies are expected to introduce new Internet products and services in the near future. In addition, use of the Internet may decrease if alternative protocols are developed or if problems associated with increased Internet use are not resolved. As the communications, computer and software industries continue to experience rapid technological change, we must be able to quickly and successfully modify our services so that they adapt to such changes. We cannot assure you that we will not experience difficulties that could delay or prevent the successful development and introduction of our healthcare e-commerce services or that we will be able to respond to technological changes in a timely and cost-effective manner. Moreover, technologically superior products and services could be developed by competitors. These factors could have a material adverse effect upon our business, financial condition and results of operations.

WE DEPEND ON THE PROTECTION OF OUR PROPRIETARY RIGHTS

         Our future success and ability to compete in the healthcare e-commerce business may be dependent in part upon our proprietary rights to products and services which we develop. We expect to rely on a combination of patent, copyright, trademark and trade secret laws and contractual restrictions to protect our proprietary technology and to rely on similar proprietary rights of any of our content and technology providers. We currently have no patents covering any of our technology, whereas some of our competitors have patents which may cover some aspects of their technology. We intend to file patent applications to protect certain of our proprietary technology. We cannot assure you that such applications will be approved or, if approved, will be effective in protecting our proprietary technology. We enter into confidentiality agreements with all of our employees, as well as with our clients and potential clients seeking proprietary information, and limit access to and distribution of our software, documentation and other proprietary information. There can be no assurance that the steps we take or the steps such providers take would be adequate to prevent misappropriation of our respective proprietary rights.

WE MAY INFRINGE THE PROPRIETARY RIGHTS OF THIRD PARTIES

         We expect that we could be subject to intellectual property infringement claims as the number of our competitors grows and the functionality of our applications overlaps with competitive offerings. Although we intend to take steps to minimize the likelihood that we are infringing the proprietary rights of any third parties, we cannot assure you that patent infringement or other similar claims will not be asserted against us or one of our content or technology providers or that such claims will not be successful. We could incur substantial costs and diversion of management resources with respect to the defense of any such claims. Furthermore, parties making such claims against us or a content or technology provider could secure a judgment awarding substantial damages, as well as injunctive or other equitable relief which could effectively block our ability to provide products or services in certain of our markets. Such a judgment could have a material adverse effect on our business, financial condition and results of operations. In addition, we cannot assure you that licenses for any intellectual property of third parties that might be required for our products or services will be available on commercially reasonable terms, or at all.

LITIGATION BY MERCK & CO., INC. AND MERCK-MEDCO MANAGED CARE, L.L.C. AGAINST OUR COMPANY

         On February 18, 1999, Merck & Co., Inc. and Merck-Medco Managed Care, L.L.C. filed a complaint in the Superior Court of New Jersey against our company, Synetic, Martin J. Wygod, Chairman of our company and Synetic, and three officers and/or directors of our company and Synetic, Paul C. Suthern, Roger C. Holstein and Charles A. Mele. The plaintiffs assert that our company, Synetic and the individual defendants are in violation of certain non-competition, non-solicitation and other agreements with Merck and Merck-Medco, and seek to enjoin us and them from conducting our healthcare e-commerce business and from soliciting Merck-Medco's customers. The Synetic and Wygod agreements provide an expiration date of May 24, 1999. The other individuals' agreements provide for expiration in December 1999, in the case of Mr. Suthern, March 2000, in the case of Mr. Mele, and September 2002, in the case of Mr. Holstein. A preliminary injunction hearing was held on March 22, 1999. Following the hearing, the Court took the matter under submission.

         We believe that Merck's and Merck-Medco's positions in relation to us and the individual defendants are without merit, and intend to vigorously defend the litigation. If we are unsuccessful in defending this litigation, our company could be prevented indefinitely from pursuing the development and deployment of our healthcare e-commerce services. Any unanticipated adverse result could have a material adverse effect on our company's business.

FAILURE TO DEAL EFFECTIVELY WITH YEAR 2000 TECHNOLOGY RISKS

         We are not currently aware of any Year 2000 compliance problems relating to our information technology or non-information technology systems that we believe would have a material adverse effect on our business, financial condition and results of operations. There can be no assurance that we will not discover Year 2000 compliance problems that will require substantial revisions to our systems, products or services. In addition, there can be no assurance that third-party software, hardware or services incorporated into our material information technology and non- information technology systems will not need to be revised or replaced, all of which could be time consuming and expensive. Any failure to fix our information technology systems or to replace third-party software, hardware or services on a timely basis could result in lost revenues, increased operating costs, the loss of customers and other business interruptions, any of which could have a material adverse effect on our business, results of operations and financial condition.

         In addition, there can be no assurance that physicians, payers, suppliers, Internet access companies, third-party service providers, vendors, business partners and others outside our control will be Year 2000 compliant. The failure by such entities to be Year 2000 compliant could result in a systemic failure beyond our control, such as a prolonged Internet or communications failure, which could also prevent us from delivering our services to customers, decrease the use of the Internet or prevent users from accessing our service. Such a failure could have a material adverse effect on our business, results of operations and financial condition. Also, a general Year 2000 systemic failure could require healthcare companies to spend large amounts of money to correct any such failures, reducing the amount of money that might otherwise be available to be spent on services such as ours.

         As the Year 2000 issue has many elements and potential consequences, some of which are not reasonably foreseeable, the ultimate impact of the Year 2000 on our operations could differ materially from our expectations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Year 2000."

WE RELY ON THE INTEGRITY AND SECURITY OF OUR SYSTEMS

         Our customer satisfaction and our business could be harmed if we or our customers experience any system delays, failures or loss of data. We currently intend to initially process substantially all our customer transactions and data at our facilities in Cambridge, Massachusetts. Although we will have safeguards for emergencies, the occurrence of a catastrophic event or other system failure at our facilities could interrupt our operations or result in the loss of stored data. In addition, we depend on the efficient operation of Internet connections from customers to our systems. These connections, in turn, depend on the efficient operation of Web browsers, Internet service providers and Internet backbone service providers. In the past, Internet users have occasionally experienced difficulties with Internet and online services due to system failures. Any disruption in Internet access provided by third parties could have a material adverse effect on our business, results of operations and financial condition. Furthermore, we are dependent on hardware suppliers for prompt delivery, installation and service of equipment used to deliver our services.

         Despite the implementation of security measures, our infrastructure may be vulnerable to damage from physical break-ins, computer viruses, programming errors, attacks by hackers or similar disruptive problems. A material security breach could damage our reputation or result in liability to us. We retain confidential customer and patient information in our processing center. An experienced computer user who is able to access our computer systems could gain access to confidential patient and company information. Furthermore, we may not have a timely remedy to secure our system against any hacker who has been able to penetrate our system. Therefore, it is critical that our facilities and infrastructure remain and are perceived by the marketplace to be secure. The occurrence of any of these events could result in the interruption, delay or cessation of service, which could have a material adverse effect on our business, results of operations and financial condition.

         A significant barrier to electronic commerce and communications are the issues presented by the secure transmission of confidential information over public networks. We rely on encryption and authentication technology licensed from third parties to secure Internet transmission of and access to confidential information. There can be no assurance that advances in computer capabilities, new discoveries in the field of cryptography, or other events or developments will not result in a compromise or breach of the methods we use to protect customer transaction data. A party who is able to circumvent our security measures could misappropriate or alter proprietary information or cause interruptions in our operations. If any such compromise of our security or misappropriation of proprietary information were to occur, it could have a material adverse effect on our business, financial condition, and results of operations. We may be required to expend significant capital and other resources to protect against such security breaches or to alleviate problems caused by security breaches. We may also be required to spend significant resources and encounter significant delays in upgrading our systems to incorporate more advanced encryption and authentication technology as it becomes available. Concerns over the security of the Internet and other online transactions and the privacy of users may also inhibit the growth of the Internet and other online services generally, and our services in particular, especially as a means of conducting commercial and/or healthcare-related transactions. There can be no assurance that our security measures will prevent security breaches or that failure to prevent such security breaches will not have a material adverse effect on our business, prospects, financial condition, and results of operations.

         Our operations are dependent on the development and maintenance of software. Although we intend to use all necessary means to ensure the efficient and effective development and maintenance of software, both activities are extremely complex and thus frequently characterized by unexpected problems and delays.

WE WILL NEED TO EXPAND OUR MANAGEMENT INFORMATION SYSTEMS AND PERSONNEL TO MEET THE INCREASED DEMANDS OF OUR BUSINESS

         Although our existing management information systems are sufficient to meet our current needs, we intend to acquire new systems to meet the requirements of our expanded operations. These systems need, among other requirements, to capture complex information. There can be no assurance that these new management information systems, when installed, will be sufficient to meet our needs. In addition, we may experience interruptions of service when we transition from our existing systems to new ones.

GOVERNMENT REGULATION OF THE INTERNET OR HEALTHCARE E-COMMERCE SERVICES COULD ADVERSELY AFFECT OUR BUSINESS

         Our services may be subject to extensive and frequently changing regulation at federal, state and local levels. The Internet and its associated technologies are also subject to government regulation. Many existing laws and regulations, when enacted, did not anticipate the methods of healthcare e-commerce we are developing. We believe, however, that these laws and regulations may nonetheless be applied to our healthcare e-commerce business. Accordingly, our healthcare e-commerce business may be affected by current regulations as well as future regulations specifically targeted to this new segment of the healthcare industry.

         We expect to conduct our healthcare e-commerce business in substantial compliance with all material federal, state and local laws and regulations governing our operations. However, the impact of regulatory developments in the healthcare industry is complex and difficult to predict, and there can be no assurance that we will not be materially adversely affected by existing or new regulatory requirements or interpretations. It is also possible that such requirements or interpretations could limit the effectiveness of the use of the Internet for the methods of healthcare e-commerce we are developing or even prohibit the sale of one or more of our services. Application of any such regulations or requirements to our business could have a material adverse effect on our business, financial condition or results of operations. See "Business -- Government Regulation."

CHANGES IN THE REGULATORY AND ECONOMIC ENVIRONMENT AND CONSOLIDATION IN THE HEALTHCARE INDUSTRY COULD ADVERSELY AFFECT OUR BUSINESS

         The healthcare industry is highly regulated and is subject to changing political, economic and regulatory influences. These factors affect the purchasing practices and operation of healthcare organizations. Changes in current healthcare financing and reimbursement systems could cause us to make unplanned enhancements of applications or services, or result in delays or cancellations of orders or in the revocation of endorsement of our services by healthcare participants. Federal and state legislatures have periodically considered programs to reform or amend the U.S. healthcare system at both the federal and state level. These programs may contain proposals to increase governmental involvement in healthcare, lower reimbursement rates or otherwise change the environment in which healthcare industry participants operate. Healthcare industry participants may respond by reducing their investments or postponing investment decisions, including investments in our services. We do not know what effect any of these proposals would have on our business.

         Many healthcare industry participants are consolidating to create integrated healthcare delivery systems with greater market power. As the healthcare industry consolidates, competition to provide products and services to industry participants will become more intense and the importance of establishing a relationship with each industry participant will become greater. These industry participants may try to use their market power to negotiate price reductions for our products and services. If we were forced to reduce our prices, our operating results could suffer if we cannot achieve corresponding reductions in our expenses.

OUR COMPANY WILL BE CONTROLLED BY SYNETIC

         Immediately prior to the offering, Synetic was the indirect owner of 80.1% of our outstanding common stock. Upon completion of the offering, Synetic
will own approximately   % of our outstanding common stock and will therefore
retain effective control of our company and will be able to control the vote on matters submitted to our stockholders and will also be able to elect all of our directors. In addition, certain directors or officers of Synetic are also directors or officers of our company and may have conflicts of interest with respect to certain transactions that may affect our company, such as transactions involving business dealings between our company and Synetic, acquisition opportunities, the issuance of additional shares of our common stock and other matters involving conflicts which cannot now be foreseen. Officers and directors of our company also beneficially own and have been granted options to purchase shares of Synetic common stock.

         The level of ownership of our outstanding common stock by Synetic may have the effect of discouraging or making more difficult, absent the support of Synetic, a proxy contest, a merger involving our company, a tender offer, an open-market purchase program or other purchases of our common stock that could give our stockholders the opportunity to realize a premium over the then-prevailing market price of their shares of common stock. See "Risk
Factors -- Litigation by Merck & Co., Inc. and Merck-Medco Managed Care, L.L.C. against our company" and "Transactions and Relationships with Principal Stockholders."

WE MAY NEED TO OBTAIN FUTURE CAPITAL

         We expect that the money generated from this offering, combined with our current cash resources, will be sufficient to meet our requirements for approximately 18 months. However, we may need to raise additional financing to support expansion, develop new or enhanced applications and services, respond to competitive pressures, acquire complementary businesses or technologies or take advantage of unanticipated opportunities. We may need to raise additional funds by selling debt or equity securities, by entering into strategic relationships or through other arrangements. However, there can be no assurance that we will be able to raise any additional amounts on reasonable terms, or at all, when they are needed.

FUTURE SALES OF SHARES OF OUR COMMON STOCK COULD AFFECT OUR STOCK PRICE

         The market price for our common stock could fall dramatically if our stockholders sell large amounts of our common stock in the public market following this offering. These sales, or the possibility that these sales may occur, could make it more difficult for us to sell equity or equity-related securities in the future. The number of shares of common stock available for sale in the public market is limited by restrictions under federal securities law and by certain "lock-up" agreements that we, Synetic and Cerner have entered into with the underwriters. The lock-up agreements restrict us, Synetic and
Cerner from selling any of their shares for a period of   days after the date of
this prospectus without the prior written consent of Merrill Lynch. Merrill Lynch may, however, in its sole discretion and without notice, release all or any portion of the shares from the restrictions in the lock-up agreements.

         After this offering, we will have outstanding   shares of common stock,
assuming no exercise of the Underwriters' overallotment option and no exercise
of outstanding options or warrants. On the date of this prospectus the    shares
sold to the public in this offering will be eligible for public resale. Beginning days after the date of this prospectus, the 16,020,000 shares of our common stock currently owned by Synetic will become eligible for public resale. On or after the date 180 days after the occurrence of our initial public offering, THINC can exercise its warrant to purchase up to 1,298,917 shares of our common stock. THINC may exercise demand registration rights requiring us to register for sale any shares granted pursuant to the exercise of its option beginning any time after January 1, 2001. Cerner may exercise its related warrant, if THINC exercises its warrant, to purchase up to 258,484 additional shares of our common stock. All shares of our common stock held by Cerner,
including the 3,980,000 shares currently held and the additional    shares
purchased by Cerner from us in this offering, are subject to an additional lock-up entered into by Cerner with us that restrict Cerner from selling any of their shares prior to January 2, 2001, subject to certain exceptions. In addition, we will issue to Cerner approximately 801,000 shares of our common stock on or after February 15, 2001 at a price of $.01 per share if we realize specified levels of physician usage of our services.

         Any shares that may be purchased in this offering by our "affiliates," as defined in Rule 144 of the Securities Act, will be subject to the volume and other selling limitations under Rule 144 of the Securities Act. All of the
shares eligible for sale at the    th day after the date of this prospectus or
afterward will be subject initially to certain volume and other limitations under Rule 144 of the Securities Act.

         On or prior to the    th day following the date of this prospectus, we
intend to register for resale an    additional shares of common stock reserved
for issuance under our employee stock plans based upon the number of shares reserved for issuance as of the date of the offering. In addition, the holders
of approximately     shares of our common stock have the right to require us to register their shares for sale to the public. If these holders cause a large number of shares to be registered and sold in the public market, our stock price could fall materially. See "Shares Eligible for Future Sale."

THERE HAS BEEN NO PUBLIC MARKET FOR OUR COMMON STOCK

         Prior to this offering, there has been no public market for our common stock. We intend to file an application to list the common stock for trading on the Nasdaq National Market System. We do not know the extent to which investor interest in our company will lead to the development of a trading market for the common stock or how the common stock will trade in the future. Our company and the underwriters will negotiate to determine the initial public offering price. You may not be able to resell your shares at or above the initial public offering price due to a number of factors, including:

         o actual or anticipated quarterly variations in our operating results,

         o changes in expectations as to our future financial performance or changes in financial estimates, if any, of securities analysts,

         o announcements of new products or services or technological innovations,

         o        announcements relating to strategic relationships,

         o        customer relationship developments,

         o conditions generally affecting the Internet or healthcare industries,

         o        success of our operating strategy,

         o competition from healthcare information software vendors, healthcare electronic data interchange companies, nationwide and regional providers of information technology consulting services and new technology, and

         o the operating and stock price performance of other comparable companies.

THE PRICE FOR OUR COMMON STOCK MAY BE VOLATILE

         The stock market recently has experienced significant volatility that often has been unrelated or disproportionate to the operating performance of particular companies. These broad market and industry fluctuations may adversely affect the trading price of our common stock, regardless of our actual operating performance.

YOU WILL SUFFER SUBSTANTIAL DILUTION AND OUR CURRENT STOCKHOLDERS WILL BENEFIT FROM THIS OFFERING

         New investors in this offering will experience an immediate and
substantial dilution of $   per share, assuming an initial public offering price
of $    per share. This offering will also create a public market for the resale of shares held by existing investors, and substantially increase the market value of those shares. In addition, the issuance by our company of additional securities, including common stock or securities convertible into common stock, the exercise of warrants currently held by Cerner and THINC, or the exercise of employee stock options, could result in substantial dilution of the percentage ownership of our stockholders at the time of any such issuance and substantial dilution of our company's earnings per share. See "Dilution."

                                 USE OF PROCEEDS

         We estimate the net proceeds from the sale of    shares of common stock
in this offering will be approximately $    million based on an assumed initial
public offering price of $    per share (approximately $    million if the
underwriters' over-allotment option is exercised in full). We currently intend to use the net proceeds for working capital, including financing the cost of product development and deployment, increased sales and marketing activities, and for general corporate purposes. We may use a portion of the net proceeds to fund, acquire or invest in complementary businesses or technologies, although we have no present commitments with respect to any acquisition or investment.

         Pending use of the net proceeds of the offering, we intend to invest such proceeds in U.S. government or investment-grade marketable securities.


                                 DIVIDEND POLICY

         We currently intend to retain any earnings to finance the development and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future. Any declaration and payment of dividends would be subject to the discretion of our Board of Directors. Any future determination to pay dividends will depend on our results of operations, financial condition, capital requirements, contractual restrictions and other factors deemed relevant at the time by the Board of Directors.

                                 CAPITALIZATION

         The following table sets forth as of December 31, 1998 the actual capitalization of our company and the as adjusted capitalization of our company after giving effect to the 16.02-for-1 stock split, the receipt of $10 million in respect of a stock subscription receivable, the receipt of the estimated net proceeds from the sale of the shares of common stock offered to the public hereby at the assumed initial public offering price of $ per share, after deducting underwriting discounts and commissions and the estimated offering expenses, and the concurrent sale by us of shares of common stock Cerner has agreed to purchase directly from us in connection with this offering.


                                                                                     December 31, 1998
                                                                                      (in thousands)
                                                                                        (unaudited)
                                                                                  Actual           As Adjusted
                                                                                  ------           -----------
Cash and cash equivalents..............................................     $             635   $
                                                                            =================   ================
Stockholder's equity:
    Common stock, $.01 par value, 100,000,000 shares authorized;
    16,020,000 shares issued and outstanding(1)........................                   160
    Paid-in capital....................................................                84,330
    Stock subscription receivable......................................               (10,000)
    Accumulated deficit................................................               (61,498)
                                                                            -----------------
    Total stockholder's equity.........................................                12,992
                                                                            -----------------
Total capitalization...................................................     $          12,992   $
                                                                            =================   ================
--------------------

(1)      Excludes         shares of common stock which may be issued upon the exercise of options outstanding on the
         date of this prospectus granted pursuant to our employee stock option plan and an additional         shares
         of common stock reserved for issuance pursuant to this plan.  The weighted average exercise price of all options outstanding on the date of this prospectus is the initial public offering price per share.  Also excludes an aggregate of 1,557,401 shares of common stock which may be issued from time to time upon the exercise of the THINC and Cerner warrants and 801,000 shares of common stock which will be issued on or after February 15, 2001 to Cerner at a price of $.01 per share if we realize a specified level of physician usage of our services.  See "Management," "Security Ownership of Management," and "Transactions
         and Relationships with Principal Stockholders".

                                    DILUTION

         As of December 31, 1998, our net tangible book value was $2,638,000 or $.13 per share on a pro forma basis after giving effect to the issuance of 3,980,000 shares of our common stock to Cerner in January 1999. After giving
effect to the sale of    shares offered to the public hereby at an assumed
initial public offering price of $    per share, after deducting the
underwriting discount and estimated offering expenses, and giving effect to the
concurrent sale by us of    shares of common stock to Cerner, our pro forma as
adjusted net tangible book value as of December 31, 1998 would have been
approximately $     or $     per share.  This represents an immediate increase
in net tangible book value of $    per share to the existing stockholders and an
immediate dilution of $     per share to new investors. The following table
illustrates this per share dilution.


                                                                                       Per Share
Initial public offering price per share................................                            $
      Pro forma net tangible book value before the offering (1)........            $
      Increase attributable to new investors...........................            $
Pro forma net tangible book value after the offering...................                            $
Dilution per share to new investors (2)................................                            $

(1)  Net tangible book value (tangible assets less total liabilities) of our company divided by the number of shares of common stock outstanding as of December 31, 1998 on a pro forma basis after giving effect to the issuance of 3,980,000 shares of our common stock to Cerner in January 1999.
(2)  If the underwriters' over-allotment option is exercised in full, the dilution per share to new investors
     will be $      per share.

         The following table summarizes, on the pro forma basis set forth above, as of December 31, 1998, the relative investment of the existing stockholders and new investors.

                                                                             Total Cash
                                           Shares Purchased                 Consideration              Average
                                         ----------------------         ------------------------      Price per
                                         Number         Percent         Amount           Percent        Share
                                         ------         -------         ------           -------        -----
Existing Stockholders...............                                                                      $
New Investors.......................     ______          _____          _______           _____
         Total......................                     100.0%                           100.0%          $


         The above computations do not include shares of common stock which may be issued upon the exercise of options outstanding on the date of this prospectus granted pursuant to our employee stock option plan and additional shares of common stock reserved for issuance pursuant to this plan. We expect to grant to certain of our employees, effective as of the date of this prospectus, options to purchase an aggregate of approximately of these shares at an exercise price equal to the initial public offering price per share. See "Management." These computations also do not include 1,557,401 shares of common stock that may be issued from time to time upon the exercise of the warrants held by THINC and Cerner and 801,000 shares of common stock which may be issued on or after February 15, 2001 to Cerner at a price of $.01 per share if our business realizes certain performance levels.

               SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA
                        (In thousands, except share data)

         The selected financial data set forth below as of June 30, 1997 and June 30, 1998 and for the period from Inception (December 24, 1996) through June 30, 1997 and for the year ended June 30, 1998 have been derived from our Consolidated Financial Statements included elsewhere in this prospectus. The selected financial data as of December 31, 1998 and for the six-month periods ended December 31, 1997 and 1998 are derived from our unaudited consolidated financial statements which, in the opinion of our management, include all normal and recurring adjustments necessary to present fairly the financial position and the results of operations of our company for those periods. The operating results for the six months ended December 31, 1998 are not necessarily indicative of the operating results to be expected for the full year. The selected consolidated financial data presented below should be read in conjunction with the consolidated financial statements and notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations," included elsewhere in this prospectus.


                                                         Period from
                                                          Inception
                                                        (December 24,          Year              Six Months Ended
                                                        1996) Through          Ended               December 31,
                                                           June 30,           June 30,       ------------------------
                                                             1997              1998              1997         1998
                                                     -------------------- ----------------   ------------ ------------
                                                                                                     (unaudited)
Consolidated Statement of Operations Data:
Costs and expenses:
  Research and development.......................        $   7,652         $   4,762         $   2,546    $   5,999(1)
  Sales and marketing............................            1,150             1,733               850          919
  General and administrative.....................            1,379             3,887             1,639        1,979
  Other income, net..............................               (9)              (47)                -          (91)
 Acquired in-process research and development....           32,185(2)              -                 -            -
                                                         ---------         ---------         ---------    ---------
Net loss.........................................        $ (42,357)        $ (10,335)        $  (5,035)   $  (8,806)
                                                         =========         =========         =========    =========
Basic and diluted net loss per share.............        $   (2.64)        $    (.65)        $    (.31)   $    (.55)
                                                         =========         =========         =========    =========

                                                       June 30, 1997      June 30, 1998          December 31, 1998
                                                   -------------------- ----------------     ------------------------
                                                                                                    (unaudited)
Consolidated Balance Sheet Data:
Working (deficit) capital .......................        $  (1,592)        $     775                 $   1,424
Total assets.....................................            3,476            10,833                    15,840
Stockholder's equity.............................            1,566             7,798                    12,992

---------------------------

(1)      As a result of obtaining a license to the Cerner Technology, certain software that we previously capitalized became duplicative. Consequently, approximately $2,381 of capitalized software costs was written off and included in expenses.
(2)      Represents a non-recurring charge related to the write-off of acquired in-process research and development costs in conjunction with the purchase of Avicenna Systems Corporation and CareAgents, Inc.
(3)      Based on 16,020,000 shares of common stock outstanding on December 31, 1998. See note (1) to our financial statements for an explanation of the determination of the number of shares used to compute basic and diluted net loss per share.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS


         The following discussion should be read in conjunction with our financial statements and notes thereto. The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in forward-looking statements. See "Risk Factors."

Overview

         Our products and services are still under development and no revenues have been generated from the sale of these products and services. Additionally, the market for our products and services is unproven. These factors make it difficult to evaluate our business and prospects. We have incurred substantial operating losses since our inception and there can be no assurance that we will generate significant revenues or profitability in the future. We intend to significantly increase our expenditures primarily in the areas of development, sales and marketing, data center operations and customer support. As a result, we expect to incur substantial operating losses for at least the next two fiscal years.

         We expect to generate a significant portion of our revenue from payers and suppliers who are expected to pay initial set-up and ongoing maintenance fees associated with organizing, loading and maintaining their content, transaction fees for the transmission of payer content to physicians and transaction fees for lab orders/results and prescription routing. The number of these customers may be relatively small. We believe that management has a unique understanding of the economic leverage inherent in facilitating the automation of certain clinical, administrative and financial processes. Accordingly, the company will contract with payers and other suppliers to guarantee system performance so that we will have the opportunity to earn in relation to the value created. We also expect to generate revenue from physicians who are expected to pay a monthly fee for access to a range of our services.

         On December 24, 1996, Synetic acquired Avicenna Systems Corporation, a privately held company that marketed and built Intranets for managed healthcare plans, integrated healthcare delivery systems and hospitals. The acquisition of Avicenna marked the Inception of Synetic's healthcare communications business. On January 23, 1997 Synetic acquired CareAgents, Inc., a privately held company engaged in developing Internet-based clinical commerce applications. On November 24, 1998, Synetic formed CareInsite, Inc. (formerly Synetic Healthcare Communications, Inc.). On January 2, 1999, Synetic contributed the stock of CareAgents to Avicenna. Concurrently, Avicenna contributed the stock of CareAgents and substantially all of Avicenna's other assets and liabilities to our company (the "Formation"). Synetic continues to hold its interest in our company through Avicenna. Synetic also agreed to contribute $10,000,000 in cash to our company. The Formation has been accounted for using the carryover basis of accounting and our company's financial statements include the accounts and operations of Avicenna and CareAgents for all periods presented from the date each entity was acquired. In October, 1998, we entered into agreements in principle with two strategic partners, THINC and Cerner. Definitive agreements with THINC and Cerner were entered into in January 1999.

Results of Operations

Six Months Ended December 31, 1998 Compared to Six Months Ended December 31,
1997

         Research and development expenses consisted primarily of employee compensation, the cost of consultants and other direct expenses incurred in the development of our product. These expenses were $5,999,000 for the six months ended December 31, 1998 and $2,546,000 for the six months ended December 31 1997. Research and development expenses for the six months ended December 31, 1998 include a $2,381,000 write-off of capitalized software costs relating to components of our existing software which were duplicative with the functionality obtained through the license of the Cerner Technology. Excluding this write-off of capitalized software, total expenditures for research and development, including amounts capitalized, were $11,381,000 for the six months ended December 31, 1998 and $3,578,000 for the six months ended December

31, 1997. The increase in total expenditures was related to the purchase of third party licenses, as well as increases in development personnel and outside consultants. Of the total expenditures, $7,763,000 was capitalized during the six months ended December 31, 1998 and $1,032,000 was capitalized during the six months ended December 31, 1997. Our policy is to capitalize software development costs once technological feasibility has been established.

         Sales and marketing expenses consist primarily of salaries and benefits, travel for sales, marketing and business development personnel, and promotion related expenses such as advertising, marketing materials, and trade shows. Sales and marketing expenses were $919,000 for the six months ended December 31, 1998 and $850,000 for the six months ended December 31, 1997. The increase reflects the addition of payer oriented marketing staff partially offset by the elimination of the remaining advertising and Intranet sales and marketing personnel. Included in sales and marketing expenses are charges from Synetic of $306,000 for the six months ended December 31, 1998 and $290,000 for the six months ended December 31, 1997. These charges represent an allocation of compensation costs for personnel who devote a majority of their time to our company, and primarily relate to business development and marketing support services.

         General and administrative expenses consist primarily of compensation for legal, finance, management and administrative personnel. General and administrative expenses were $1,979,000 for the six months ended December 31, 1998 and $1,639,000 for the six months ended December 31, 1997. The increase in general and administrative expenses of $340,000 resulted primarily from increased costs associated with supporting the growth in our research and development efforts. Included in general and administrative expenses are charges from Synetic of $169,000 for the six months ended December 31, 1998 and $56,000 for the six months ended December 31, 1997. These charges represent an allocation of compensation costs for personnel who devote a majority of their time to our company, and primarily relate to administrative and legal services. The increase in these allocated expenses is due to increased staffing to support our business. We expect to hire additional personnel and incur additional costs related to becoming a public company. Accordingly, we intend to increase the absolute dollar level of general and administrative expenses in future periods.

Year Ended June 30, 1998 Compared to Period from Inception (December 24, 1996) through June 30, 1997

         Research and development expenses were $4,762,000 for the year ended June 30, 1998 and $7,652,000 and for the period from Inception (December 24,
1996) through June 30, 1997. Total expenditures for research and development, including amounts capitalized, were $9,386,000 for the year ended June 30, 1998 and $8,000,000 and for the period from Inception (December 24, 1996) through June 30, 1997. The increase in total expenditures was primarily due to the longer fiscal period and a significant increase in research and development personnel. This increase was partially offset by the write-off of $5,228,000 in costs associated with the acquisitions of rights to certain intellectual property and software technologies in the period from Inception (December 24, 1996) through June 30, 1997, for which there was no comparable write-off for the year ended June 30, 1998. Of the total expenditures, $4,624,000 were capitalized for the year ended June 30, 1998 and $348,000 were capitalized for the period from Inception (December 24, 1996) through June 30, 1997.

         Sales and marketing expenses were $1,733,000 for the year ended June 30, 1998 and $1,150,000 for the period from Inception (December 24, 1996) through June 30, 1997. The increase reflects the impact of the longer fiscal period partially offset by a reduction in advertising and Intranet sales and marketing personnel. This reduction is reflective of our change in the business model from the development of Intranets (and the generation of advertising revenue from pharmaceutical and medical device manufacturers who advertise on these Intranets) to our focus on clinical e-commerce. Included in sales and marketing expenses are charges from Synetic of $575,000 for the year ended June 30, 1998 and $206,000 for the period from Inception (December 24, 1996) through June 30, 1997. These charges represent an allocation of compensation costs for personnel who devote a majority of their time to our company, and primarily relate to business development and marketing support services. The increase in these allocated expenses is primarily due to the longer fiscal period and to a lesser extent, increased staffing to support our business.

         General and administrative expenses were $3,887,000 for the year ended June 30, 1998 and $1,379,000 for the period from Inception (December 24, 1996) through June 30, 1997, respectively. The increase in general and administrative expenses of $2,508,000 resulted primarily from the longer fiscal period and increased occupancy costs. Included in general and administrative expenses are charges from Synetic of $261,000 for the year ended June 30, 1998 and $24,000 and for the period from Inception (December 24, 1996) through June 30, 1997. These charges represent an allocation of compensation costs for personnel who devote a majority of their time to our company, and primarily relate to administrative and legal services. The increase in these allocated expenses is primarily due to the longer fiscal period and to a lesser extent, increased staffing to support our business.

         Purchased research and development and other for the period from Inception (December 24, 1996) through June 30, 1997 was $32,185,000. This relates to the write-off of the portion of the purchase price allocated to acquired in-process research and development for the Avicenna and Care Agents acquisitions.

Acquired In-Process Research and Development

         In connection with the acquisitions of Avicenna and CareAgents, we allocated a portion of each purchase price to acquired in-process research and development. These amounts have been expensed on the respective acquisition dates as the in-process research and development had not reached technological feasibility and had no alternative future use. A description of the acquired in-process research and development and the estimates made by us is set forth below.

         Avicenna. The amount allocated to acquired in-process research and development of $28,600,000 was determined based on an income approach valuation methodology. Avicenna's business plan was to design and market Intranets to provider organizations to provide communication and reference capabilities to these organizations. Doctors in these organizations would communicate via e-mail and forum groups with centralized medical reference information with the objective of reducing costs in a managed care environment. The fundamental technology plan was to develop a client/server based application to allow hospital affiliated doctors to access a local Intranet that housed medical reference information, in-house policies and procedures, and communication among the various parties. This required development of electronic search, medical reference material storage and communication capabilities such as forums and e-mail. The revenue model had been, prior to acquisition, primarily one based on pharmaceutical and medical device manufacturer's advertising fees on these Intranets. Avicenna also envisioned creating a search capability that would allow doctors to quickly access relevant reference information on a variety of medical topics from databases that were licensed to Avicenna. These databases would be customized in format by Avicenna.

         As of the acquisition date, Avicenna was in the early stages of its development and the systems under development had not yet reached technological feasibility. There was a working public Intranet site and they had begun to implement the search techniques. Their primary mechanism to allow users to search their Intranet sites and access content provided by hospitals, advertisers, and others was to develop a method of customizing that content via a software utility known as "Framework." Framework was in the initial stage of development with the substantive system design, coding, and testing work remained incomplete. Framework was the fundamental piece of code that would enable users to be able to both search and reference the content contained on an Avicenna Intranet and thereby realize their business model.

         As of the December 24, 1996 acquisition date, Avicenna had incurred approximately $1,238,000 in research and development costs to develop the technology to its status described above. Significant costs remained to complete the technological capabilities of its product line and then migrate those capabilities to the business model envisioned by Synetic encompassing not only providers but also payers, suppliers, and patients.

         CareAgents. Given the small size of the workforce and the lack of any substantive tangible assets, the entire purchase price of $3,585,000 was assigned to acquired in-process research and development based on an income approach valuation methodology.

         CareAgents' business plan was to design and market Internet based clinical commerce applications that allowed the various healthcare participants to exchange information and conduct basic medical transactions with each other. Participants included patients, providers, and suppliers. The fundamental technology plan was to create an Internet and standards based connection between the participants and then provide specific transaction capabilities using both internally and externally developed application software.

         CareAgents' technology was in the very early stages of development with basic user requirements, a business plan, preliminary system architecture with process flow diagrams and prototyping efforts comprising the work completed to date. Substantial costs remained to mature the technology to the point of technological feasibility and then complete for first product deployment. No work had been completed on a detailed engineering design or on building or testing any substantive code.

Liquidity and Capital Resources

         Our operations since Inception (December 24, 1996) have been funded through capital contributions from Synetic. As of December 31, 1998, we had $635,000 of cash and cash equivalents.

         Cash used in operating activities was $5,822,000 for the six months ended December 31, 1998, $9,052,000 for the year ended June 30, 1998 and $5,011,000 for the period from Inception (December 24, 1996) through June 30, 1997. The cash used during this period was primarily attributable to the losses associated with the development of our business activities.

         Cash used in investing activities was $7,858,000 for the six months ended December 31, 1998, $6,721,000 for the year ended June 30, 1998 and $1,371,000 for the period from Inception (December 24, 1996) through June 30, 1997 and related to capital expenditures.

         Cash provided by financing activities was $14,000,000 for the six months ended December 31, 1998, $15,842,000 for the year ended June 30, 1998 and $6,628,000 for the period from Inception (December 24, 1996) through June 30, 1997. Such amounts represent capital contributions made by Synetic.

         In addition, pursuant to our strategic relationship with THINC, we have committed to extend up to $3,500,000 in senior loans to THINC. See "Transactions and Relationships with Principal Stockholders."

         We currently anticipate that the net proceeds from the offering, together with our available cash resources will be sufficient to meet our presently anticipated working capital, capital expenditure and business expansion requirements for approximately the next 18 months. There can be no assurance we will not require additional capital prior to the expiration of an 18 month period. Even if such additional funds are not required, we may seek additional equity or debt financing. We cannot assure you that such financing will be available on acceptable terms, if at all, or that such financing will not be dilutive to our stockholders.

Year 2000

         Many currently installed computer systems and software products are coded to accept or recognize only two digit entries for the year in the date code field. These systems and software products will need to accept four digit year entries to distinguish 21st century dates from 20th century dates. As a result, computer systems and/or software used by many companies and governmental agencies may need to be upgraded to comply with such Year 2000 requirements or risk system failure or miscalculations causing disruptions of normal business activities.

         State of Readiness. We have made a preliminary assessment of the Year 2000 readiness of our information technology ("IT") systems, including the hardware and software that enable us to develop and deliver its healthcare e-commerce products as well as its non-IT systems. Our assessment plan consists of (i) quality assurance testing of its internally developed proprietary software; (ii) contacting third-party vendors and licensors of material hardware, software and services that are both directly and indirectly related to developing our healthcare e-commerce network; (iii) contacting vendors of material non-IT systems; (iv) assessment of repair or replacement requirements;
(v) repair or replacement; (vi) implementation. We have been informed by our vendors of material hardware and software components of our IT systems that the products used by us are currently Year 2000 compliant. We have also been informed by our non-IT system vendors that the products used by us are currently Year 2000 compliant.

         Costs. To date, we have not incurred any material expenditures in connection with identifying or evaluating Year 2000 compliance issues. Most of our expenses have related to, and are expected to continue to relate to, the operating costs associated with time spent developing a Year 2000 compliant healthcare e-commerce channel.

         We are not currently aware of any Year 2000 compliance problems relating to our information technology or non-information technology systems that we believe would have a material adverse effect on our business, financial condition and results of operations. There can be no assurance that we will not discover Year 2000 compliance problems that will require substantial revisions to our systems, products or services. In addition, there can be no assurance that third-party software, hardware or services incorporated into our material information technology and non- information technology systems will not need to be revised or replaced, all of which could be time consuming and expensive. Any failure to fix our information technology systems or to replace third-party software, hardware or services on a timely basis could result in lost revenues, increased operating costs, the loss of customers and other business interruptions, any of which could have a material adverse effect on our business, results of operations and financial condition.

         In addition, there can be no assurance that physicians, payers, suppliers, Internet access companies, third-party service providers, vendors, business partners and others outside our control will be Year 2000 compliant. The failure by such entities to be Year 2000 compliant could result in a systemic failure beyond our control, such as a prolonged Internet or communications failure, which could also prevent us from delivering our services to customers, decrease the use of the Internet or prevent users from accessing our service. Such a failure could have a material adverse effect on our business, results of operations and financial condition. Also, a general Year 2000 systemic failure could require healthcare companies to spend large amounts of money to correct any such failures, reducing the amount of money that might otherwise be available to be spent on services such as ours.

         As the Year 2000 issue has many elements and potential consequences, some of which are not reasonably foreseeable, the ultimate impact of the Year 2000 on our operations could differ materially from our expectations.

Recent Accounting Pronouncements

         In June 1997, the Financial Accounting Standards Board, or "FASB," issued Statement of Financial Accounting Standards, or "SFAS," No. 131, "Disclosures about Segments of an Enterprise and Related Information." We are required to adopt SFAS No. 131 for the year ending June 30, 1999. SFAS No. 131 requires disclosure of certain information regarding operating segments, products and services, geographic areas of operation and major customers. Adoption of SFAS No. 131 is expected to have no material impact on our financial condition or results of operations.

         In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." We are required to adopt SFAS No. 133 for the year ending June 30, 2000. SFAS No. 133 establishes methods of accounting for derivative financial instruments and hedging activities related to those instruments as well as other hedging activities. Because we currently hold no derivative financial instruments and do not currently engage in hedging activities, adoption of SFAS No. 133 is expected to have no material impact on our financial condition or results of operations.

         In March 1998, the American Institute of Certified Public Accountants issued Statement of Position, or "SOP," 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." SOP 98-1 requires that entities capitalize certain costs related to internal-use software once certain criteria have been met. We are required to implement SOP 98-1 for the year ending June 30, 2000. Adoption of SOP 98-1 is expected to have no material impact on our financial condition or results of operations.

         In April 1998, the American Institute of Certified Public Accountants issued Statement of Position, or "SOP" 98-5, "Reporting on the Costs of Start-Up Activities." SOP 98-5 requires that entities expense start-up costs as incurred. We are required to implement SOP 98-5 for the year ending June 30, 2000. Adoption of SOP 98-5 is expected to have no material impact on our financial condition or results of operations.

                                    BUSINESS

         We are developing and intend to provide an Internet-based healthcare electronic commerce network for interactive use by physicians, payers, suppliers and patients. We intend to market a comprehensive set of transaction, messaging and content services to physicians, to payers such as managed care organizations and pharmacy benefit managers, or PBMs, to suppliers such as pharmacies and clinical laboratories, and to patients. Physicians will be able to use a web browser to access relevant clinical, administrative and financial information of payers and suppliers through our CareInsite system to make more informed decisions at the point of care. We believe our integration of payer-specific rules and healthcare guidelines with patient-specific information at the point of care will improve the quality of patient care, lead to appropriate use of healthcare resources, gain compliance with benefit plan guidelines and control healthcare costs.

         We currently provide services to The Health Information Network Connection LLC ("THINC"), an entity founded in 1996 by several major managed care organizations in the New York metropolitan area to facilitate the confidential exchange of healthcare information. Under our agreement, we will manage THINC's operations and make a comprehensive suite of healthcare e-commerce services available to the New York metropolitan area's more than 40,000 physicians. We believe that our relationship with THINC in New York will serve as a springboard for launching our services on a national basis. As part of this relationship, we also acquired a 20% ownership interest in THINC.

         We have recently entered into a strategic relationship with Cerner Corporation, a publicly traded corporation that is a leading supplier of clinical and management information systems to more than 1,000 healthcare organizations worldwide. Through this relationship, we have a perpetual, royalty-free license to the clinical and administrative information technology contained in Cerner's Health Network Architecture (HNA), including their HNA Millennium Architecture (the "Cerner Technology"), for use in our CareInsite system. Cerner has agreed that CareInsite will be its exclusive vehicle for providing a full suite of healthcare e-commerce services that connect physicians' offices with managed care organizations, PBMs, clinical laboratories, pharmacies and other providers. Cerner has also agreed to market our services to its customers. In addition, Cerner has acquired a 19.9% interest in our company.

         We believe that our company has several advantages over our competition. We believe that:

o our integration of payer-specific benefit rules and healthcare guidelines with patient-specific information at the point of care provides a unique ability to control the costs and improve the quality of healthcare;

o our management's experience in clinical process automation, healthcare transaction processing and benefit management enables us to design and implement a healthcare e-commerce network that is responsive to the needs of physicians, payers, suppliers and patients; and

o our CareInsite system is being built with existing, well-proven software and system interfaces, including the Cerner Technology, that can be integrated with other healthcare information systems in an efficient and scalable manner.

Industry Background

          Healthcare expenditures in the United States totaled approximately $1.0 trillion in 1996, representing a 6.7% compound annual increase since 1990. Increases in healthcare costs have been driven principally by technological advances in the healthcare industry and by the aging of the population, as older Americans utilize more healthcare resources on a per capita basis. This increasing trend in aggregate healthcare costs is expected to continue.

         In the past 15 years, the U.S. healthcare industry has undergone significant changes. Among the most significant of these changes has been a shift away from fee-for-service indemnity plans into health maintenance organizations, or HMOs, and other managed healthcare benefit plans. These payers have used a variety of managed care techniques to control administrative costs including, but not limited to, lowering reimbursement rates, shifting costs from payers to patients, restricting coverage for services, limiting access to a select group of providers, negotiating discounts with healthcare providers, case management functions, and shifting the economic risk for the delivery of care to providers through alternative reimbursement models, such as capitation and risk pools. While these techniques have been initially helpful in controlling healthcare costs, we believe that these techniques have over time become less effective in reducing costs. Managed healthcare organizations today are experiencing rising healthcare costs and their ability to reduce patient care costs, which represent approximately 85% of annual healthcare costs in the United States, is limited.

         We believe that future healthcare cost management is increasingly dependent upon compliance with benefit plan guidelines designed to promote the appropriate use of healthcare resources and adherence to best clinical practices to improve the quality of care and control patient care costs. Payers are unlikely to gain compliance with these guidelines and practices without an efficient channel of communications to their affiliated physicians. Today, electronic communication among the physician, payer and supplier is typically limited to administrative transactions. These communications typically occur at specified times of day, usually several hours after medical care has been given or treatment has been prescribed. We believe that compliance with benefit guidelines can be better achieved through Internet-based healthcare e-commerce systems that enable real time communication at the point of care of clinical information as well as basic administrative and financial information.

         The dramatic growth of the Internet as an important new medium to collect and distribute information, communicate, interact and engage in commerce has emerged as a way to overcome the historical technical barriers for connecting the participants in the fragmented healthcare industry. These technical barriers are diminishing as:

o        universal, low-cost Internet access is replacing private networks;

o common navigation via browser technology is replacing proprietary desktop client software; and

o the Internet's open architecture is providing a solution for integrating existing computer systems.

         Factors Influencing Healthcare's Core Constituents

         We believe the healthcare industry's core constituents -- physician, payer, supplier and patient -- will benefit from timely access to patient-specific information and payer content, such as benefit rules and care guidelines, in order to reduce the complexity of administration, increase compliance with benefit plan guidelines, secure appropriate use of healthcare resources and improve the quality of patient care.

         Physicians. Physicians are confronted with a proliferation of health plans, each of which has complex clinical, administrative and financial rules and guidelines relating to matters such as eligibility for prescriptions, lab tests, referrals and follow-up visits, scope of coverage and co-payments. These complex rules and guidelines require administrative personnel to spend significant time navigating the cumbersome administrative procedures of a large number of health plans often after the medical care has been given or prescriptions or referrals have been written. This complexity has created demand for real-time information exchange across all patients and all payers to streamline cumbersome and time-consuming clinical and administrative processes.

         Payers. Payers, such as HMOs and PBMs, are finding less incremental value in the historical levers of managed care. In order to stem the unabated growth in healthcare costs, managed care plans must do more than automate the administrative and financial processes that govern the provision of services and the payment of claims. While administrative costs account for approximately 15% of annual healthcare expenditures, it is the cost of care itself, approximately 85% of annual healthcare expenditures, which primarily drives the growth in healthcare expenditures. We believe that compliance with benefit plan guidelines that promote more efficient use of healthcare resources and adherence to best practices will result in cost reductions and improvements in the quality of care. Payers are seeking an efficient channel to communicate their benefit plan rules and care guidelines to physicians at the point of care in order to realize savings.

         Suppliers. Pharmacies, clinical laboratories and other suppliers are being forced to become increasingly efficient in managing their business as managed care organizations have negotiated significant reductions in price and demanded measurable improvements in quality. Pharmacies continue to incur substantial inefficiencies in the process of managing orders with physicians and patients. As many as ten percent of the nation's 3 billion annual prescriptions require telephone intervention between the pharmacist and patient or physician. Fewer than 20% of laboratory orders and/or results in the ambulatory care environment are submitted or transmitted through electronic systems. Physicians have been slow to adopt these systems because they are proprietary in nature and are usually limited to results reporting. Consequently, clinical laboratories incur unnecessary administrative costs associated with processing and reporting orders and also incur significant losses related to tests for which reimbursement is not authorized.

         Patients. As the payer exerts increasing influence over plan design, service coverage, and provider access, patients are demanding ever more objective measures of quality and cost. This is evidenced by the unprecedented demand for healthcare information on the Internet, confirming both the absence of information from traditional sources, and desire for additional sources of objective, credible and trustworthy information.

Strategy

         Our objective is to provide an Internet-based healthcare e-commerce network for interactive use by physicians, payers, suppliers and patients in order to control healthcare costs and improve patient care. Our relationships with Cerner and THINC represent the initial execution of our strategy and enhance our ability to continue and expand upon this strategy. Our strategy includes the following elements.

         Provide transaction, messaging and content services responsive to the needs of physicians

         We intend to provide physicians with transaction, messaging and content services. These services are intended to complement the clinical work flows and existing computer systems which characterize the physician office environment. Our prescription, laboratory and managed care communication services respond to the physician's need to provide patient care consistent with payer guidelines. Specialized messaging services provide the office staff with alert and advisory applications which facilitate patient treatment compliance, prescription renewals and laboratory ordering results and automate time consuming paper and telephonic processes. Content services, in the form of indexed and searchable directories and databases, provide physicians with convenient access to payer-specific information and general medical reference material. Together, these services provide much needed context for informed decision making.

         Our services are designed to work for all payers and suppliers, since physician adoption requires services which work for virtually all patients. Our strategy, by definition, is to remain "content-neutral." In other words, we do not create our own content for physicians- this is the role of our payers and suppliers. Rather, we contract with payers and suppliers to transmit their content in the form of clinical, administrative and financial guidelines over our network and display these rules, in the form of alerts, advisories and annotations to the physician at the point of care.

         As part of our relationship with THINC, we intend to deploy on behalf of THINC and offer to the New York Metropolitan area's 40,000 physicians, a comprehensive suite of transaction, messaging and content services. As a result of this relationship, physicians will have the ability to conduct nine different prescription, laboratory and managed care transaction services that we believe will simplify and automate their interaction with area health plans.

         Contract with key payers and suppliers to make patient-specific rules available to physicians

         Our marketing strategy is to contract with the managed care organizations, PBMs, pharmacies and clinical laboratories who benefit from the automation of specific clinical, administrative or financial processes. Payers define the rules that govern the course of care available to patients, and contract with physicians and suppliers to meet

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specific cost and quality standards. Suppliers respond to physician orders, dispensing prescriptions and conducting laboratory tests. By integrating patient-specific information with benefit plan and supplier specific rules through our CareInsite system at the point of care, we believe these institutions will realize administrative and medical resource savings, improved patient care and more appropriate resource utilization.

         We have contracted with each of Empire Blue Cross and Blue Shield, Group Health Incorporated ("GHI"), and HIP, the payer participants in THINC, to provide our prescription and laboratory communication services. We are engaged in discussions with other leading payers and suppliers in the New York metropolitan area with respect to these services. See "Transactions and Relationships with Principal Stockholders -- Certain Agreements -- THINC."

         Build and deploy the CareInsite system

         Our technology strategy is focused upon building and deploying the CareInsite system, which permits the integration of patient-specific information with payer- and other supplier-specific guidelines. The CareInsite system is intended to:

o host or connect to multiple payer- or supplier-specific guidelines, such as procedure level eligibility, benefit plan coverage, formularies and order sets;

o host or connect to patient-specific profiles, such as lab results or medication histories;

o analyze an incoming request or order versus payer- or supplier-specific guidelines;

o transmit payer- or supplier-specific annotations, alerts and advisories when the orders or requests are at variance with guidelines; and

o transmit payer- or supplier-specific content and messages to authorized healthcare participants.

         We believe our perpetual, royalty-free license to the Cerner Technology will allow us to accelerate the building and deployment of our CareInsite system. This technology is central to the CareInsite system's ability to register and identify patients, house patient-specific information, analyze requests, and communicate payer rules in the form of alerts, advisories and annotation messages.

         Maximize distribution to physicians with high transaction volumes

         Our distribution strategy is to target the high-volume physicians who account for the majority of transactions. We work closely with payers and suppliers to identify these physicians. In addition, we work closely with providers of desktop software to physicians. Our strategy is to complement, rather than compete with, vendors who market and provide software and network services to physicians. We intend to contract with these vendors, such as Cerner and THINC, to gain distribution of our services. We intend also to provide physicians with direct access to our networks, as well as indirect access via links from other web portals. Our primary sales vehicle is our direct sales force, which targets groups of physicians.

         As part of the THINC agreement, we are responsible for maximizing adoption of these services by the New York metropolitan area's 40,000 physicians. Each of THINC's founding payers is responsible for providing us with a list of target physicians, and taking appropriate steps to ensure that physicians understand and use the services. To maximize distribution, we have entered into a marketing agreement with Greater New York Hospital Association to market these services to its hospital members. We have entered into a distribution agreement with Cerner for integrating our services into Cerner's physician desktop software, and are pursuing discussions with other leading providers of physician desktop software.

         Pursue strategic relationships and acquisitions

         We intend to continue to pursue opportunistic strategic relationships, including customer/vendor agreements, joint ventures and acquisitions. We believe that making strategic acquisitions and developing

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


strategic industry relationships will enhance our ability to penetrate additional markets through new distribution channels and develop and provide additional services.

         Each of the THINC and Cerner arrangements evidence our intent to pursue strategic relationships, joint ventures, and partnerships to accelerate growth of our network and build substantial value for physicians, payers, and suppliers.

Company Services

         We intend to utilize the Internet to provide a broad array of browser initiated healthcare e-commerce solutions which facilitate the confidential, on-line exchange of healthcare information for all constituents in the healthcare industry. Our healthcare e-commerce services include the transaction, content and messaging services described below.

         Transaction Services. Our transaction services include prescription, laboratory and managed care communication services. Our prescription and laboratory communication services are focused upon assisting physicians to more efficiently support diagnoses and plan, prescribe and follow treatment, consistent with payer guidelines. Our managed care communication services will be focused upon automating the telephonic and paper processes physicians and payers conduct in order to verify coverage and reimbursement, process medical claims, and manage patient access to procedures and providers. We believe that significant market opportunities exist for these services given the size of such markets and the potential for improved efficiencies.

         Prescription Communication Services. Our prescription communication services are targeted to physicians, pharmacy benefit managers, pharmacies and payers. While communication of payer and PBM rules to the pharmacy at the point of dispensing through existing EDI networks has yielded substantial administrative savings, payers and PBMs need an efficient means to communicate their rules to physicians at the point of care in order to further control drug expenditures and improve the quality of care. We believe that payers and PBMs may realize significant savings through greater prescribing of generic drugs, increased use of preferred formulary drugs, and greater compliance with best clinical practices and treatment guidelines. Since no single payer or pharmacy benefit manager typically represents a majority of a physician's patients, these organizations need a common network to communicate with physicians.

         These services will provide physicians the ability to write prescriptions in the context of patient medication histories and payer clinical rules. As a result, they can improve patient care, reduce potentially harmful drug interactions, lessen the number of telephone calls from payers and pharmacies, and improve patient satisfaction. Payers and PBMs who use our services may gain the ability to communicate their patients' dispensed medication histories, drug utilization review results, formulary and treatment guidelines to the physician through the CareInsite system. As a result they may realize the savings and improvement in patient care that accompany compliance with their guidelines. Pharmacies may reduce administrative costs as prescriptions are clarified and corrected before they are submitted to the pharmacy for dispensing.

         Laboratory Communication Services. Our Laboratory Communications Services are targeted to physicians, payers and clinical laboratories. These services will facilitate the electronic transmission of laboratory orders and results between the physician and the clinical laboratory. This will enable the physician to order diagnostic tests online from the clinical laboratory within the context of a specific patient's lab coverage. In a managed care environment, payers are seeking to ensure quality of patient care and to minimize overall healthcare costs by eliminating unnecessary or redundant tests and establishing testing protocols. Similarly, clinical laboratories, managing deep discount and capitation contracts, are seeking to provide care as efficiently and appropriately as possible. These services will provide payers the ability to communicate payer-specific information and treatment guidelines which should lead to significant reductions in test costs. Clinical laboratories also are expected to gain the ability to obtain significant savings through process automation of the orders and results process. Moreover, they should be able to more effectively manage payer rules, minimize costs under capitation contracts and reduce the incidence of overdue payments and bad debt.


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         Managed Care Communication Services. Our managed care communication services are comprised of a comprehensive set of administrative and financial network services as described below, and are designed to gain authorization from payers for procedures, visits and referrals to network physicians and providers and to facilitate reimbursements.

                  Claims services. Healthcare claims are the most commonly communicated transactions between physicians and payers today. Our claims services are designed to allow physicians to submit claims to payers for payment, inquire as to the status of claims previously submitted and receive electronic remittance advice which provides payment information as well as an explanation of the settlement of the related claim. Our claims services will reduce administrative paperwork, resulting in savings for payers, and expedite the reimbursement process, which are intended to result in lower average number of outstanding accounts receivable days for physicians.

                  Eligibility services. Verification as to whether services rendered to a patient are eligible for reimbursement is the most basic of e-commerce applications, but one which is largely provided today via telephone and fax. Given the proliferation of managed care organizations and the increasing complexity of their rules and guidelines, we believe that there will be an increasing demand for timely and accurate electronic eligibility determination. Physicians would benefit by being able to verify the terms of reimbursement prior to providing services to the patient. Payers would benefit by being able to eliminate the cost of processing claims and paying for claims from ineligible patients.

                  Referral and Pre-Certification Authorization Services. Referral authorization transactions facilitate physician-to-physician referrals by providing the physician with the payer's referral rules at the point of care. Pre-certification authorization transactions involve the determination as to whether a patient can be pre-certified for hospitalization or in-hospital procedures. These services will reduce the incidence of referral or pre-certification errors, which thereby reduce unauthorized treatment.

         Content Services. Our content services will provide physicians with online access to both available medical reference material, and the private content unique to payers. We continue to license publicly available content resources, including medical databases and other general reference material. We intend to contract with payers to re-purpose for publication via the CareInsite system through the Internet their private-content benefit plan information, provider directories, formularies, policies and procedures, treatment guidelines and other patient education and wellness information, and make it available in an indexed and easily searchable format. We believe our services will be differentiated from our competitors in our unique ability to integrate content into our messaging and transaction applications in order to provide physicians with the requisite context for informed decision making.

         Messaging Services. Our messaging services will provide physicians with online access to patient and payer specific inquiries, alerts and advisories as well as e-mail and broadcast message applications. Messaging applications facilitate communication between physician, payer, supplier and patient. In particular, messaging applications are intended to simplify time consuming processes for the physicians' staff. Prescription messaging applications include prescription renewal and interchange programs which automate telephonic processes between patient, physician and pharmacy. Laboratory messaging programs will provide the ability to not only view results, but also order subsequent tests as suggested by payer rules and treatment guidelines. We believe our services will be differentiated from our competitors in our unique ability to integrate messaging into our transaction applications.

Sales and Marketing

         Our sales and marketing efforts will be focused upon four target audiences: (1) payers, including PBM's, (2) suppliers, including clinical laboratories, (3) physicians, including physician practice management groups and
(4) business development partners, including physician software and network service vendors. Our key

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


objectives are to maximize the number of physicians registered to use the service, maximize the number of patient lives covered by participating payers and PBM's, and maximize the number of participating suppliers. We will market our services through multiple channels, including building on our model in the greater New York area, working closely with payer and supplier customers to maximize physician enrollment, working with physician office management information systems and hospital information systems vendors and EDI networks and through strategic relationships.

         Once contracts are in place, our customer service strategies are essential to our ability to maximize physician use of our services and minimize payer and supplier attrition. We expect to provide toll free telephone support to physician and physician office staff members seven days a week, 24 hours per day. We intend to provide online resources and help functions which should facilitate solutions to most frequently asked questions. In addition to our customer service center, we intend to provide account management services to our payer, supplier and distribution partners. These personnel provide implementation support to customers, and provide an ongoing channel of communication between our company and our customers to ensure that our services consistently meet customer needs.

         Physicians. We will market our services to physicians in several ways. Employing the target data from payer and supplier customers, we intend to employ a direct sales force to contract with large groups of physicians. In addition, we intend to adopt a strategy of complementing, rather than competing with traditional providers of desktop software and network services to physicians, by pursuing marketing relationships with those vendors.

         Payers. We will contract with payers to maximize the number of patient lives accessible by participating physicians. We also intend to work closely with payers to maximize physician enrollment. Together, we will seek to identify groups of high volume physicians that represent the majority of potential transactions. In addition, we will work closely with payers to maximize physician adoption of these services.

         Suppliers. We will contract with clinical laboratories and pharmacies which represent the bulk of transaction volume on a local and national basis. We also intend to work closely with payer customers to identify and contract with the preferred clinical laboratories that comprise their managed care networks. In turn, we will work with these suppliers to maximize physician enrollment by identifying those physicians which represent the majority of their prescription and laboratory transactions.


         Relationship with THINC. We have entered into definitive agreements for a broad strategic alliance in January, 1999 with THINC, and its founding members, Greater New York Hospital Association, Empire Blue Cross and Blue Shield, Group Health Incorporated ("GHI"), and HIP Health Plans. Under this arrangement, among other things, we will manage the operations of THINC, including all aspects of marketing and sales, implementation, customer service and technical operations. In addition, THINC will provide managed care transaction services on behalf of Empire, GHI and HIP, including online medical claims submission, status, remittance advice, eligibility, referral and pre-certification authorizations. We have also licensed to THINC our content and messaging services for use over the THINC network, and have entered into agreements with each of Empire, GHI, and HIP to provide online prescription and laboratory communication services. See "Transactions and Relationships with Principal Stockholders -- Certain Agreements -- THINC."


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


         As part of our management services agreement with THINC, we are committed to marketing these services to all other payers and suppliers in the New York metropolitan area.

Technology Platform

         Our network system, which we call the CareInsite system, is a comprehensive online transaction processing environment focused on the key physician oriented aspects of healthcare e-commerce. The CareInsite system is being designed to request, receive, rationalize, and present patients' clinical records, drug and medical reference content, treatment guidelines, and financial status and payer rules related to treatment preferences to the physician at the point of care. Underlying these processes are the capabilities to acquire, validate, and maintain patient- and plan-specific directories, house, and execute payer- and provider-specific rules, as well as to analyze and report results.

         The magnitude and complexity of the healthcare data model and rules engines required to establish precise, relevant communication among healthcare payers, providers, and (eventually) consumers at various points of care exceeds the development capability of start-up Internet-focused enterprises. We obtained a perpetual, royalty-free license to the Cerner Technology, which provides the foundation for our transaction processing environment and which we believe will enable us to accelerate the roll out of our services. We will also continue to leverage commercially available software, make acquisitions, create joint ventures with strategic partners and pursue internal software development.

         Our technological innovation is the integration of the Cerner Technology with the capability to deliver patient's health benefit rules at the point of care. We leverage Cerner's proven person-focused data model, its Master Patient Index supported by industry-leading patient matching procedures and a portfolio of Web-enabled clinical applications. These applications are currently accessed by more than 15,000 physicians who use them to support clinical workflow in the hospital and integrated delivery network environment. We build upon the Cerner Health Network Architecture to create the CareInsite system which provides the ability to communicate our customers' benefit plan rules, such as prior authorization, treatment guidelines, formularies and plan specific order sets within physician's workflow at the point of care.

         The CareInsite system incorporates industry leading capabilities with respect to the following attributes:

         Compatibility. Our technology solution is being designed to work with virtually any physician's desktop system. We work with vendors to integrate our transactions into physicians' workflow. We believe that many of our competitors will have difficulty interfacing with existing systems of multiple payers. The industry-wide challenge of building interfaces to integrate with providers' and payers' existing systems is significantly simplified because of Cerner's Interface Services, which include Open Engine and its library of foreign system interfaces that have been built, tested and are maintained to interact with over 1,000 healthcare provider and payer-based systems. Our system employs the Licensed Cerner Technology to provide access to information from servers it does not control or own by implementing open interface protocols and providing tools that simplify interface creation and data integration. Moreover, our platform exploits Cerner's common data/process model, which uses new standards to seamlessly integrate functions into the workflow of client applications.

         Security. A security database defines the relationship among all elements in the system and maintains the required information to support all functions, including login, availability of data, user-privileges, user activity and inactivity monitoring, access control, transaction routing, billing, and error messages. The security database is being designed to address unauthorized disclosure of information, unauthorized modification of information, loss of data integrity, and denial of service. The CareInsite system employs a variety of techniques

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


in order to provide a comprehensive and secure system, including 128-bit data encryption technology, firewall technology among all subnetworks throughout the system, and systems to immediately identify break-in attempts and automate lock-out if breaches are suspected. In addition our system builds upon the proven patient data security services of the Cerner systems.

         Scalability. Our system architecture is designed to support redundant network infrastructure, web-, application-, and database-servers, system CPU's, and databases to scale to customers' ultimate needs. In addition, the CareInsite system is designed to work through any HTML browser supporting frames Java and JavaScript, which enables rapid deployment of product extensions without installation of new client software.

         Rapid Application Development. Our development of a single architecture, common data model, use of industry standards wherever available, and object-oriented approach to development is designed to maximize the speed with which thoroughly tested, complex healthcare applications can be brought to market. We use a time-boxed incremental delivery life cycle model for our software development, with certification and quality assurance processes for each delivery into our service.

         High Availability. We intend to maintain a fully redundant systems architecture operating in our data center. This center will be in operation seven days a week, 24 hours a day. High availability of these operations will be assured through the use of:

o        uninterrupted power supply (UPS) equipment;

o        building-independent cooling and environmental systems;

o        duplicated network, application, and database servers;

o        duplicated Primary Rate Interface dial-up facilities;

o        redundant array of independent disks (RAID) DASD systems;

o duplicate fiber optic telecommunications connections to enable access to the Internet;

o        automatic fail-over of critical network services; and

o 24 hour a day monitoring of network connectivity, traffic, hardware and software status.

         Disaster Recovery. While we believe our facilities and operations will include redundancy, back-up and security to ensure minimal exposure to systems failure or unauthorized access, a comprehensive and prudent disaster recovery plan will also be put in place. Incremental backups of both software and databases will be performed on a daily basis and a full system backup will be performed monthly. Backup tapes will be stored at an offsite location along with copies of schedules/production control procedures, procedures for recovery using an off-site data center, all off-site documentation, run books, call lists, critical forms and supplies. We also intend to maintain power backup throughout the enterprise should a power outage occur within the data center.

Competition

         The market for healthcare e-commerce is in its infancy and is undergoing rapid technological change. Competition will potentially come from several areas, including traditional healthcare software vendors, electronic data interchange network providers, emerging e-commerce companies or others. Traditional healthcare software vendors typically provide some form of physician office practice management system. These include companies like Medical Manager, Medic, and IDX. These organizations primarily focus on the administrative functions in the healthcare setting. Electronic data interchange network providers and claims clearinghouses like Envoy (being acquired by Quintiles) and NDC provide connectivity to edit and transmit data on medical and pharmacy claims. These companies are beginning to offer services which may be competitive with our clinical e-commerce services. Companies like Healtheon and other emerging e-commerce companies

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


offer a range of services which are competitive to ours. Any organizations that create stand-alone healthcare software products may migrate into the healthcare e-commerce business. Due to a high degree of system and application interconnectivity, we believe that we will share common customers with many of these organizations. We also believe that in most instances, our services are incremental and complementary applications to the existing services offered by these companies.

Government Regulation

         Participants in the healthcare industry are subject to extensive and frequently changing regulation at the federal, state and local levels. The Internet and its associated technologies are also subject to government regulation. Many existing laws and regulations, when enacted, did not anticipate the methods of healthcare e-commerce we are developing. We believe, however, that these laws and regulations may nonetheless be applied to our healthcare e-commerce business.

         Current laws and regulations which may affect the healthcare e-commerce industry relate to the following:

         o         confidential patient medical record information,

         o the electronic transmission of information from physicians' offices to pharmacies, laboratories and other healthcare industry participants,

         o the use of software applications in the diagnosis, cure, treatment, mitigation or prevention of disease,

         o health maintenance organizations, insurers, healthcare service providers and/or employee health benefit plans, and

         o         the relationships between or among healthcare providers.

         We expect to conduct our healthcare e-commerce business in substantial compliance with all material federal, state and local laws and regulations governing our operations. However, the impact of regulatory developments in the healthcare industry is complex and difficult to predict. We cannot assure you that we will not be materially adversely affected by existing or new regulatory requirements or interpretations. These requirements or interpretations could also limit the effectiveness of the use of the Internet for the methods of healthcare e-commerce we are developing or even prohibit the sale of a subject product or service.

         Healthcare service providers, payers, and plans are also subject to a wide variety of laws and regulations that could affect the nature and scope of their relationships with us. Laws regulating health insurance, HMOs and similar organizations, as well as employee benefit plans, cover a broad array of subjects, including confidentiality, financial relationships with vendors, mandated benefits, grievance and appeal procedures, and others. State and federal laws have also implemented so-called "fraud and abuse" rules that specifically restrict or prohibit certain types of financial relationships between us or our customers and healthcare service providers, including physicians and pharmacies. Laws governing healthcare providers, payers and plans are often not uniform between states, and could require us to undertake the expense and difficulty of tailoring our business procedures, information systems, or financial relationships in order for our customers to be in compliance with applicable laws and regulations. Compliance with such laws could also interfere with the scope of our services, or make them less cost-effective for our customers.

         Because of the Internet's popularity and increasing use, new laws and regulations with respect to the Internet are becoming more prevalent. Such laws and regulations have covered, or may cover in the future, issues such as:

o        security, privacy and encryption,


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


o        pricing,

o        content,

o        copyrights and other intellectual property,

o        contracting and selling over the Internet,

o        distribution, and

o        characteristics and quality of services.

         Moreover, the applicability to the Internet of existing laws in various jurisdictions governing issues such as property ownership, sales and other taxes, libel and personal privacy is uncertain and may take years to resolve. Demand for our applications and services may be affected by additional regulation of the Internet. For example, until recently current Health Care Financing Administration guidelines prohibited transmission of Medicare eligibility information over the Internet. Any new legislation or regulation regarding the Internet, or the application of existing laws and regulations to the Internet, could adversely affect our business. Additionally, while we do not currently operate outside of the United States, the international regulatory environment relating to the Internet market could have an adverse effect on our business, especially if we should expand internationally.

         The growth of the Internet, coupled with publicity regarding Internet fraud, may also lead to the enactment of more stringent consumer protection laws. These laws may impose additional burdens on our business. The enactment of any additional laws or regulations in this area may impede the growth of the Internet, which could decrease our potential revenues or otherwise cause our business to suffer.

         We are subject to extensive regulation relating to the confidentiality and release of patient records. Additional legislation governing the distribution of medical records has been proposed at both the state and federal level, and new federal laws or regulations are likely to be enacted within the next six to nine months, pursuant to the Health Insurance Portability and Accountability Act of 1996 ("HIPAA"), which requires the Secretary of Health and Human Services to promulgate rules governing the use and disclosure of individually identifiable healthcare information no later than September, 1999, in the event that Congress does not enact legislation on the subject. It may be expensive to implement security or other measures designed to comply with any new legislation. Moreover, regulations governing use and disclosure of healthcare information may restrict our ability to deliver patient records under certain circumstances or for certain purposes, or in a particular format, such as electronically.

         Other legislation currently being considered at the federal level could affect our business. For example, HIPAA also mandates the use of standard transactions, standard identifiers, security and other provisions by the year 2000, for healthcare information that is electronically transmitted, processed, or stored. We are designing our services to comply with these proposed regulations; however, these regulations are subject to significant modification prior to becoming final, which could cause us to use additional resources and lead to delays in order to revise our services. In addition, our ability to electronically transmit information in carrying out business activities depends on other healthcare providers and payers complying with these regulations.



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Employees

         As of March 15, 1999, we had a total of 100 employees of whom there were 63 in technical development and engineering, 14 in sales and marketing, 7 in customer service and 16 in finance and administration. Currently 20 of our employees are involved full-time in providing services to THINC. None of our employees are represented by labor unions and we have never experienced a work stoppage. We believe our relationship with our employees to be good. Our ability to achieve our financial and operational objectives depends on our ability to continue to attract, integrate, retain and motivate highly qualified technical and customer support personnel. A competitive environment exists for qualified personnel in the New Jersey and Boston, Massachusetts area.

Facilities

         Our principal executive office is located in Elmwood Park, New Jersey, in approximately 10,000 square feet of leased office space under a lease agreement that expires on December 31, 2002. We also maintain approximately 46,000 square feet of leased office space in Cambridge, Massachusetts under a lease that expires in February 28, 2002. We believe that our facilities are adequate for our current operations and that additional leased space can be obtained if needed.

Legal Proceedings

         In the normal course of business, we may become involved in various claims and legal proceedings. In addition, we have recently been named as a defendant in a complaint filed by Merck & Co., Inc. and Merck-Medco Managed Care, L.L.C. as described below.

         On February 18, 1999, Merck & Co., Inc. and Merck-Medco Managed Care, L.L.C. filed a complaint in the Superior Court of New Jersey against our company, Synetic, Martin J. Wygod, Chairman of our company and Synetic, and three officers and/or directors of our company and Synetic, Paul C. Suthern, Roger C. Holstein and Charles A. Mele. The plaintiffs assert that our company, Synetic and the individual defendants are in violation of certain non-competition, non-solicitation and other agreements with Merck and Merck-Medco, and seeks to enjoin us and them from conducting our healthcare e-commerce business and from soliciting Merck-Medco's customers. The Synetic and Wygod agreements provide an expiration date of May 24, 1999. The other individuals' agreements provide for expiration in December 1999, in the case of Mr. Suthern, March 2000, in the case of Mr. Mele, and September 2002, in the case of Mr. Holstein. A preliminary injunction hearing was held on March 22, 1999. Following the hearing, the Court took the matter under submission.


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         We believe that Merck's and Merck-Medco's positions in relation to us and the individual defendants are without merit, and intend to vigorously defend the litigation. If we are unsuccessful in defending this litigation, our company could be prevented indefinitely from pursuing the development and deployment of our healthcare e-commerce services. Any unanticipated adverse result could have a material adverse effect on our company's business.















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                                   MANAGEMENT

Directors and Executive Officers

         Set forth below is information concerning the current directors and executive officers of CareInsite. The ages listed below are as of March 18, 1999.


Name                       Age                         Position
----                       ---                         --------
Paul C. Suthern..........  47    President and Chief Executive Officer; Director
Richard S. Cohan.........  46    Executive Vice President -- Operations
Roger C. Holstein........  46    Executive Vice President -- Sales &
                                 Marketing;
                                 Director
David M. Margulies.......  47    Executive Vice President -- Chief Scientist;
                                 Director
David C. Amburgey........  35    Vice President -- General Counsel and
                                 Secretary
Paul M. Bernard..........  42    Vice President -- Chief Financial Officer
Martin J. Wygod..........  59    Chairman of the Board; Director
James R. Love............  43    Director
Charles A. Mele..........  42    Director

         Paul C. Suthern became Chief Executive Officer and President and a Director of our company in March 1999. Mr. Suthern has been President and Chief Executive Officer of Synetic since March 1998 and was an executive officer of Synetic from February 1993 until July 1996, Vice Chairman of Synetic from July 1996 to March 1998 and also Chief Executive Officer from October 1993 until January 1995. Mr. Suthern was also President and Chief Operating Officer of Medco from November 1992 through December 1994 and Assistant to Medco's Chairman from December 1991 to November 1992. Prior thereto, he was Executive Vice President --Operations of Medco Containment Services, Inc. ("Medco") for more than five years.

         Richard S. Cohan became Executive Vice President -- Operations of our company in March 1999. Mr. Cohan joined Synetic in May 1998 as Senior Vice President. Prior to joining Synetic, he was Executive Vice President, Health Network Services of National Data Corporation where he led the practice management systems and transactional services groups for pharmacy, physician and dental markets for more than five years.

         Roger C. Holstein became Executive Vice President -- Sales & Marketing and a Director of our company in March 1999. Mr. Holstein has been Executive Vice President -- Marketing and Sales of Synetic since 1997. He was a Special Consultant to Medco from 1996 to 1998. Prior to such time, Mr. Holstein acted as Senior Executive Vice President -- Chief Marketing Officer of Medco from 1994 to 1995 and Senior Executive Vice President -- Marketing and Sales of Medco from 1991 to 1994.

         Dr. David M. Margulies became Executive Vice President -- Chief Scientist and a Director of our company in March 1999. Dr. Margulies has been Executive Vice President -- Chief Scientist of Synetic since January 1997. He was founder and President of CareAgents. From 1990 to mid-1996, Dr. Margulies was Executive Vice President and Chief Scientist of the Cerner Corporation, a leading supplier of enterprise-level clinical applications. Prior to such time, he was Vice President and Chief Information Officer at Boston Children's Hospital and on the medical faculties of the Harvard Medical School and Columbia College of Physicians and Surgeons.

         David C. Amburgey became Vice President -- General Counsel and Secretary of our company in March 1999. Mr. Amburgey has been Vice President -- Legal and Assistant General Counsel of Synetic since March 1999 and Assistant General Counsel and Secretary of Synetic since April 1997. Prior to joining Synetic, Mr. Amburgey was an attorney with the law firm of Shearman & Sterling since 1993.

         Paul M. Bernard became Vice President -- Chief Financial Officer of our company in March 1999. Mr. Bernard joined Synetic as Vice President -- Finance and Chief Financial Officer of Avicenna Systems Inc. in June 1997. Mr. Bernard was Chief Financial Officer of Brainstorm Technologies from March 1997 to June 1997, and prior to that Corporate Controller of Micro-Touch Systems from December 1996 to March 1997 and Corporate Controller of Thinking Machine, Inc. from July 1994 to December 1996.

         Martin J. Wygod became the Chairman of the Board of our company in March 1999. Mr. Wygod has been Chairman of the Board of Synetic since May 1989. From May 1989 to February 1993, Mr. Wygod also served as Synetic's President and Chief Executive Officer and until May 1994 was an executive officer of Synetic. Until May 1994, Mr. Wygod was Chairman of the Board of Medco for more than five years, and until January 1993 he also served as Chief Executive Officer of Medco. He is also engaged in the business of racing, boarding and breeding thoroughbred horses, and is President of River Edge Farm, Inc., which is engaged in the business of breeding and boarding thoroughbred horses.

         James R. Love became a Director of our company in March 1999. Mr. Love became Executive Vice President -- Finance and Administration of Synetic in March 1999. Prior to joining Synetic, Mr. Love was a Managing Director, since 1993, in the investment banking group of Merrill Lynch & Co. At Merrill Lynch, he was most recently responsible for the diversified companies group and the healthcare products group.

         Charles A. Mele became a Director of our company in March 1999. Mr. Mele has been Executive Vice President -- General Counsel of Synetic since March 1998 and was Vice President-General Counsel from July 1995 to March 1998. Mr. Mele was an executive officer of Synetic from May 1989 until December 1994 and was an executive officer of Medco for more than five years, until March 1995. Mr. Mele is also a director of Comnet Corporation and Group 1 Software, Inc., a computer software company.

         No family relationship exists among any of the directors or executive officers, except that Martin J. Wygod, Chairman of the Board of our company, and Paul C. Suthern, Chief Executive Officer and President of our company, are brothers-in-law. No arrangement or understanding exists between any director or executive officer and any other person pursuant to which any director or executive officer was selected as a director or executive officer of our company. All executive officers are elected annually by the Board and serve at the discretion of the Board.

         Board Composition

         Our Board currently has six members, all of whom are currently executive officers and/or directors of Synetic. We expect to add two independent Board members following the offering. Each director holds office until his successor is duly elected and qualified or until his resignation or removal if earlier.

         Committees of the Board

         Our Board has established an Audit Committee and a Compensation Committee.

         Audit Committee. The Audit Committee's primary responsibilities are to meet with and consider suggestions from members of management and our independent public accountants concerning the financial operations of our company. The Audit Committee also reviews the audited financial statements of our company and considers and recommends the employment of, and approves the fee arrangement with, independent public accountants for audit functions and advisory and other consulting services. The Audit Committee will be comprised of two independent directors to be appointed after consummation of the offering.

         Compensation Committee. The Compensation Committee's responsibilities are to make determinations with respect to salaries and bonuses payable to our executive officers and to administer our stock option plans. The Compensation Committee will be comprised of two independent directors to be appointed after consummation of the offering.

         Compensation of Directors

         Our directors who are employees of our company will not receive additional compensation for serving as directors of the company. Directors who are not employees of either our company or Synetic will either receive cash compensation or participate in our stock option plan. See
"Management -- Compensation Pursuant to Plans and Arrangements of the
Company -- Stock Option Plan."

Executive Compensation

         The following table presents information concerning compensation paid for services to Synetic and our company to our CEO and the next four most highly compensated officers of our company (the "Named Executive Officers") for Fiscal 1998. It is anticipated that the base salaries following the offering will initially be generally comparable to present levels of base salary.


                           Summary Compensation Table


                               Annual Compensation
                               -------------------

                                                                                        Long Term
                                                                                      Compensation
                                                                                       Securities        All Other
                                                     Salary                            Underlying      Compensation
Name and Principal Position           Year             ($)            Bonus ($)       Options/SARs          ($)
---------------------------           ----     ------------------ ----------------    ------------     ------------
Paul C. Suthern
   President & CEO (beginning         1998            97,692                -             194,000               -
   March 1998, and CEO from           1997                 -                -                   -               -
   October 1993 to January 1995)..... 1996           160,000                -                   -               -
David M. Margulies
   Executive Vice President--Chief    1998           175,000                -             272,728(2)            -
   Scientist......................... 1997            72,019(1)             -             272,728(2)            -
Paul M. Bernard
   Vice President--Chief Financial
   Officer........................... 1998           116,827           31,250              50,000               -
David C. Amburgey
   Vice President--General
   Counsel and Secretary............. 1998           103,846           40,000              25,000               -
Roger C. Holstein
   Executive Vice President--Sales
   & Marketing....................... 1998           112,404          225,000(3)                -           1,750(4)

--------------------

(1)      Dr. Margulies became an employee of our company after our acquisition of CareAgents, Inc. on January 23, 1997.
         As such, only compensation paid subsequent to January 23, 1997 is reflected above.
(2)      These options were originally granted January 23, 1997 and were canceled and replaced January 7, 1998.
(3)      Represents a one time bonus paid to Mr. Holstein upon his execution of his employment agreement with Synetic.
         For a description of his employment agreement, see "Employment Agreements; Holstein Employment Agreement."
(4)      Comprised of company matching contributions to the Porex Technologies Corp. 401(k) Savings Plan (the "Porex
         401(k) Plan").

         The following table presents information concerning the options to purchase Synetic common stock granted during the last fiscal year to the Named Executive Officers for services rendered to Synetic and our company. We have adopted a stock option plan which contains substantially similar terms and conditions to certain of Synetic's stock option plans. For a description of such plans, see "Management -- Compensation Pursuant to Plans and Arrangements of the Company -- Stock Option Plan."

                      Option/SAR Grants in Last Fiscal Year


                                                       % of Total
                                     Number of          Options/
                                    Securities            SARs
                                    Underlying         Granted to     Exercise
                                     Options/          Employees       or Base                      Grant Date
                                       SARs            in Fiscal        Price     Expiration          Present
             Name                   Granted (#)         Year(2)        ($/Sh)        Date           Value ($)(3)
             ----                   -----------         -------        ------        ----          -------------
Paul C. Suthern................       10,000(1)(4)        0.40%        38.750       7/1/12             145,856
                                     184,000(1)           7.40         36.875       1/7/08           2,553,898
                                     -------              ----                                       ---------
                                     194,000              7.80%                                      2,699,754
David M. Margulies.............      272,728(5)          10.97%        36.875       1/7/08           2,818,841
Paul M. Bernard................       50,000(1)           2.01%        37.000       7/1/07             624,551
David C. Amburgey..............       25,000(1)           1.01%        36.875       1/7/13             315,242
--------------------

(1)      These options vest and become exercisable at the rate of 20% per year, commencing on the first anniversary of the date of grant and were granted on the following dates: 10,000 on July 1, 1997 and
         184,000 on January 7, 1998 for Mr. Suthern, 50,000 on July 1, 1997 for Mr. Bernard and 25,000 on
         January 7, 1998 for Mr. Amburgey.  The options to purchase Synetic common stock will continue to vest and remain exercisable, subject to such Named Executive Officer's continued employment with
         Synetic or our company and the terms and conditions of Synetic's stock option plans.
(2)      Based upon the total number of stock options granted to all employees of Synetic.
(3)      The estimated grant date present value reflected in the above table is determined using the
         Black-Scholes model. The material assumptions and adjustments incorporated in the Black-Scholes model in estimating the value of the options reflected in the above table include the following: (i) the respective option exercise price, specified above, equal to the fair market value of the underlying stock on the date of grant; (ii) the exercise of options within one year of the date that they become exercisable; (iii) a risk-free interest rate of 6.3% per annum; and (iv) volatility of 0.2986 calculated using daily prices of Synetic common stock during the period from the date of purchase of shares of common stock from Merck & Co. Inc. ("Merck") by Synetic and SN Investors on December 14,
         1994 to June 30, 1998. The ultimate values of the options will depend on the future market price of
         Synetic common stock, which cannot be forecast with reasonable accuracy. The actual value, if any, an optionee will realize upon exercise of an option will depend on the excess of the market value of
         Synetic common stock over the exercise price on the date the option is exercised. There is no assurance that the value realized by an optionee will be at or near the value estimated by the
         Black-Scholes model or any other model applied to value the options.
(4)      These options were awarded to Mr. Suthern while serving as Vice Chairman of the Board of Synetic under
         Synetic's 1991 Director Stock Option Plan.
(5)      These options vest and become exercisable at the rate of 40%, commencing on the second anniversary of the date of grant and 20% on each subsequent anniversary and were granted on January 7, 1998. This grant represents the replacement of a grant of an option originally issued on January 23, 1997. For a description of the consequences of a termination of his employment on such options, see "Employment Agreements; Margulies
         Employment Agreement."

         The following table presents information concerning the value realized upon the exercise of options to purchase Synetic common stock and the fiscal year-end value of options to purchase Synetic common stock held by the Named Executive Officers.

         No options to purchase Synetic common stock were exercised by the Named Executive Officers during the fiscal year ended June 30, 1998.

               Aggregated Option/SAR Exercises in Last Fiscal Year
                          and FY-End Option/SAR Values


                                           Number of Securities
                                          Underlying Unexercised                     Value of Unexercised
                                              Options/SARs at                    In-the-Money Options/SARs at
                                                 FY-End (#)                              FY-End ($)(1)
              Name                   Exercisable        Unexercisable         Exercisable           Unexercisable
              ----                   -----------        -------------         -----------           -------------
Paul C. Suthern..................      234,000             266,000              8,944,500              6,471,500
David M. Margulies...............            -             272,728                      -              4,670,467
Paul M. Bernard..................       10,000              90,000                191,250              1,615,000
David C. Amburgey................       15,000              85,000                277,500              1,538,125
Roger C. Holstein................      108,000             400,000              2,371,750              8,175,000

------------------

(1)      Based upon the Fiscal 1998 closing price of Synetic common stock of $54.00.

Employment Agreements

         Margulies Employment Agreement. Synetic entered into an employment agreement (the "Margulies Agreement") with David M. Margulies, M.D. as of January 23, 1997 in connection with Synetic's acquisition of CareAgents. The Margulies Agreement provides for an employment period of five years, subject to monthly renewal thereafter. Dr. Margulies's base salary is $175,000, which may be increased by the Board of Directors of Synetic in its sole discretion. Dr. Margulies is entitled to participate in any group insurance, hospitalization, medical, health and accident, disability, fringe benefit and tax-qualified retirement plans or programs of Synetic. The Margulies Agreement does not fix Dr. Margulies's responsibilities or title, other than to provide that he will provide services to Synetic, CareAgents, Synternet Acquisition Corp. and their respective affiliates and subsidiaries, as specified by the Chief Executive Officer or the Board of Directors of Synetic from time to time.

         If his employment is terminated (i) by Synetic for "cause" (as such term is defined in the agreement, generally consisting of a breach of any material provision of the agreement, willful misconduct relating to Synetic or its affiliates, failure to perform his duties in any material respect, willful violation of laws applicable to the business of Synetic or its affiliates, commission of a common law fraud or conviction of a felony or crime involving moral turpitude), or (ii) due to the resignation of Dr. Margulies for any reason, Synetic will have no obligation to Dr. Margulies other than the payment of his earned and unpaid compensation to the effective date of termination. Termination of employment for any of these reasons will constitute a "Termination Event" under the Escrow Agreement dated as of January 23, 1997, among several employees of CareAgents including Dr. Margulies and the United States Trust Company of New York , as escrow agent, pursuant to which shares of Synetic common stock owned by Dr. Margulies are held in escrow to secure, among other things, his obligations under the Margulies Agreement. If his employment is terminated (i) by Synetic as a result of Dr. Margulies's permanent disability, (ii) as a result of Dr. Margulies's death or (iii) by Synetic without "cause", Synetic will have no obligation to Dr. Margulies other than the payment of his earned and unpaid compensation to the effective date of termination and as specified in the stock option agreement described below.

         Pursuant to a stock option agreement between Synetic and Dr. Margulies, Dr. Margulies has been granted nonqualified stock options to purchase 272,728 shares of Synetic common stock. The options become exercisable in the following manner: 40% on January 7, 2000 and an additional 20% on each of January 7, 2001, January 7, 2002 and January 7, 2003. Upon termination of his employment, the options will terminate (to the extent not vested), unless such termination of employment is without "cause" or as a result of permanent disability or death, in which case the options will continue to vest as if he remained in the employ of Synetic through the earlier of the next date on which additional options would vest or the occurrence of any circumstance or event that would constitute "cause".

         The Margulies Agreement contains confidentiality obligations that survive indefinitely and non-solicitation and non-competition obligations which apply for a certain period of time following termination of employment. All obligations of Synetic may be assigned to any of its affiliates without the consent of Dr. Margulies.

         Bernard Employment Agreement. Avicenna entered into an employment agreement (the "Bernard Agreement") with Paul M. Bernard as of November 3, 1997. The Bernard Agreement provides for an employment period of two years, subject to monthly renewal thereafter. Mr. Bernard's base salary is $156,250, which may be increased by the Board of Directors of Avicenna or Synetic in its sole discretion. Mr. Bernard is entitled to participate in any group insurance, hospitalization, medical, health and accident, disability, fringe benefit and tax-qualified retirement plans or programs of Avicenna. The Bernard Agreement does not fix Mr. Bernard's responsibilities or title, other than to provide that he will provide services to Avicenna, Synetic and their respective affiliates and subsidiaries, as specified by the President or Senior Vice President of Avicenna from time to time.

         If his employment is terminated by Avicenna for "cause" (as such term is defined in the agreement, which is substantially similar to the definition contained in the Margulies Agreement) or (ii) due to the resignation of Mr. Bernard for any reason, Avicenna will have no obligation to Mr. Bernard other than the payment of his earned and unpaid compensation to the effective date of termination. If employment is terminated as a result of Mr. Bernard's death, Avicenna will have no obligation to Mr. Bernard other than a continuation of his base salary in effect at the time of termination for a period of six months following the date of termination. If employment is terminated by Avicenna without "cause", Avicenna will have no obligation to Mr. Bernard other than a continuation of his base salary in effect at the time of termination for a period of six months following the date of termination, although such obligation will end upon (i) the occurrence of a circumstance or event that would constitute "cause", or (ii) the re-employment of Mr. Bernard with Avicenna or its affiliates or the employment of Mr. Bernard with any other employer at an annual gross salary of at least $156,250. If Mr. Bernard is employed at an annual gross salary of less than $156,250, the base salary continuation will be reduced by such amount.

         The Bernard Agreement contains confidentiality obligations that survive indefinitely and non-solicitation and non-competition obligations which apply for a certain period of time following termination of employment.

         Holstein Employment Agreement. Synetic entered into an employment agreement (the "Holstein Agreement") with Roger C. Holstein as of November 6, 1997. The Holstein Agreement provides for an employment period of five years, subject to monthly renewal thereafter. Mr. Holstein's base salary is $175,000, which may be increased by the Board of Directors of Synetic in its sole discretion, except that when revenues from the healthcare communications business exceed $30,000,000, the Board of Directors will increase Mr. Holstein's compensation to a level commensurate with his contribution, as determined in its reasonable judgement. The Holstein Agreement provided for a one-time payment of $225,000 to Mr. Holstein upon the signing of the agreement. Mr. Holstein is entitled to participate in any group insurance, hospitalization, medical, health and accident, disability, fringe benefit and tax-qualified retirement plans or programs or vacation leave of Synetic. The Holstein Agreement fixes Mr. Holstein's title as Executive Vice President of Synetic, and provides that his responsibilities will be determined by the Chairman of the Board of Directors and the Chief Executive Officer of Synetic from time to time.

         If his employment is terminated (i) by Synetic for "cause" (as such term is defined in the agreement, which is substantially similar to the definition contained in the Margulies Agreement) or (ii) due to the resignation of Mr. Holstein for any reason other than "cause" (as such term is defined in the agreement, generally consisting of a breach of any material provision, demotion or relocation), Synetic will have no obligation to Mr. Holstein other than the payment of his earned and unpaid compensation to the effective date of termination. If his employment is terminated (i) by Synetic as a result of Mr. Holstein's permanent disability or (ii) as a result of Mr. Holstein's death, Synetic will have no obligation to Mr. Holstein other than the payment of his earned and unpaid compensation to the effective date of termination and with respect to stock options, as specified in the following paragraph. If his employment is terminated by Synetic without "cause" or by Mr. Holstein for "cause", Synetic will have an obligation (i) to pay Mr. Holstein his earned and unpaid compensation to the effective date of termination and a monthly severance payment equal to one twelfth of his then applicable base salary (less required deductions) for a period ending two years from the date of such termination or until the occurrence of a circumstance or event that would constitute "cause" and (ii) with respect to stock options, as specified in the next paragraph. In addition, Mr. Holstein has the right to terminate his employment upon 30 days' written notice to Synetic at any time after a 12-month period following the occurrence of "change of control" (a "change of control" will occur if (i) any person, entity or group (excluding Mr. Martin J. Wygod) acquires at least 50% of the voting power of the outstanding voting securities of Synetic and following such acquisition Mr. Wygod ceases to hold one or more of the positions of the Chairman of the Board of Directors of Synetic, Chief Executive Officer of Synetic or a senior executive officer of the acquirer of the 50% voting power (in each case, with duties and responsibilities substantially equivalent to those prior to such acquisition) or (ii) the occurrence of a reorganization, merger or consolidation or sale of or other disposition of all or substantially all of Synetic's assets and following such an event Mr. Wygod ceases to hold the positions described above). In the event of such a termination, his stock options will be treated in the manner described in the following paragraph.

         In the event of termination of the Holstein Agreement by Synetic without "cause" or by Mr. Holstein for "cause", the options to purchase 500,000 shares of Synetic common stock held by Mr. Holstein will remain outstanding and continue to vest as though Mr. Holstein remained in the employ of Synetic through the earlier of the second anniversary of the date of termination and the occurrence of a circumstance or event that would constitute "cause". In the event of termination of the Holstein Agreement by Mr. Holstein due to a "change in control" or as a result of Mr. Holstein's death or permanent disability the options will remain outstanding and continue to vest as though Mr. Holstein remained in the employ of Synetic through the earlier of (x) the later of November 6, 2002 and the last date on which such options actually vest and (y) the occurrence of a circumstance or event that would constitute "cause".

         The Holstein Agreement contains confidentiality obligations that survive indefinitely and non-solicitation and non-competition obligations which apply for a certain period of time following termination of employment. All obligations of Synetic may be assigned to any of its affiliates without the consent of Mr. Holstein.

Compensation Pursuant to Plans and Arrangements of the Company

         Set forth below is information with respect to certain benefit plans and employment arrangements of the company pursuant to which non-cash compensation was paid or distributed for Fiscal 1998, or is proposed to be paid or distributed in the future, to the directors and executive officers of our company. Our executive officers may continue to be included in Synetic's benefit plans and employment arrangements. Our company would bear a portion of the costs incurred in connection with such participation.

         Under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), the deduction for federal income tax purposes by publicly held corporations for amounts in excess of $1 million paid to certain executive officers is limited unless such excess compensation is "performance-based" (as defined in Section 162(m)), subject to certain exceptions. Except for the grant of stock options, currently scheduled compensation of our executive officers will not result in any excess compensation. We intend to take steps to ensure that compensation realized upon the exercise of stock options will be "performance-based" as defined in Section 162(m).

Stock Option Plan

         We have adopted (and our shareholders have approved) the CareInsite, Inc. Stock Option Plan (the "Plan"). The following description of the Plan is qualified in its entirety by the full text of the Plan which is set forth as an Exhibit to this registration statement. The maximum number of shares of our
common stock that will be subject to options under the Plan is     , subject to
adjustment in accordance with the terms of the Plan. The Plan limits the number of options that may be granted thereunder to an eligible employee in any
one-year period to no more than    (subject to adjustment in accordance with the
terms of the Plan).

         The Plan will be administered by the Compensation Committee, (the Board, in the case of grants made to the members of the Compensation Committee, if any), all of the members of which will be nonemployee directors and "outside directors" within the meaning of Rule 16b-3 under the Exchange Act and Section 162(m) of the Code, respectively, provided that under certain circumstances the Compensation Committee may delegate authority to certain designated officers to make awards under the Plan. The Compensation Committee will have the authority within limitations as set forth in the Plan, to determine the persons to whom options may be granted, the number of shares of common stock to be covered by each option, the time or times at which the options may be granted or exercised and the terms and provisions of the options to be granted.

         Eligibility for the grant of options under the Plan is limited to employees, officers and directors of our company and its subsidiaries and certain consultants, agents and key contractors of the company and its subsidiaries. Options granted under the Plan must have an exercise price of at least 100% of the fair market value on the date of grant. Under the Plan, if there is a Change in Control (as defined below), the Compensation Committee may provide that options granted thereunder will become exercisable in whole or in part, whether or not the options are otherwise exercisable. A Change in Control is generally defined in the Plan as the occurrence of (i) any person (excluding Synetic and its subsidiaries, our company and its subsidiaries and certain affiliates of our company, and our employee benefit plans) becoming the beneficial owner of 50% or more of the voting power of our company's securities,
(ii) during a 24-month period the individuals who, at the beginning of such period, constituted our company's Board of Directors (the "Incumbent Directors") cease to be a majority of the Board of Directors unless such new directors were elected or recommended by the Incumbent Directors , (iii) the approval by the stockholders of our company of a merger or consolidation of our company, without the consent of a majority of the Incumbent Directors, (iv) stockholder approval of a sale of all or substantially all of the assets of our company, or (v) adoption by our company of a plan of liquidation. In addition, the Compensation Committee may determine at the time of grant or thereafter that an option shall become exercisable in full or in part upon the occurrence of such circumstances or events as the Compensation Committee determines merit special consideration.

         The Plan may be terminated and may be modified or amended by the Board or Compensation Committee at any time; provided, however, that (i) no modifications or amendment will be effective without stockholder approval if such approval is required by law or under the rules of the Nasdaq National Market or any stock exchange on which our common stock is listed and (ii) no such termination, modification or amendment may adversely alter or affect the terms of any then outstanding options previously granted without the consent of the affected optionee.

Synetic Plans

         The Named Executive Officers have been granted options ("Synetic Options") to purchase shares of Synetic common stock pursuant to Synetic's stock option plans. See "Management--Executive Compensation." The Synetic option plans are administered by a stock option committee of Synetic and contain terms and conditions which are substantially similar to the terms of our stock option plan. Subject to the terms and conditions of Synetic's stock option plans, the Synetic Options will continue to vest and remain outstanding so long as the respective Named Executive Officer remains in the employ of our company.

                        SECURITY OWNERSHIP OF MANAGEMENT

         We are currently a majority-owned subsidiary of Avicenna Systems Corporation, which is a wholly-owned subsidiary of Synetic. Prior to the offering, Synetic owned 80.1% of our outstanding common stock. Prior to the offering, all other outstanding shares of our common stock were owned by Cerner. Synetic's address is River Drive Center II, 669 River Drive, Elmwood Park, New Jersey, 07407 and Cerner's address is 2800 Rock Creek Parkway, Suite 601, Kansas City, Missouri, 64117. None of our directors or executive officers beneficially own any of our common stock. The following table, however, sets forth information with respect to the beneficial ownership of Synetic common stock as of March 3, 1999 by (i) our directors; (ii) each of the Named Executive Officers; and (iii) all of our directors and executive officers as a group.

                                                 Shares of Synetic
                                                   Common Stock
                                                   Beneficially       Percent of
Name                                                Owned(1)(2)        Class(3)

Paul C. Suthern................................      311,798(5)(6)       1.51%
David M. Margulies.............................       28,917                *
Paul M. Bernard................................            -                *
David C. Amburgey..............................       35,026                *
Roger C. Holstein..............................      159,363                *
Martin J. Wygod................................    5,379,948(4)(5)(7)   26.18%
James R. Love..................................              -              *
Charles A. Mele................................      153,084(4)             *
Directors and executive officers as a group
(9 persons)....................................    6,068,136            28.66%
---------------
    *    Less than 1% of the shares outstanding of the class.

    (1) The persons named in the table have sole voting and investment power with respect to all shares of Synetic common stock shown as beneficially owned by them, unless otherwise indicated in the following footnotes.
    (2) Includes the following number of shares of Synetic common stock that the following persons have the right to acquire on or within 60 days of March 3, 1999 upon exercise of stock options and upon conversion of Synetic's 5% Convertible Subordinated Debentures Due 2007 (the "Convertible Debentures"): Mr. Holstein, 158,833; Mr. Mele, 125,833; Mr. Suthern, 305,300; Mr. Wygod, 212,000; Mr. Amburgey, 35,000 and all directors and executive officers as a group, 836,966. Also includes 55 shares of Synetic common stock allocated to the account of Mr. Holstein, 194 shares of Synetic common stock allocated to the account of Mr. Mele and 26 shares of Synetic common stock allocated to the account of Mr. Amburgey under the Porex 401(k) Plan as of September
         30, 1998.
    (3) The number of shares of Synetic common stock deemed outstanding includes: (i) 20,337,143 shares of Synetic common stock outstanding as of March 3, 1999, (ii) the number of shares of Synetic common stock that the respective persons named in the above table have the right to acquire presently or within 60 days of March 3, 1999 upon exercise of stock options and (iii) the number of shares of Synetic common stock that the respective persons named in the above table have the right to acquire upon conversion of Convertible Debentures.
    (4) Does not include 186,961 shares of Synetic common stock and shares of Synetic common stock issuable upon conversion of $500,000 principal amount of Convertible Debentures owned by the Rose Foundation, a charitable foundation of which Messrs. Mele and Wygod are trustees and share voting and dispositive power.
    (5) Does not include 3,500 shares of Synetic common stock and shares of Synetic common stock issuable upon conversion of $1,500,000 principal amount of Convertible Debentures owned by the Synetic Foundation formerly known as the Medco Containment Services Foundation, Inc., a charitable foundation of which Messrs. Suthern and Wygod are trustees and share voting and dispositive power.
    (6) Includes 1,200 shares of Synetic common stock held in custodial accounts for Mr. Suthern's children.
    (7) Includes 2,000 shares of Synetic common stock beneficially owned by Mr. Wygod's spouse, as to which shares Mr. Wygod disclaims beneficial ownership.

           TRANSACTIONS AND RELATIONSHIPS WITH PRINCIPAL STOCKHOLDERS

Security Ownership

         Prior to the offering, 80.1% of our capital stock was owned by Avicenna Systems Corporation, a wholly-owned subsidiary of Synetic and 19.9% was owned by Cerner. Upon completion of the offering, Synetic will own 16,020,000 shares, or
approximately    % of the outstanding shares of our common stock and Cerner will
own approximately    million shares, or approximately   % of the outstanding
shares of our common stock. In addition, THINC owns a warrant which, six months after the completion of the offering, may be exercised for shares representing approximately 6% of our then outstanding common stock. If THINC exercises this warrant, Cerner has a related warrant entitling it to purchase such additional shares equal to 19.9% of the shares purchased by THINC in connection with the exercise of THINC's warrant. In addition, we will issue to Cerner approximately 801,000 shares of our common stock on or after February 15, 2001 at a price of $.01 per share if we realize a specified level of physician usage of our services. Synetic will have the ability to control the vote on matters submitted to a vote of our stockholders and will also be able to elect all of the directors of our company. Certain of our directors and executive officers own shares of Synetic common stock. See "Security Ownership of Management."

Conflicts of Interest

         Upon completion of the offering, Synetic will retain effective control of our company and may be in a position to cause us to merge, consolidate, liquidate or sell all or a substantial portion of our assets on terms determined by Synetic. Certain of Synetic's executive officers and directors are officers or directors of our company. Such directors and officers of our company who are also directors or officers of Synetic are in positions which may expose them to conflicts of interest. Such conflicts of interest may arise in connection with transactions involving business dealings between our company and Synetic, the allocation of acquisition opportunities, the issuance of additional shares of our common stock or other securities of our company and other matters involving conflicts that cannot now be foreseen.

         It is contemplated that after the offering, officers of our company who are also directors or officers of Synetic will continue to spend a substantial amount of their business time as directors or officers of Synetic and its other subsidiaries and may be engaged in other business activities, consistent with their other employment agreements, if any.

Certain Agreements

         Our company and Synetic have entered into or will enter into a number of agreements for the purpose of defining the ongoing relationship between the two companies. Additional or modified agreements, arrangements and transactions may be entered into by us and Synetic after the completion of the offering. Any such future agreements, arrangements and transactions will be determined through negotiations between our company and Synetic, as the case may be. Following the offering, we will continue to be controlled by Synetic and consequently such negotiations will not be arm's-length.

         The following is a summary of certain existing or proposed agreements between our company and Synetic. See Note 6 of the Notes to Consolidated Financial Statements.

         Tax Sharing Agreement. Our company and Synetic will enter into a Tax Sharing Agreement providing for conduct of historical tax audits and the handling of tax controversies and various related matters. For periods during which our company and its subsidiaries were included in Synetic's consolidated federal income tax returns, our company and each of our subsidiaries will be required to pay to Synetic an amount equal to our respective federal income tax liabilities, determined as if our company and each of our subsidiaries had filed separate federal income tax returns.

         Services Agreement. Our company and Synetic have entered into a Services Agreement, pursuant to which Synetic will provide our company with services relating primarily to payroll, accounting, tax, office and information processing and other technical services. Our company will pay the actual costs of providing these services. Such costs will include an allocable portion of the compensation and other related expenses of employees of Synetic who serve as officers of our company. This agreement will be terminable by either party upon 60 days' prior written notice in certain events, or by Synetic, at any time, if Synetic ceases to own at least 50% of the voting stock of our company. The Services agreement shall terminate by its terms, if not previously terminated or renewed, on January 1, 2004.

         The following is a summary of certain agreements we have entered into with THINC and Cerner.

         THINC. In January 1999, our company, THINC, and THINC's founding members, Greater New York Hospital Association, Empire, GHI and HIP entered into definitive agreements and consummated a transaction for a broad strategic alliance. Under this arrangement, among other things, our company (i) acquired a 20% ownership interest in THINC in exchange for $1.5 million in cash and a warrant to purchase shares of common stock of our company (the "Warrant"), (ii) agreed to extend up to $3.5 million in senior loans to THINC, (iii) entered into a Management Services Agreement with THINC pursuant to which our company will manage all operations of THINC, including, as part of our services, providing THINC with certain content and messaging services, and THINC will provide our company with the exclusive right to deploy our prescription and laboratory communication services on the THINC network on behalf of the payers, (iv) licensed to THINC our content and messaging services for use over the THINC network and (v) entered into exclusive Clinical Transaction Agreements with each of Empire, GHI and HIP (the "THINC Payers") to provide online prescription and laboratory communication services. Our Clinical Transaction Agreement with GHI specifies that we do not have the exclusive right to provide prescription communication services to GHI unless either we enter into an agreement with GHI's PBM outlining a methodology for the implementation of such services or GHI elects to proceed without such an agreement. GHI's current PBM is Merck-Medco. To date, we have not entered into any such agreement with Merck-Medco and GHI has not made such election. See "Risk Factors -- Litigation by Merck & Co., Inc. and Merck-Medco Managed Care, L.L.C. against our company."

         As part of this arrangement, THINC entered into Managed Care Transaction Contracts with each of the THINC Payers whereby the THINC Payers agreed to use the THINC network for their online medical claims submission, eligibility, benefit plan detail, roster distribution, remittance advice distribution, claims inquiry, referral/pre-certification and authorization, and encounter submission transactions. In connection with our entering into a strategic relationship with Cerner, we sold Cerner the economic rights to 2% of THINC, although we retain registered ownership and voting control over that interest.

         We issued the Warrant to THINC, an entity in which our company holds a 20% ownership interest. The Warrant is exercisable 180 days following the occurrence of an initial public offering of CareInsite's common stock ("IPO") or, if an IPO has not occurred, at the end of term of the Warrant, into approximately 6% of the then outstanding equity of our company. The exercise price of the Warrant is the lesser of (i) the IPO price of our common stock, if an IPO has occurred, and (ii) the price based on a $200 million enterprise value of our company. The Warrant expires on January 1, 2006, subject to certain exceptions. The Warrant and the shares of our common stock issuable upon the exercise of the Warrant are subject to certain restrictions on transfer.

         Cerner. In January 1999, our company also entered into definitive agreements and consummated a transaction with Cerner for a broad strategic alliance. Cerner, a publicly traded corporation, is a supplier of clinical and management information systems for healthcare organizations. Under this arrangement, our company, among other things, obtained a perpetual, royalty-free license to the Cerner Technology in exchange for a 19.9% equity interest in our company (such equity interest is subject to certain restrictions on transfer and other adjustments). In addition, we will issue to Cerner approximately 801,000 shares of our common stock on or after February 15, 2001 at a price of $.01 per share if we realize a specified level of physician usage of our services. Our company and Cerner have entered into a non-competition agreement and, as a result, agreed that our company will be their exclusive vehicle for providing a full suite of prescription, laboratory and managed care transaction and messaging services that connect physician's offices with managed care organizations, pharmacy benefit managers, clinical laboratories, pharmacies and other providers. We also entered into a Marketing Agreement that allows for the marketing and distribution of our services to the physicians and providers associated with more than 1,000 healthcare organizations who currently utilize Cerner's clinical and management information system. Our company and Cerner also agreed to promote each other's services to their respective customers. In addition, Cerner committed to make available to our company engineering and systems architecture personnel and expertise to accelerate the deployment of CareInsite's services, as well as ongoing technical support and future enhancements to the Cerner Technology.

                          DESCRIPTION OF CAPITAL STOCK

         Our authorized capital consists of 100,000,000 shares of common stock, par value $.01 per. Immediately prior to the offering, 20,000,000 shares of our common stock were issued and outstanding. Immediately following the offering, shares of our common stock will be issued and outstanding.

Common Stock

         Holders of record of common stock are entitled to one vote per share on all matters upon which shareholders have the right to vote. There are no cumulative voting rights or preemptive rights. All issued and outstanding shares of our common stock are, and the common stock to be sold in the offering, when issued and paid for, will be, validly issued, fully paid and non-assessable. Holders of our common stock are entitled to such dividends as may be declared from time to time by our Board of Directors out of funds legally available for that purpose. We do not anticipate paying any cash dividends in the foreseeable future. See "Dividend Policy." Upon dissolution, holders of our common stock are entitled to share pro rata in the assets of our company remaining after payment in full of all of our liabilities and obligations, including payment of the liquidation preference, if any, of any preferred stock then outstanding.

Section 203 of the Delaware General Corporation Law

         We are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless (i) prior to such date, the board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder,
(ii) upon consummation of the transaction that resulted in such person becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding, for purposes of determining the number of shares outstanding, shares owned by certain directors or certain employee stock plans), or (iii) on or after the date the stockholder became an interested stockholder, the business combination is approved by the board of directors and authorized by the affirmative vote (and not by written consent) of at least two-thirds of the outstanding voting stock excluding that stock owned by the interested stockholder. A "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder. An "interested stockholder" is a person who (other than the corporation and any direct or indirect majority-owned subsidiary of the corporation), together with affiliates and associates, owns (or, as an affiliate or associate, within three years prior, did own) 15% or more of the corporation's outstanding voting stock. The application of Section 203 could have the effect of delaying or preventing a change of control of our company.

Indemnification

         Our by-laws require us to indemnify each of our directors and officers to the fullest extent permitted by law and limits the liability of our directors and stockholders for monetary damages in certain circumstances.

         Article Six of our certificate of incorporation provides that no director shall have any personal liability to the Company or its stockholders for any monetary damages for breach of fiduciary duty as a director, provided that such provision does not limit or eliminate the liability of any director
(i) for any breach of such director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law (involving certain unlawful dividends or stock repurchases) or (iv) for any transaction from which such director derived an improper personal benefit. Any amendment to such article will not affect the liability of any director for any act or omission occurring prior to the effective time of such amendment.

Transfer Agent and Registrar

         We have appointed Registrar and Transfer Company as the transfer agent and registrar for our common stock.

                         SHARES ELIGIBLE FOR FUTURE SALE

         Prior to the offering, there has been no public market for our common stock. No information is currently available and no prediction can be made as to the timing or amount of future sales of shares, or the effect, if any, that market sales of shares or the availability of shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of substantial amounts of our common stock (including shares issuable upon exercise of stock options or warrants) in the public market after the lapse of the restrictions described below, or the perception that such sales may occur, could materially and adversely affect the prevailing market prices for our common stock and our ability to raise equity capital in the future. See "Risk Factors -- Shares Eligible for Future Sale."

         After completion of the offering, we will have shares of common stock outstanding ( shares if the Underwriters' over-allotment options are exercised in full). All of the shares of our common stock offered in the offering ( shares if the Underwriters' over-allotment options are exercised in full), will be freely tradeable without restriction or further registration under the Securities Act, unless purchased by "affiliates" of our company, as that term is
defined in Rule 144, described below. The remaining    shares of common stock
outstanding upon completion of the offering and held by existing stockholders will be "Restricted Securities," as that term is defined in Rule 144, and may not be sold in the absence of registration other than in accordance with Rule 144 or another exemption from registration under the Securities Act. As a result of the contractual restrictions described below and the provisions of Rules 144 and 144(k), additional shares will be available for sale in the public market as follows: (i) no shares of common stock (other than those sold hereby and not held by affiliates) will be available for immediate sale in the public market on the date of this prospectus, (ii) shares of common stock will be eligible for sale 90 days after the date of this prospectus, subject to the volume, manner of sale and reporting requirements of Rule 144 and (iii) approximately shares of common stock will be eligible for sale upon expiration of the lock-up agreements days after the date of this Prospectus, subject to the volume, manner of sale and reporting requirements of Rule 144.

         The Company plans to file registration statements to register Common Shares reserved for issuance under its stock option plans. See "Management -- Compensation Pursuant to Plans and Arrangements of the Company -- Stock Option Plan." Once registered, persons acquiring such shares, whether or not they are affiliates, will be permitted to resell their shares in the public market without regard to the Rule 144 holding period.

         Upon completion of this offering, the holders of    shares of common
stock, or their transferees, will be entitled to certain rights with respect to the registration of such shares under the Securities Act. Registration of such shares under the Securities Act would result in such shares (except for shares purchased by affiliates) becoming eligible for sale immediately upon the effectiveness of such registration.

         In general, under Rule 144 as currently in effect, any affiliate of our company or any person (or group of persons whose shares are aggregated in accordance with the Rule) who has beneficially owned shares of our common stock which are treated as Restricted Securities for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the outstanding shares of our common stock
(approximately   shares based upon the number of shares outstanding after the
offering (or    shares if the Underwriters' over-allotment options are exercised in full)) or the reported average weekly trading volume in our common stock during the four weeks preceding the date on which notice of such sale was filed under Rule 144. Sales under Rule 144 are also subject to certain manner of sale restrictions and notice requirements and to the availability of current public information concerning our company. In addition, affiliates of our company must comply with the restrictions and requirements of Rule 144 (other than the one-year holding period requirement) in order to sell common stock that are not Restricted Securities (such as shares of our common stock acquired by affiliates in market transactions). Further, if a period of at least two years has elapsed from the date Restricted Securities were acquired from our company or an affiliate of our company, a holder of such Restricted Securities who is not an affiliate at the time of the sale and who has not been an affiliate for at least three months prior to such sale would be entitled to sell the shares immediately without regard to the volume, manner of sale, notice and public information requirements of Rule 144.

         Upon consummation of the offering, Synetic will own approximately    %
of our outstanding common stock. Synetic has advised us that it currently has no plans to reduce its ownership interest following the offering. However, Synetic is not subject to any contractual obligation to retain its controlling interest, except that Synetic has agreed not to sell or otherwise dispose of any shares of our company for a period of days after the date of the prospectus without the prior written consent of Merrill Lynch. In addition, subject to certain exceptions, we have agreed not to sell or otherwise dispose of any shares of our
common stock for such     -day period without the prior written consent of
Merrill Lynch.  See "Underwriting."

                                  UNDERWRITING


         Subject to the terms and conditions set forth in a purchase agreement (the "Purchase Agreement") between our company and each of the underwriters named below, we agreed to sell to each of the underwriters, and each of the underwriters, for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") is acting as representative, have agreed to purchase from us, the number of shares of common stock set forth opposite its name below:


                                                                         Number
            Underwriter                                                of Shares
            -----------                                                ---------
Merrill Lynch, Pierce Fenner & Smith
            Incorporated.............................................




                                                                        --------
            Total....................................................   ========


         The Purchase Agreement provides that the obligations of each of the underwriters are subject to certain conditions and that when all those conditions are satisfied each of the underwriters will be obligated to purchase all of the shares of common stock offered in this offering. In the event of default by an underwriter, under the Purchase Agreement the commitments of non-defaulting underwriters may be increased.

         Merrill Lynch has advised us that the underwriters propose initially to offer the shares of common stock to the public at the initial public offering price set forth on the cover page of this prospectus, and to certain dealers at such price less a concession not in excess of $__ per share of common stock. The underwriters may allow, and those dealers may reallow, a discount not in excess of $__ per share of common stock on sales to certain other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

         The following table shows the per share and total public offering price, underwriting discount to be paid by us to the underwriters and the proceeds of the sale of shares to the underwriters before expenses to us. This information is presented assuming either no exercise or full exercise by the underwriters of their over-allotment option.


                                                                                                  Total
                                                                                       --------------------------
                                                                                       Without              With
                                                                    Per Share           Option             Option
                                                                    ---------          --------            ------

Public offering price......................................... $                  $                  $
Underwriting discount......................................... $                  $                  $
Proceeds, before expenses, to our company  ................... $                  $                  $

         We have granted to the underwriters an option, exercisable for up to 30 days after the date of this prospectus, to purchase up to an aggregate of additional shares of common stock at the initial public offering price set forth on the cover of this prospectus less the underwriting discount to cover over-allotments, if any, made on the sale of the common stock offered hereby. If the underwriters exercise the over-allotment option, the underwriters have agreed, subject to certain conditions, to purchase approximately the same percentage of the additional shares that the number of shares of common stock to be purchased by each of them
as shown in the foregoing table bears to the   shares of common stock offered in
this offering. The underwriters may exercise such option only to cover over-allotments made in connection with the sale of the shares of common stock offered hereby.

         At our request, the underwriters have reserved for sale, at the initial
public offering price,    of the shares offered hereby to be sold to certain
directors, officers and employees of our company, of Synetic and of Cerner. The number of shares of our common stock available for sale to the general public will be reduced to the extent these persons purchase the reserved shares. Any reserved shares which are not orally confirmed for purchase within one day of the pricing of the offering will be offered by the underwriters to the general public on the same terms as the other shares offered in this offering.

         Cerner has agreed to purchase directly from us in connection with this
offering,    shares of our common stock at the initial public offering price per share less the underwriting discount.

          Our company and each of our directors, officers and stockholders have agreed that, for a period of days after the date of this prospectus, subject to certain exceptions, they will not without the prior written consent of Merrill Lynch, directly or indirectly:

         o offer, pledge, sell, agree to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer, any shares of our common stock or securities convertible into or exchangeable or exercisable for our common stock, whether now owned by them or acquired by them in the future, or over which they now have or acquire power of disposition, or file a registration statement under the Securities Act with respect to the offering of any shares of our common stock; or

         o enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of our common stock whether any such swap or transaction is to be settled by delivery of common stock or other securities, in cash or otherwise.

         The foregoing restrictions shall not apply to the shares of our common stock to be sold hereunder or, with respect to our company, any shares of our common stock issued or options to purchase shares of our common stock granted pursuant to existing employee benefit or our stock option plan referred to in this prospectus or any shares of our common stock or any such securities or rights issued in connection with investments in, acquisitions of, or mergers or other combinations with, other companies.

         Before this offering, there has been no public market for our common stock. The initial public offering price will be determined through negotiations between our company and Merrill Lynch. The factors considered in determining the initial public offering price, in addition to prevailing market conditions, are

         o price-to-revenues ratios of publicly traded companies that Merrill Lynch believes to be comparable to our company,

         o        certain financial information of our company,

         o the history of, and the prospects for, our company and the industry in which it competes, and

         o an assessment of our management, our past and present operations, the prospects for, and timing of, future revenues of our company,

         o        the present state of our development, and

         o the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to our company.

         We expect our common stock to be approved for listing on the Nasdaq
National Market, subject to notice of issuance, under the symbol "   ." However,
there can be no assurance that an active trading market will develop for our common stock or that our common stock will trade in the public market subsequent to the offering at or above the initial public offering price.

         The underwriters do not expect sales of the common stock to any accounts over which they exercise discretionary authority to exceed 5% of the number of shares of common stock being offered in this offering.

         We have agreed to indemnify the underwriters against, or to contribute to payments the underwriters may be required to make in respect of certain liabilities, including certain liabilities under the Securities Act.

         Until the distribution of the shares of common stock is completed, rules of the Securities and Exchange Commission may limit the ability of the underwriters and certain selling group members to bid for and purchase our common stock. As an exception to these rules, Merrill Lynch is permitted to engage in certain transactions that stabilize the price of our common stock. These transactions may include bids or purchases for the purpose of pegging, fixing or maintaining the price of our common stock.

         If the underwriters create a short position in our common stock in connection with the offering, i.e., if they sell a larger number of shares of common stock than are set forth on the cover page of this prospectus, Merrill Lynch may reduce that short position by purchasing common stock in the open market. Merrill Lynch may also elect to reduce any short position by exercising all or part of the over-allotment option described above.

         Merrill Lynch may also impose a penalty bid on certain underwriters and selling group members. This means that if Merrill Lynch purchases shares of common stock in the open market to reduce the underwriters' short position or to stabilize the price of our common stock, Merrill Lynch may reclaim the amount of the selling concession from the underwriters and selling group members who sold those shares as part of the offering.

         If Merrill Lynch purchases the common stock to stabilize the price or to reduce the underwriters' short position, the price of our common stock could be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of our common stock to the extent that it discourages resales of our common stock.

         Neither our company nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that any of the transactions described above may have on the price of the common stock. In addition, neither our company nor any of the underwriters makes any representation that Merrill Lynch will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

         Merrill Lynch, from time to time, performs investment banking and other financial services for our company, Synetic and affiliates of each of these companies.

         We will pay all of the expenses of the offering, excluding underwriting
discounts, and we estimate that these expenses will be approximately $       .

                                  LEGAL MATTERS

         The validity of the shares of common stock offered hereby will be passed upon for us by Shearman & Sterling, New York, New York. Certain legal matters in connection with the offering will be passed upon for the Underwriters by Brown & Wood LLP. Shearman & Sterling is a limited partner in SN Investors, L.P., a limited partnership the general partner of which is SYNC, Inc., whose sole stockholder is Martin J. Wygod, Chairman of our company and Synetic, which currently holds 5,061,857 shares of Synetic common stock.


                                     EXPERTS

         The audited financial statements of CareInsite, Inc. and Avicenna Systems Corporation included in this Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

         The statements of law under the caption "Risk Factors -- Government regulation of the Internet and/or healthcare e-commerce services could adversely affect our business" and under the caption "Business --Government Regulation" in this prospectus are based upon the opinion of Kegler, Brown, Hill & Ritter Co., L.P.A., Columbus, Ohio, special regulatory counsel to the Company. Robert D. Marotta, Esq., of counsel to such firm, holds 75,000 options to purchase Synetic common stock.


                             ADDITIONAL INFORMATION

         We have filed with the Commission a registration statement on Form S-1 (the "Registration Statement") under the Securities Act with respect to the shares of common stock offered hereby. For the purposes hereof, the term "Registration Statement" means the original registration statement and any and all amendments thereto. This prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to our company and such common stock, reference is hereby made to such Registration Statement, including exhibits thereto, which can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Regional Offices of the Commission at Seven World Trade Center, New York, New York 10048 and 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can also be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of such site is http://www.sec.gov.

         Statements contained in the prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

         We are not currently subject to the informational requirements of the Exchange Act. As a result of the offering of our common stock, we will become subject to the reporting requirements of the Exchange Act. We intend to furnish our stockholders with annual reports containing consolidated financial statements audited by independent certified public accountants.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                                            Page
                                                                            ----

CareInsite, Inc.

  Report of Independent Public Accountants..................................F-2

  Consolidated Balance Sheets at June 30, 1997 and 1998
  and December 31, 1998 (unaudited).........................................F-3

  Consolidated Statements of Operations for the Period from Inception
  (December 24, 1996) through June 30, 1997, the Year Ended June 30, 1998 and the Six Months Ended
  December 31, 1997 and 1998 (unaudited)....................................F-5

  Consolidated Statements of Changes in Stockholder's Equity for the
  Period from Inception (December 24, 1996) through June 30, 1997, the
  Year Ended June 30, 1998 and the Six
  Months Ended December 31, 1998 (unaudited)................................F-6

  Consolidated Statements of Cash Flows for the Period from Inception
  (December 24, 1996) through June 30, 1997, the Year Ended June 30, 1998 and the Six Months Ended
  December 31, 1997 and 1998 (unaudited)....................................F-7

  Notes to Consolidated Financial Statements................................F-8


Avicenna Systems Corporation (acquired on December 24, 1996)

  Report of Independent Public Accountants..................................F-18

  Statements of Operations for the Year Ended December 31, 1995
  and the Period from January 1, 1996 through December 23, 1996.............F-19

  Statements of Changes in Stockholder's Deficit for the Year Ended
  December 31, 1995 and the Period from January 1, 1996
  through December 23, 1996.................................................F-20

  Statements of Cash Flows for the Year Ended December 31, 1995
  and the Period from January 1, 1996 through December 23, 1996.............F-21


  Notes to Financial Statements.............................................F-22

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

         After the amendment of the Certificate of Incorporation of the Company in the State of Delaware increasing the number of shares authorized for issuance and reflecting a 16.02-for-1 stock split and legally renaming the company CareInsite, Inc., we expect to be in a position to render the following audit report.


                                                       ARTHUR ANDERSEN LLP


Roseland, New Jersey
March 17, 1999


                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To CareInsite, Inc.:

         We have audited the accompanying consolidated balance sheets of CareInsite, Inc. (a Delaware corporation) and subsidiary (formerly Synetic Healthcare Communications, Inc.) as of June 30, 1997 and 1998, and the related consolidated statements of operations, changes in stockholder's equity and cash flows for the period from Inception (December 24, 1996) through June 30, 1997 and for the year ended June 30, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of CareInsite, Inc. and subsidiary as of June 30, 1997 and 1998, and the results of their operations and their cash flows for the period from Inception (December 24, 1996) through June 30, 1997 and for the year ended June 30, 1998 in conformity with generally accepted accounting principles.

                                CareInsite, Inc.
                           CONSOLIDATED BALANCE SHEETS
                                 (in thousands)

                                     ASSETS


                                                             June 30,                    December 31,
                                                     -------------------------           ------------
                                                       1997             1998                 1998
                                                     --------         --------               ----
                                                                                          (unaudited)
CURRENT ASSETS:
    Cash and cash equivalents....................      $   246        $   315             $     635
    Note receivable..............................           -           2,000                 2,000
    Other current assets.........................           72            220                   362
                                                      --------       --------             ---------
       Total current assets......................          318          2,535                 2,997
                                                      --------       --------              --------


PROPERTY, PLANT AND EQUIPMENT:
    Leasehold improvements.......................          366            681                   685
    Machinery and equipment......................        1,244          2,826                 2,900
    Furniture and fixtures.......................          171            371                   388
                                                      --------       --------              --------
                                                         1,781          3,878                 3,973
    Less:  Accumulated depreciation..............         (184)        (1,025)               (1,538)
                                                      --------       --------              --------
    Property, plant and equipment, net...........        1,597          2,853                 2,435
                                                      --------       --------              --------

CAPITALIZED SOFTWARE DEVELOPMENT COSTS...........          348          4,972                10,354

OTHER ASSETS:
    Intangible assets, net of accumulated
       amortization of $405, $1,214 and
       $1,618 at June 30, 1997 and 1998
       and December 31, 1998, respectively.......        1,213            404                   -
    Other........................................          -               69                    54
                                                      --------      ---------             ---------
       Total other assets........................        1,213            473                    54
                                                      --------      ---------             ---------
                                                        $3,476        $10,833               $15,840
                                                      ========      =========             =========







 The accompanying notes are an integral part of these consolidated statements.

                                CareInsite, Inc.
                           CONSOLIDATED BALANCE SHEETS
                        (in thousands, except share data)

                      LIABILITIES AND STOCKHOLDER'S EQUITY



                                                             June 30,                    December 31,
                                                     -------------------------           ------------
                                                       1997             1998                 1998
                                                     --------         --------               ----
                                                                                          (unaudited)
CURRENT LIABILITIES:
    Accounts payable........................         $    265       $    594                $   301
    Accrued liabilities.....................            1,645          1,166                  1,272
                                                      -------        -------                 ------
       Total current liabilities............            1,910          1,760                  1,573
                                                      -------        -------                 ------

DEFERRED INCOME TAXES.......................               -           1,275                  1,275

COMMITMENTS AND CONTINGENCIES

STOCKHOLDER'S EQUITY:
    Common stock, $.01 par value;
       authorized 100,000,000 shares;
       16,020,000 shares issued and outstanding
       at June 30, 1997 and 1998
       and December 31, 1998................              160            160                    160
    Paid-in capital.........................           53,763         70,330                 84,330
    Stock subscription receivable...........          (10,000)       (10,000)               (10,000)
    Accumulated deficit.....................          (42,357)       (52,692)               (61,498)
                                                     --------        -------                -------
       Total stockholder's equity...........            1,566          7,798                 12,992
                                                    ---------       --------                -------
                                                     $  3,476        $10,833                $15,840
                                                     ========        =======                =======







 The accompanying notes are an integral part of these consolidated statements.

                                CareInsite, Inc.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                      (in thousands, except per share data)



                                                      Period From Inception     Year
                                                       (December 24, 1996)      Ended             Six Months Ended
                                                        Through June 30,      June 30,              December 31,
                                                              1997              1998            1997             1998
                                                             ------            ------          ------           ------
                                                                                                        (unaudited)
Costs and expenses:
     Research and development........................     $     7,652      $     4,762       $     2,546      $   5,999
     Sales and marketing.............................           1,150            1,733               850            919
     General and administrative......................           1,379            3,887             1,639          1,979
     Other income, net...............................             (9)             (47)                 -           (91)
     Acquired in-process research and
       development...................................          32,185                -                 -              -
                                                          -----------      -----------       -----------      ---------
                                                               42,357           10,335             5,035          8,806
                                                          -----------      -----------       -----------      ---------

Net loss ............................................     $  (42,357)      $  (10,335)       $   (5,035)      $ (8,806)
                                                          ==========       ==========        ==========       ========

Net loss per share - basic and diluted...............     $    (2.64)      $     (.65)       $     (.31)      $   (.55)
                                                          ===========      ===========       ===========      =========
Weighed average shares
  outstanding - basic and diluted....................          16,020           16,020            16,020         16,020
                                                          ===========      ===========       ===========      =========







 The accompanying notes are an integral part of these consolidated statements.

                                CareInsite, Inc.
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY
                                 (in thousands)



                                                         Common Stock
                                                         ------------
                                                     Number                                   Stock                         Total
                                                       of                    Paid-In      Subscription    Accumulated  Stockholder's
                                                     Shares    Amount        Capital       Receivable       Deficit        Equity
                                                     ------    ------        -------       ----------       -------      ----------


Capitalization at Inception, December 24, 1996..     16,020    $   160     $   9,840      $  (10,000)     $         -     $       -

  Pushdown of Avicenna acquisition..............         -          -         28,817               -                -        28,817
  Pushdown of CareAgents acquisition............         -          -          3,250               -                -         3,250

Net loss........................................         -          -              -               -         (42,357)      (42,357)

Capital contributions from parent...............         -          -         11,856               -               -         11,856
                                                  ---------    -------     ---------      ----------      ----------      ---------

Balance, June 30, 1997..........................     16,020        160        53,763        (10,000)         (42,357)         1,566

Net loss........................................         -          -             -                -         (10,335)      (10,335)

Capital contributions from parent...............         -          -         16,567               -               -         16,567
                                                  ---------    -------        ------      -----------     ----------         ------

Balance, June 30, 1998..........................     16,020        160        70,330         (10,000)        (52,692)         7,798

Net loss (unaudited)............................         -          -             -                -          (8,806)       (8,806)

Capital contributions from parent (unaudited)...         -          -         14,000               -               -         14,000
                                                  ---------    -------     ---------      -----------     ----------      ---------

Balance, December 31, 1998 (unaudited)..........     16,020    $   160     $  84,330      $  (10,000)     $  (61,498)     $  12,992
                                                  =========    =======     =========      ===========     ===========     =========


 The accompanying notes are an integral part of these consolidated statements.

                                CareInsite, Inc.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)




                                                            Period From Inception      Year
                                                             (December 24, 1996)       Ended                 Six Months Ended
                                                              Through June 30,       June 30,                  December 31,
                                                                    1997               1998               1997           1998
                                                                    ----               ----               ----           ----
                                                                                                                (unaudited)
Cash flows from operating activities:
     Net loss..............................................       $  (42,357)       $  (10,335)      $   (5,035)       $   (8,806)

     Adjustments to reconcile net loss to
        net cash used in operating activities:
        Write-off of acquired in-process
        purchased research and
        development costs..................................           32,185                 -                -                 -
        Write-off of acquired intellectual
        property and software technologies.................            5,228                 -                -                 -
        Depreciation and amortization......................              589             1,650              709               917
        Write-off of capitalized software costs............                -                 -                -             2,381
     Changes in operating assets and liabilities, net of
        the effects of acquisitions:
           Other assets ...................................               61              (217)             (27)             (127)
           Accounts payable................................             (241)              329             (142)             (293)
           Accrued liabilities.............................             (476)             (479)            (396)              106
                                                                  ----------        ----------       ----------        ----------
               Net cash used in operating activities.......           (5,011)           (9,052)          (4,891)           (5,822)
                                                                  ----------        ----------       ----------        ----------

Cash flows used in investing activities:
     Purchases of property, plant & equipment..............           (1,023)           (2,097)          (1,045)              (95)
     Software development costs............................             (348)           (4,624)          (1,032)           (7,763)
                                                                  ----------        ----------       ----------        ----------
               Net cash used in investing activities.......           (1,371)           (6,721)          (2,077)           (7,858)
                                                                  ----------        ----------       ----------        ----------

Cash flows provided by financing activities:
     Capital contribution from parent......................            6,628            15,842            7,189            14,000
                                                                 -----------       -----------      -----------       -----------

Net increase in cash and cash equivalents..................              246                69              221               320
Cash and cash equivalents, beginning of period.............                -               246              246               315
                                                                 -----------       -----------      -----------       -----------
Cash and cash equivalents, end of period...................      $       246       $       315      $       467       $       635
                                                                 ===========       ===========      ===========       ===========





 The accompanying notes are an integral part of these consolidated statements.

                                CareInsite, Inc.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(1)      Nature of Operations and Summary of Significant Accounting Policies:

         The Company--

         On December 24, 1996, Synetic, Inc. ("Synetic" or the "Parent") acquired Avicenna Systems Corporation ("Avicenna" -- See Note 2), a privately held company that marketed and built Intranets for managed healthcare plans, integrated healthcare delivery systems and hospitals. The acquisition of Avicenna marked the Inception of Synetic's healthcare communications business. On January 23, 1997, Synetic acquired CareAgents, Inc. ("CareAgents" -- See Note
2), a privately held company engaged in developing Internet-based clinical commerce applications. On November 24, 1998, Synetic formed Synetic Healthcare Communications, Inc., which was subsequently renamed CareInsite, Inc. (the "Company"). On January 2, 1999, Synetic contributed the stock of CareAgents to Avicenna. Concurrently, Avicenna contributed the stock of CareAgents and substantially all of Avicenna's other assets and liabilities to the Company (the "Formation"). Synetic also agreed to contribute $10,000,000 in cash to the Company, which amount was subsequently funded. The Formation has been accounted for using the carryover basis of accounting and the Company's financial statements include the accounts and operations of Avicenna and CareAgents for all periods presented from the date each entity was acquired. Upon Formation, the Certificate of Incorporation provided for authorized capital stock consisting of 10,000,000 shares of common stock, $.01 par value and 1,000,000 shares were subsequently issued. The Company intends to amend its Certificate of Incorporation increasing the number of shares authorized for issuance to 100,000,000 shares of common stock, reflect a 16.02-for-1 stock split and legally renaming the Company. The shares issued in connection with the Formation reflect the 16.02-for-1 stock split of the common stock to be effected in the form of a stock dividend to be declared and paid immediately prior to the closing of the initial public offering ("IPO") of the Company's common stock.

         The Company intends to provide a broad range of healthcare electronic commerce services which will leverage Internet technology to improve communication among physicians, payers, suppliers and patients. The provision of products and services using Internet technology in the healthcare communications industry is a developing business and is subject to risks, including but not limited, to those associated with competition from existing companies offering the same or similar services, uncertainty with respect to market acceptance of its products and services, rapid technological change, management of growth, availability of future capital and minimal previous record of operations or earnings.

         In October 1998, the Company entered into agreements in principle with two strategic partners -- The Health Information Network Connection LLC ("THINC") and Cerner Corporation ("Cerner").

         THINC--

         In January 1999, the Company, THINC, and THINC founding members, Greater New York Hospital Association, Empire Blue Cross and Blue Shield, Group Health Incorporated ("GHI") and HIP Health Plans entered into definitive agreements and consummated a transaction for a broad strategic alliance. Under this arrangement, among other things, the Company (i) acquired a 20% ownership interest in THINC in exchange for $1.5 million in cash and a warrant to purchase shares of common stock of the Company, representing approximately 6% of the equity of the Company (assuming exercise of the THINC warrant and considering the shares issued to Cerner), (ii) agreed to extend up to $3.5 million in senior loans to THINC, (iii) entered into a Management Services Agreement with THINC pursuant to which the Company will manage all operations of THINC, including providing THINC with certain content and messaging services, (iv) licensed to THINC content and messaging services for use over the THINC network and (v) entered into exclusive Clinical Transaction Agreements with each of Empire, GHI and HIP (the "THINC Payers") to provide online prescription and laboratory transaction services. The Company's Clinical Transaction Agreement with GHI specifies that it does not have the exclusive right to provide prescription communication services to GHI unless either the Company enters into an agreement with GHI's PBM outlining a methodology for the implementation of such services or GHI elects to proceed without such an agreement. GHI's current PBM is Merck-Medco. To date, the Company has not entered into any such agreement with Merck-Medco and GHI has not made such election.

         As part of this arrangement, THINC entered into Managed Care Transaction Contracts with each of the THINC Payers whereby the THINC Payers

                                CareInsite, Inc.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(1)      Nature of Operations and Summary of Significant Accounting Policies:
         (continued)

agreed to use the THINC network for their online medical claims submission, eligibility, benefit plan detail, roster distribution, remittance advice distribution, claims inquiry, referral/pre-certification and authorization, and encounter submission transactions.

         The warrant issued to THINC is exercisable 180 days following the occurrence of an IPO of the Company's common stock or, if an IPO has not occurred, at the end of term of the warrant. The exercise price of the warrant is the lesser of (i) the IPO price, if an IPO has occurred, and (ii) the price based on a $200 million enterprise value of the Company. The warrant expires on January 1, 2006, subject to certain exceptions. The warrant and the shares of our common stock issuable upon the exercise of the warrant are subject to certain restrictions on transfer.

         Cerner--

         In January 1999, the Company also entered into definitive agreements and consummated a transaction with Cerner for a broad strategic alliance. Cerner, a publicly traded corporation, is a supplier of clinical and management information systems for healthcare organizations. Under this arrangement, the Company, among other things, obtained a perpetual software license to the functionality embedded in Cerner's Health Network Architecture ("HNA") including HNA Millennium Architecture and Cerner in exchange for a 19.9% equity interest in the Company (such equity interest is subject to certain restrictions on transfer and other adjustments). In addition, the Company will issue to Cerner 801,000 additional shares of our common stock on or after February 15, 2001 at $.01 per share in the event the Company has achieved a stated level of physician participation by 2001. Additionally, the Company and Cerner entered into a Marketing Agreement that allows for the marketing and distribution of the Company's services to the physicians and providers associated with more than 1,000 healthcare organizations who currently utilize Cerner's clinical and management information system. In addition, Cerner committed to make available engineering and systems architecture personnel and expertise to accelerate the deployment of the Company's services, as well as ongoing technical support and future enhancements to HNA. The Company intends to record the perpetual license acquired from Cerner in exchange for the equity interest issued to Cerner as capitalized software development costs. Such capitalized software costs are estimated to be $20-25 million.

         Principles of Consolidation--

         The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, CareAgents, after elimination of all significant intercompany accounts and transactions.

         Interim Financial Information--

         Information for the six months ended December 31, 1997 and 1998 is unaudited and has been prepared on the same basis as the audited financial statements and includes all adjustments, consisting only of normal recurring adjustments that management considers necessary for a fair presentation of the Company's operating results for such periods. Results for the six months ended December 31, 1998 are not necessarily indicative of results to be expected for the full fiscal year 1999 or for any future period.

         Fair Value of Financial Instruments--

         The carrying amounts of cash and cash equivalents and note receivable approximate fair value because of the short-term maturity of these instruments.

                                CareInsite, Inc.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(1)      Nature of Operations and Summary of Significant Accounting Policies:
         (continued)

         Cash and Cash Equivalents--

         The Company considers all investment instruments with a maturity of three months or less from the date of purchase to be the equivalent of cash for purposes of balance sheet presentation and for the consolidated statements of cash flows.

         Property, Plant and Equipment--

         Property, plant and equipment are stated at cost. For financial reporting purposes, depreciation is provided principally on the straight-line method over the estimated useful lives of the assets. Annual depreciation rates range from 20% to 33% for leasehold improvements and from 10% to 33% for machinery and equipment and furniture and fixtures. Expenditures for maintenance, repair and renewals of minor items are charged to operations as incurred. Major betterments are capitalized.

         Capitalized Software Development Costs--

         The Company capitalizes certain costs incurred for the production of computer software for use in the sale of its services. Costs capitalized include direct labor and related overhead for software produced by the Company and the costs of software licensed from third parties. All costs in the software development process which are classified as research and development are expensed as incurred until technological feasibility has been established. Once technological feasibility has been established, such software development costs are capitalized until the software is commercially available. Such costs are recorded at the lower of unamortized cost or net realizable value. As of June 30, 1997, June 30, 1998 and December 31, 1998, capitalized internally generated costs were $348,000, $4,368,000 and $4,353,000, respectively. As of June 30,
1998 and December 31, 1998, capitalized costs for software components licensed from third party vendors were $604,000 and $6,001,000, respectively. There were no capitalized costs for software components licensed from third party vendors as of June 30, 1997.

         As a result of the Company entering into a license agreement with Cerner under which the Company obtained a perpetual license to Cerner's HNA, certain elements of previously capitalized software costs were made duplicative. Consequently, approximately $2,381,000 of capitalized software was written off and included in research and development expenses in the six months ended December 31, 1998.

         For the period from inception (December 24, 1996) through June 30, 1997, $5,228,000 of costs associated with the acquisitions of certain intellectual property and software technologies was expensed as research and development as technological feasibility had not been reached.

         Long-Lived Assets --

         In accordance with Statement of Financial Accounting Standard ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," the Company continually evaluates whether events and circumstances have occurred that indicate the remaining estimated useful life of long-lived assets requires revision or that all or a portion of the remaining balance may not be recoverable. Management does not believe that any such events or changes in circumstances have occurred.

                                CareInsite, Inc.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(1)      Nature of Operations and Summary of Significant Accounting Policies:
         (continued)

         Accrued Liabilities--

         Accrued liabilities consisted of the following (in thousands):

                                                                  June 30,
                                                          ----------------------
                                                              1997         1998

         Accrued payroll and benefit costs..............  $    233      $    408
         Accrued software costs.........................        -            400
         Accrued acquisition costs......................     1,256           109
         Accrued consulting.............................        25           154
         Other..........................................       131            95
                                                          --------     ---------
                Total...................................   $ 1,645       $ 1,166
                                                           =======       =======

         Income Taxes--

         The Company accounts for income taxes pursuant to SFAS 109, "Accounting for Income Taxes", which uses the liability method to calculate deferred income taxes.

         The Company is included in the consolidated Federal income tax return of Synetic. The accompanying consolidated statements of operations reflect income taxes as if the Company filed a separate tax return.

         Net Loss Per Share--

         Basic net loss per share and diluted net loss per share are presented in conformity with SFAS No. 128, "Earnings per Share" and SEC Staff Accounting Bulletin No. 98 ("SAB 98"). Under SFAS No. 128 and SAB 98, basic net loss per share is computed by dividing net income by the weighted-average number of common shares outstanding for the period. In accordance with SAB 98, the Company has determined that there were no nominal issuances of the Company's common stock prior to the proposed IPO. The calculation of diluted net loss per share excludes shares of common stock issuable upon exercise of employee stock options as the effect of such exercises would be anti-dilutive. Common shares outstanding and per share amounts reflect the Formation and are considered outstanding from inception.

         Accounting for Stock-Based Compensation--

         The Company accounts for its stock-based employee compensation agreements in accordance with the provisions of Accounting Principles Board Opinion No. 25.

         Use of Estimates--

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                                CareInsite, Inc.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(1)      Nature of Operations and Summary of Significant Accounting Policies:
         (continued)

         Recently Issued Accounting Standards--

         In June 1997, the Financial Accounting Standards Board, (FASB), issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." The Company is required to adopt SFAS No. 131 for its year ending June 30, 1999. SFAS No. 131 requires disclosure of certain information regarding operating segments, products and services, geographic areas of operation and major customers. Adoption of SFAS No. 131 is expected to have no material impact on the Company's financial condition or results of operations.

         In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." The Company is required to adopt SFAS No. 133 for its year ending June 30, 2000. SFAS No. 133 establishes methods of accounting for derivative financial instruments and hedging activities related to those instruments as well as other hedging activities. Because the Company currently holds no derivative financial instruments and does not currently engage in hedging activities, adoption of SFAS No. 133 is expected to have no material impact on the Company's financial condition or results of operations.

         In March 1998, the American Institute of Certified Public Accountants issued Statement of Position, or "SOP," 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." SOP 98-1 requires that entities capitalize certain costs related to internal-use software once certain criteria have been met. The Company is required to implement SOP 98-1 for the year ending June 30, 2000. Adoption of SOP 98-1 is expected to have no material impact on the Company's financial condition or results of operations.

         In April 1998, the American Institute of Certified Public Accountants issued Statement of Position or "SOP" 98-5, "Reporting on the Costs of Start-Up Activities." SOP 98-5 requires that entities expense start-up costs as incurred. The Company is required to implement SOP 98-5 for the year ending June 30, 2000. Adoption of SOP 98-5 is expected to have no material impact on the Company's financial condition or results of operations.

(2)      Acquisitions:

         Avicenna--

         On December 24, 1996, Synetic acquired the outstanding equity and indebtedness (including employee stock options) of Avicenna, a privately-held company located in Cambridge, Massachusetts, for 428,643 shares of Synetic's common stock and 161,015 shares of Synetic's common stock to be issued in connection with the exercise of employee stock options. The acquisition was accounted for using the purchase method with the purchase price being allocated to assets acquired and liabilities assumed based on their fair values.

         A summary of the purchase price allocation is as follows (in thousands):

                  Cash                                            $       42
                  Short-term investments                                 240
                  Other assets                                           216
                  Property, plant and equipment                          759
                  Purchased research and development                  28,600
                  Intangible assets                                    1,502
                  Goodwill                                               116
                  Accounts payable                                      (507)
                  Accrued liabilities                                 (2,151)
                                                                   ---------
                                                                     $28,817
                                                                   =========
                                      F-12

                                CareInsite, Inc.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(2)      Acquisitions: (continued)

         The amount allocated to purchased research and development of $28,600,000 was determined using established valuation techniques. Remaining amounts have been allocated to intangible assets and goodwill and are amortized over a two-year period.

         CareAgents--

         On January 23, 1997, Synetic acquired CareAgents for 106,029 shares of Synetic's common stock. CareAgents was an early development stage company focused on Internet-based clinical commerce applications. The acquisition was accounted for using the purchase method with the purchase price being allocated to the assets acquired, purchased research and development of $3,585,000 and liabilities assumed of $335,000, based on their fair values. The amount allocated to purchased research and development of $3,585,000 was determined using established valuation techniques.

         Acquired In-Process Research and Development--

         In connection with the acquisitions of Avicenna and CareAgents, each purchase price was allocated to acquired in-process research and development. These amounts have been expensed on the respective acquisition dates as the in-process research and development had not reached technological feasibility and had no alternative future use. A description of the acquired in-process research and development and the estimates made are as follows:

         Avicenna--

         The amount allocated to acquired in-process research and development of $28,600,000 was determined based on an income approach valuation methodology. The valuation projected revenue and costs over a nine year period with profitability commencing in three years and increasing steadily through year nine. Avicenna was in the early stages of its development and the systems under development had not yet reached technological feasibility. There was no alternative future use for the technology then developed.

         Avicenna had incurred approximately $1,238,000 in research and development costs to develop the technology to its then current status. Significant costs remained to complete the technological capabilities of its product line and then migrate those capabilities to a new business model envisioned by Synetic.

         CareAgents--

         Given the small size of the workforce and the lack of any substantive tangible assets, the entire purchase price of $3,585,000 was assigned to acquired in-process purchased research and development.

         CareAgents' technology was in the very early stages of development with basic user requirements, a business plan, preliminary system architecture with process flow diagrams and prototyping efforts comprising the work completed to date. Substantial costs remained to mature the technology to the point of technological feasibility and then complete for first product deployment. No work had been completed on a detailed engineering design or on building or testing any substantive code.

                                CareInsite, Inc.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(2)      Acquisitions: (continued)

         To value the acquired in-process research and development, the Company used the income approach based on a nine-year projection of revenues and costs. Profitability was forecasted to occur in the third year with operating margins in the low twenty percent range for the balance of the forecast period.

(3)      Stockholder's Equity:

         Included in capital contributions from parent for the period from Inception (December 24, 1996) through June 30, 1997 is $5,228,000 of rights to certain intellectual property and software technologies purchased by Synetic to be utilized in the development of the Company's healthcare communications business.

         Included in capital contributions from parent for the year ended June 30, 1998 is an assignment by Synetic of rights to an 8% Senior Convertible Note for $2,000,000 from a privately held company (See Note 7).

(4)      Income Taxes:

         Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. At June 30, 1998 and December 31, 1998, deferred tax liabilities of $1,275,000 primarily relate to software development costs capitalized for financial reporting purposes and expensed for tax purposes.

         For the period from inception (December 24, 1996) through January 2, 1999, the tax benefits associated with net operating losses generated by the Company were retained by Synetic. Capital contributions from Parent in the consolidated statements of changes in stockholder's equity have been reduced by the tax benefit of net operating losses recognized by the Company.

(5)      Stock Options:

         The Company expects to adopt a stock option plan covering its employees, officers and directors, and certain consultants, agents and key contractors. The Company intends to grant stock options under this plan to certain employees, officers and directors in connection with an IPO of the Company's common stock. The Company intends to grant such stock options at fair market value.

         Historically, the employees of the Company have participated in the stock option plans of Synetic. These plans provide for both non-qualified and incentive stock options. Generally, options granted under these plans become exercisable at a rate of 20% on each annual anniversary of the grant and expire within ten to fifteen years from the date of the grant and have an exercise price equal to 100% of the fair market value of Synetic's common stock on the date of grant.

         Synetic has elected to follow APB No. 25 in accounting for its employee stock options. Accordingly, no compensation cost has been recognized for option plans. Had the determination of compensation costs for employees of the Company who participated in the stock option plans of Synetic been based on the fair value at the grant dates for awards under these plans, consistent with the method of SFAS No. 123, the Company's net loss would have been $(45,570,000) and $(20,340,000) and basic and diluted loss per share would have been $(2.84) and $(1.27) for the period from Inception (December 24, 1996) through June 30, 1997 and for the year ended June 30, 1998, respectively. At June 30, 1998, the Company's employees had 4,173,444 and 717,739 of Synetic's stock options outstanding and exercisable, respectively.

                                CareInsite, Inc.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(5)      Stock Options: (continued)

         The pro forma results are not intended to be indicative of or a projection of future results.

         The fair value of each option grant is estimated on the date of grant by using the Black-Scholes option-pricing model. The following weighted average assumptions were used:

                                                      1997             1998
                                                    --------         --------
         Expected dividend yield                          0%               0%
         Expected volatility                           .2722            .2986
         Risk-free interest rates                       6.5%             6.3%
         Expected option lives (years)             .083-1.74         .50-2.00

         Weighted average fair
           value of options granted
           during the year                            $10.11           $13.10

(6)      Related Party Transactions:

         Tax Sharing Agreement--

         The Company and Synetic will enter into a Tax Sharing Agreement providing for the conduct of tax audits and the handling of tax controversies and various related matters. For periods during which the Company is included in Synetic's consolidated federal income tax returns, the Company will be required to pay to Synetic an amount equal to its federal income tax liability, determined as if the Company had filed a separate federal income tax return.

         Services Agreement--

         On January 2, 1999 the Company and Synetic have entered into a Services Agreement, pursuant to which Synetic will provide the Company with services relating primarily to payroll, accounting, tax, office and information processing and other technical services as required. The Company will pay the actual costs of providing these services. Such costs will include an allocable portion of the compensation and other related expenses of Synetic employees providing such services to the Company. This agreement may be terminated by either party upon 90 days prior written notice, at the end of any quarter. Allocations from Synetic to the Company were $230,000, $836,000, $346,000 and $475,000 for the period from Inception (December 24, 1996) through June 30, 1997, for the fiscal year ended June 30, 1998 and for the six months ended December 31, 1997 and 1998, respectively. Synetic and the Company believe that these amounts are appropriate and adequately reflect the costs of these services.

                                CareInsite, Inc.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(7)      Note Receivable:

         On March 24, 1998 Synetic loaned a privately held company ("Debtor") $2,000,000 under an 8% Senior Convertible Note due March 23, 1999 (the "Note"). In connection with the formation of the Company, Synetic assigned its rights under the Note to the Company. In January, 1999, Debtor was acquired by another privately held company ("Successor"). In connection with this acquisition, the Company elected to convert the Note into 291,952 shares of Successor's Series B Preferred Stock ("Preferred"). The Preferred is convertible into common stock
(i) at the Company's option any time after the annual anniversary date of issuance, and (ii) automatically immediately prior to an IPO of Successor. In 1999, the Successor filed a registration statement for an IPO.

(8)      Commitments and Contingencies:

         Legal Proceedings --

         On February 18, 1999, Merck & Co., Inc. and Merck-Medco Managed Care, L.L.C. filed a complaint in the Superior Court of New Jersey against the Company, Synetic, Martin J. Wygod, Chairman of the Company and Synetic, and three officers and/or directors of the Company and Synetic, Paul C. Suthern, Roger C. Holstein and Charles A. Mele. The plaintiffs assert that the Company, Synetic and the individual defendants are in violation of certain non-competition, non-solicitation and other agreements with Merck and Merck-Medco, and seek to enjoin the Company and them from conducting the Company's healthcare e-commerce business and from soliciting Merck-Medco's customers. The Synetic and Wygod agreements provide an expiration date of May 24, 1999. Mr. Suthern's, Mr. Mele's and Mr. Holstein's agreements expire in December 1999, March 2000 and September 2002, respectively. A preliminary injunction hearing was held on March 22, 1999. Following the hearing, the Court took the matter under submission.

         The Company believes that Merck's and Merck-Medco's positions in relation to the Company and the individual defendants are without merit, and intends to vigorously defend the litigation. If the Company is unsuccessful in defending this litigation, the Company could be prevented indefinitely from pursuing the development and deployment of its healthcare e-commerce services. Any unanticipated adverse result could have a material adverse effect on the Company's business.

                                CareInsite, Inc.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(8)      Commitments and Contingencies: (continued)

Leases--

         The Company leases office space and equipment under various noncancellable operating leases. Rental expense was $270,000 and $1,241,000 for the period from Inception (December 24, 1996) through June 30, 1997 and for the fiscal year ended June 30, 1998, respectively. The minimum aggregate rental commitments under noncancellable leases, excluding renewal options, are as follows (in thousands):

         Years Ending June 30,
         1999......................................................       $1,270
         2000......................................................        1,229
         2001......................................................        1,207
         2002......................................................          805
         Thereafter................................................           -

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To Avicenna Systems Corporation:

         We have audited the accompanying statements of operations, redeemable convertible preferred stock and stockholder's deficit and cash flows of Avicenna Systems Corporation (a Massachusetts corporation) for the year ended December 31, 1995 and for the period from January 1, 1996 through December 23, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Avicenna Systems Corporation for the year ended December 31, 1995 and for the period from January 1, 1996 through December 23, 1996 in conformity with generally accepted accounting principles.



                                               ARTHUR ANDERSEN LLP


Roseland, New Jersey
February 22, 1999

                          AVICENNA SYSTEMS CORPORATION
                            STATEMENTS OF OPERATIONS
                    (in thousands, except per share amounts)




                                                                                 Period from
                                                                               January 1, 1996
                                                         Year Ended                through
                                                     December 31, 1995         December 23, 1996
                                                     -----------------         -----------------
Revenue.......................................          $      -                  $       20
                                                        ----------                ----------

Operating expenses
   Research and development...................                  86                     1,136
   Sales and marketing........................                  12                     1,297
   General and administrative.................                  69                       885
                                                        ----------                ----------

Total operating expenses......................                 167                     3,318
                                                        ----------                ----------

Net loss                                                $     (167)                  $(3,298)
                                                        ==========                ==========

Preferred stock dividends.....................                   -                      (241)
                                                        ----------                ----------

Net loss applicable to common stockholder.....          $     (167)                  $(3,539)
                                                        ==========                ==========

Net loss per share applicable to common
stockholder - basic and diluted...............          $     (.44)                  $ (9.34)
                                                        ==========                ==========

Weighted average common shares
outstanding - basic and diluted...............                 379                       379
                                                        ==========                ==========





        The accompanying notes are an integral part of these statements.

                          AVICENNA SYSTEMS CORPORATION
                 STATEMENTS OF CHANGES IN REDEEMABLE CONVERTIBLE
                    PREFERRED STOCK AND STOCKHOLDER'S DEFICIT
                                 (in thousands)

                                             Redeemable Convertible
                                                Preferred Stock                         Stockholder's Deficit
                                             ----------------------  ------------------------------------------------
                                                                       Common
                                                                        Stock                Additional                   Total
                                              Number of    Carrying    Number     Carrying     Paid-In    Accumulated  Stockholder's
                                                Shares       Value    of Shares     Value      Capital      Deficit      Deficit
                                              ---------- ----------- ----------- ---------- ------------ ------------- ------------
Initial capitalization.......................       -      $     -     $   379    $     4           -            (4)            -
Net loss.....................................                    -           -          -           -           (32)          (32)
                                                           -------     -------    -------     -------       -------       -------
Balance, December 31, 1994...................       -            -         379          4           -           (36)          (32)
Sales of Series A redeemable convertible
preferred stock, net of issuance costs.......     450        1,350           -          -           -           (38)          (38)
Capital contributed in connection with
repayment of stockholder loans...............       -            -           -          -          32             -            32
Net loss.....................................       -            -           -          -           -          (167)         (167)
                                              -------      -------     -------    -------     -------       -------       -------

Balance, December 31, 1995...................     450        1,350         379          4          32          (241)         (205)
Sales of Series A redeemable convertible
preferred stock..............................     583        1,750           -          -           -             -             -
Preferred stock dividends....................       -          241           -          -           -          (241)            -
Net loss.....................................       -            -           -          -           -        (3,298)       (3,298)
                                              -------      -------     -------    -------     -------       -------       -------

Balance, December 23, 1996...................   1,033      $ 3,341     $   379    $     4          32        (3,780)       (3,503)
                                              =======      =======     =======    =======     =======       =======       =======

        The accompanying notes are an integral part of these statements.

                          AVICENNA SYSTEMS CORPORATION
                            STATEMENTS OF CASH FLOWS
                                 (in thousands)


                                                                                                   Period from
                                                                                                 January 1, 1996
                                                                       Year Ended                    through
                                                                    December 31, 1995           December 23, 1996
                                                               --------------------------- ----------------------
Cash flows from operating activities:
         Net loss.............................................          $    (167)                   $   (3,298)
         Adjustments to reconcile net loss to net cash used in
         operating activities--
             Depreciation.....................................                  2                           136
             Changes in current assets and liabilities
                  Accounts payable............................                  -                           496
                  Accrued expenses............................                 45                            35
                  Accounts receivable.........................                  -                           (84)
                  Customer deposits...........................                  -                            79
                  Other.......................................                 (8)                          (21)
                                                                        ---------                     ---------
                      Net cash used in operating activities                  (128)                       (2,657)
                                                                        ---------                     ---------

Cash flows used in investing activities:
         Purchase of property and equipment...................               (136)                         (760)
         Increase in other assets.............................                (11)                          (99)
                                                                        ---------                     ---------
             Net cash used in investing activities............               (147)                         (859)
                                                                        ---------                     ---------

Cash flows from financing activities:
         Proceeds from stockholder loans......................                111                             -
         Payments of stockholder loans........................               (100)                            -
         Proceeds from issuance of 7% demand note.............              -                             1,000
         Proceeds from sale of redeemable convertible
         preferred stock, net.................................              1,312                         1,750
                                                                        ---------                     ---------
             Net cash provided by financing activities........              1,323                         2,750
                                                                        ---------                     ---------

Net increase/(decrease) in cash and cash equivalents..........              1,048                          (766)

Cash and cash equivalents, beginning of period................                  -                         1,048
                                                                        ---------                     ---------

Cash and cash equivalents, end of period......................          $   1,048                     $     282
                                                                        ---------                     ---------

Supplemental Disclosure of Noncash Investing and
Financing Activities:
         Contribution of loan payable to stockholder to capital         $      32                     $       -
                                                                        =========                     =========


        The accompanying notes are an integral part of these statements.

                          AVICENNA SYSTEMS CORPORATION
                          NOTES TO FINANCIAL STATEMENTS

(1)      Nature of Operations and Summary of Significant Accounting Policies:

         The Company --

         Avicenna Systems Corporation (the "Company") was incorporated on September 20, 1994 to develop Internet technology based systems for healthcare organizations. Prior to December 15, 1995, the Company operated as an S Corporation for federal and state income tax purposes. On December 24, 1996, all of the outstanding equity and indebtedness (including employee stock options) of the Company were acquired by Synetic, Inc.

         The accompanying financial statements reflect the application of certain accounting practices as described in this note and elsewhere in the notes to the financial statements. Financial statements prepared in conformity with generally accepted accounting principles require the use of estimates.
         Actual results could vary from estimates.

         Depreciation --

         The Company provides for depreciation by charges to operations in amounts that allocate the cost of property and equipment on a straight-line basis over their estimated useful lives of 3 years for computers and equipment and 5 years for furniture and fixtures.

         Loan Payable to Stockholder --

         Through December 31, 1994, a stockholder of the Company advanced the Company approximately $21,000 for operating expenses incurred in 1994. During 1995, this stockholder advanced the Company an additional amount of approximately $111,000. These advances were non-interest-bearing. Upon the closing of the sale of the Series A redeemable convertible preferred stock, $100,000 of these advances was repaid, and the remaining balance of approximately $32,000 was contributed to capital.

         Research and Development --

         The Company has evaluated the establishment of technological feasibility of its products in accordance with Statement of Financial Accounting Standards ("SFAS") No. 86, Accounting for the Costs of Computer Software To Be Sold, Leased or Otherwise Marketed. All costs in the software development process which are classified as research and development are expensed as incurred until technological possibility has been established. The Company defines the technological feasibility as the completion of a working model. The time period during which costs could be capitalized from the point of researching technological feasibility until the time of general product release is very short, and consequently, the amounts that could be capitalized are not material to the Company's financial position or results of operations. Therefore, the Company has charged all such costs to research and development in the period incurred.

         Net Loss Per Share --

         Basic and diluted net loss per share is based on the average number of shares outstanding during the year. Diluted loss per share is the same as basic as the inclusion of common stock equivalents would be antidilutive.

         Accounting for Stock-Based Compensation --

         The Company accounts for its stock-based employee compensation agreements in accordance with the provisions of Accounting Principles Board Opinion No. 25.

                          AVICENNA SYSTEMS CORPORATION
                          NOTES TO FINANCIAL STATEMENTS

(2)      Income Taxes:

         The Company provides for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes. Under the liability method specified by SFAS No. 109, a deferred tax asset or liability is determined based on the difference between the financial statement and the tax bases of assets and liabilities, as measured by the enacted tax rates assumed to be in effect when those differences reverse.

         Prior to December 15, 1995 the Company elected to be taxed as an S Corporation for federal and state income tax purposes.

         As of December 23, 1996 the Company had a net operating loss carryforward of approximately $1.2 million. A full valuation allowance has been recorded against the Company's deferred tax asset as of December 23, 1996, as the ultimate realization of this asset is not assured.

(3)      Convertible Demand Notes:

         In October 1996, the Company entered into an agreement with the majority of the holders of the Series A Preferred Stock (the Purchasers) to sell to the Purchasers, on a pro rata basis and from time to time over a period of six months, up to $3,000,000 of the Company's Convertible Demand Notes (the Demand Notes). The interest rate for each of these notes is 7%. In conjunction with the issuance of each note, the Company has agreed to issue to each of the Purchasers a warrant to purchase additional Equity Securities. The aggregate exercise price of the warrant is equal to 25% of the principal amount of each note sold to the Purchasers. As of December 23, 1996, the Company has issued a total of $1,000,000 of Demand Notes with accompanying warrants. The warrants expire at the earliest to occur of
         (i) either the sale of the Company, (ii) the effective date of an initial public offering of any stock or security of the Company, or
         (iii) the third anniversary of the closing date of the Additional Sale.

(4)      Redeemable Convertible Preferred Stock:

         The Company has 1,066,667 authorized shares of preferred stock, all of which have been designated as Series A Redeemable Convertible Preferred Stock (Series A Preferred Stock). The Company has reserved 1,066,667 shares of common stock related to the conversion of Series A Preferred Stock. On December 15, 1995 the Company sold 450,000 shares of Series A Preferred Stock for $3.00 per share. The issuance resulted in gross proceeds to the Company of $1,350,000. The holders of the Series A Preferred Stock were also given the right to purchase up to an additional 583,333 shares of Series A Preferred Stock. In February 1996, the Company issued an additional 15,000 shares of Series A Preferred Stock at $3.00 per share, and in June 1996 the Company issued an additional 568,334 shares of Series A Preferred Stock at $3.00 per share. These issuances resulted in gross proceeds to the Company of approximately $1,750,000. The rights, preferences and privileges of the holders of the Series A Preferred Stock are as follows:

         Dividends --

         Each holder of Series A Preferred Stock is entitled to receive, when and if declared by the Board of Directors, quarterly dividends at the annual rate of $0.24 per share. These dividends, whether or not earned or declared, are cumulative. At December 23, 1996, total dividends in arrears were $240,900.

         Conversion --

         Each share of Series A Preferred Stock is convertible at any time into common stock at the exchange rate in effect at the time of the conversion, currently a one-to-one exchange rate, and is subject to appropriate adjustments, as defined. In addition, any accumulated dividends are convertible into common stock at the then current conversion rate. Conversion is automatic upon the closing of a public stock offering of

                          AVICENNA SYSTEMS CORPORATION
                          NOTES TO FINANCIAL STATEMENTS

(4)      Redeemable Convertible Preferred Stock: (continued)

         common stock in which the aggregate proceeds to the Company are at least $10,000,000 and the price per share is at least $15.00.

         Voting --

         Each holder of Series A Preferred Stock is entitled to the number of votes equal to the number of shares of common stock into which such preferred stock is then currently convertible.

         Liquidation --

         In the event of liquidation, the holders of the Series A Preferred Stock are entitled to receive a liquidation preference equal to $3.00 per share plus any amount of declared but unpaid dividends, including the cumulative dividends. Any remaining assets will be distributed on a pro rata basis among the holders of common stock, as defined.

         Redemption --

         The Company is required to offer to redeem, on a pro rata basis, the shares of Series A Preferred Stock at the rate of 25% per annum beginning December 31, 2000 and on each succeeding anniversary date until all shares are redeemed, at the rate of $3.00 per share plus all declared but unpaid dividends, excluding the cumulative dividends. The redemption requirement is waived if less than 60% of the holders of Series A Preferred Stock accept the offer. If the Company has insufficient funds to redeem the shares at the redemption date, then the Company is required to use available funds at the end of each succeeding quarter or quarters to meet redemption requirements.

(5)      Stockholder's Deficit:

         Restricted Stock Agreement --

         The Company's founder and sole common stockholder and the holders of the Series A Preferred Stock have entered into a restricted stock agreement whereby the Company has the right to repurchase all of the founder's common stock unless certain length of employment conditions are met. The restriction provides that as of December 31, 1995, 25% of the shares have become unrestricted under the agreement. The lapsing of the restriction of an additional 25% occurred in June 1996, at the time of the second closing of the Series A Preferred Stock. The lapsing of the restriction will continue under the agreement at the rate of 3.125% per quarter for the next 16 quarters following December 31, 1995, unless employment is terminated for any reason. The lapsing of the restriction will accelerate by 75% of unrestricted shares in the event of a sale or merger of the Company involving a change of more than 50% of the Company's voting stock or a sale of substantially all of the Company's assets.

(6)      Stock Options:

         In 1995, the Company adopted the 1995 Stock Option Plan (the 1995
         Plan). Under the 1995 Plan, stock options, consisting of either incentive stock options or non qualified stock options, may be granted to directors, officers, employees and consultants of the Company to purchase shares of the Company's common stock at no less than the fair market value of the Company's common stock at the grant date. Options become exercisable at the rate of 25% per year on the anniversary date of the grant and generally expire 10 years from the date the option is granted. In the event of (i) a sale or merger of the Company involving a change of more than 50% of the voting stock, (ii) a sale of substantially all of the Company's assets, or (iii) a liquidation of the Company, as defined, unvested options shall be subject to accelerated vesting. Upon the occurrence of such an event, 75% of all unvested options shall

                          AVICENNA SYSTEMS CORPORATION
                          NOTES TO FINANCIAL STATEMENTS

(6)      Stock Options: (continued)

         immediately vest, provided that the Series A Preferred Stockholders receive a certain minimum rate of return on their investment, as defined. As of December 23, 1996, the Company had reserved 716,800 shares of common stock for issuance under its 1995 Plan. A summary of activity under the 1995 Plan is as follows:

                                                     Number of    Exercise Price
                                                        Shares         Per Share
                                                     ---------    --------------

            Balance, December 31, 1994                       -         $       -

                              Granted                  106,176              0.30
                                                       -------         ---------

            Balance, December 31, 1995                 106,176          $   0.30

                              Granted                  566,396              0.30
                                                       -------         ---------

            Balance, December 23, 1996                 672,572          $   0.30
                                                       -------          --------

            Exercisable, December 23, 1996              50,244          $   0.30
                                                        ------          --------

         The Company has elected to follow APB No. 25 in accounting for its employee stock options. Accordingly, no compensation cost has been recognized for its stock option plan. Had compensation costs been based on the fair value method of SFAS No. 123, the Company's net loss would have been $(181,000) for the year ended December 31, 1995 and $(3,580,000) for the period from January 1, 1996 through December 23, 1996 and basic and diluted net loss applicable to common stockholder would have been $(.48) for the year ended December 31, 1995 and $(9.45) for the period from January 1, 1996 through December 23, 1996.

         The proforma results indicated above are not intended to be indicative of or a projection of future results.

         The fair value of each option grant is estimated on the date of grant by using the Black-Scholes Option Pricing model using the following weighted average assumptions: risk free interest rate of 6.5% and an expected option life (in years) of 5 years.

                          AVICENNA SYSTEMS CORPORATION
                          NOTES TO FINANCIAL STATEMENTS

(7)      Commitments:

         The Company began conducting its operations in leased facilities in 1996. The operating lease on this facility expires in January 1999. However, in October 1996, the Company entered into an operating lease for additional office space, and sublet it's original leased facility in its entirety at full cost. The new lease expires in July 2001. The future minimum rental payments are approximately as follows:

                             Gross                             Net
                            Minimum         Sublease         Minimum
                             Rental          Income           Rental
                          ----------       ---------        -----------

            1997          $   66,000       $  50,000        $  16,000
            1998             251,000          54,000          197,000
            1999             201,000           4,000          197,000
            2000             197,000               -          197,000
            2001             197,000               -          197,000
            Thereafter       115,000               -          115,000
                          ----------       ---------        ---------

                          $1,027,000       $ 108,000        $ 919,000
                          ----------       ---------        ---------

================================================================================









                                         Shares



                                CAREINSITE, INC.




                                  Common Stock





                                 --------------
                                   PROSPECTUS
                                 --------------






                               Merrill Lynch & Co.




                                          , 1999



================================================================================

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     SEC registration fee...........................................   $  17,236
     NASD filing fee................................................       6,700
     Nasdaq listing fee.............................................           *
     Blue Sky fees and expenses.....................................           *
     Printing and engraving expenses................................           *
     Attorneys' fees and expenses...................................           *
     Accountants' fees and expenses.................................           *
     Transfer agent's and registrar's fees and expenses.............           *
     Miscellaneous..................................................           *
                                                                       ---------

              Total.................................................           *
                                                                       =========


------------------
* To be supplied by amendment

         The amounts set forth above are estimates except for the SEC registration fee and the NASD filing fee.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 145 of the Delaware General Corporation Law provides, in summary, that directors and officers of Delaware corporations are entitled, under certain circumstances, to be indemnified against all expenses and liabilities (including attorney's fees) incurred by them as a result of suits brought against them in their capacity as a director or officer, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful; provided that no indemnification may be made against expenses in respect of any claim, issue or matter as to which they shall have been adjudged to be liable to the Company, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, they are fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Any such indemnification may be made by the Company only as authorized in each specific case upon a determination by the shareholders or disinterested directors that indemnification is proper because the indemnities has met the applicable standard of conduct.

         Article Six of the registrant's Certificate of Incorporation provides that no director of the registrant shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability: (i) for any breach of the director's duty of loyalty to the Company or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) in respect of certain unlawful dividend payments or stock redemptions or purchases; or (iv) for any transaction from which the director derived an improper personal benefit.

         The Company's Certificate of Incorporation and By-Laws provide for indemnification of its directors and officers to the fullest extent permitted by Delaware law, as the same may be amended from time to time.

         In addition, the Company maintains liability insurance for its directors and officers.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

         The following information reflects sales by the registrant of unregistered securities within the past three years. The issuance by the registrant of the securities sold in the transactions referenced below were not registered under the Securities Act of 1933, as amended pursuant to Section 4(2) thereof, as such transactions did not involve a public offering.

         In January 1999, the registrant issued to The Health Information Network Connection LLC (i) a warrant (the "THINC Warrant") exercisable for 1,298,917 shares of the registrant's common stock (subject to adjustment), representing approximately 6% of the registrant's common stock outstanding after giving effect to the exercise of the THINC Warrant and (ii) $1.5 million in cash, in exchange for a 20% ownership interest in THINC.

         In January 1999, the registrant issued to Cerner Corporation (i) 3,980,000 shares of its common stock, representing 19.9% of its common stock outstanding after such issuance, and (ii) a warrant exercisable for a number of shares of common stock of the registrant equal to 19.9% of the shares issuable upon exercise of the THINC Warrant, each in consideration for Cerner Corporation entering into non-competition, marketing, license and master servicing and outsourcing agreements with the registrant.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  (a)      Exhibits.

  Exhibit
  Number               Description of Exhibit
  ------               ----------------------

 1.1    Form of Underwriting Agreement.*
 3.1    Amended and Restated Certificate of Incorporation of the Registrant.*
 3.2    By-laws of the Registrant.*
 4.1    Specimen Certificate representing Common Stock.*
 5.1    Opinion of Shearman & Sterling as to the legality of the Common Stock.*
 10.1 Agreement and Plan of Merger among Synetic, Inc., Synternet Acquisition Corp., a subsidiary of Synetic, Inc., Avicenna Systems Corp., and the individuals and entities listed on the signature pages thereof, dated as of December 23, 1996.*
 10.2 Agreement and Plan of Merger among Synetic, Inc., Synternet Acquisition Corp., CareAgents Inc. and the individuals listed on the signature pages thereof, dated as of January 23, 1997.*
 10.3 Subscription Agreement dated as of January 2, 1999 between Synetic Healthcare Communications, Inc. ("SHC"), Synetic, Inc., Avicenna Systems Corporation and Cerner Corporation.*
 10.4 License Agreement dated as of January 2, 1999 between SHC and Cerner Corporation.*
 10.5 Stockholders' Agreement, dated as of January 2, 1999, among SHC, Synetic, Inc., Avicenna Systems
        Corporation and Cerner Corporation.*
 10.6 Non-Competition Agreement, dated as of January 2, 1999, among SHC, Synetic, Inc., Avicenna Systems Corporation and Cerner Corporation.+*
 10.7 Marketing Agreement, dated as of January 2, 199, between SHC and Cerner Corporation.+*
 10.8 Clinical Transaction Agreement, dated as of January 1, 1999, between SHC and Empire Blue Cross and Blue Shield, Empire Healthchoice, Inc., Empire Healthchoice Assurance Inc. and Empire Health Plans Assurance, Inc.+*
 10.9 Clinical Transaction Agreement, dated as of January 1, 1999, between SHC and Group Health Incorporated.+*
 10.10 Clinical Transaction Agreement, dated as of January 1, 1999, between SHC and Health Insurance Plans of Greater New York.+*
 10.11 Management Services Agreement, effective as of January 1, 1999, between SHC and The Health Information Network Connection LLC ("THINC").+*

 10.12 Warrant dated as of January 1, 1999 (entitling THINC to purchase from SHC 81,081 shares of common stock).*
 10.13 Amended and Restated Operating Agreement, dated as of January 1, 1999, among The Health Information Network Connection LLC, Empire Blue Cross and Blue Shield, GNYHA Management Corporation, Group Health Incorporated, Health Insurance Plan of Greater New York and SHC.+*
 10.14  Form of Tax-Sharing Agreement between the Registrant and Synetic, Inc.*
 10.15  Form of Services Agreement between the Registrant and Synetic, Inc.*
 10.16  CareInsite, Inc. Stock Option Plan.*
 23.1   Consent of Arthur Andersen LLP.
 23.2   Consent of Shearman & Sterling (included in its opinion in Exhibit 5.1).
 23.3   Consent of Kegler, Brown, Hill & Ritter Co., L.P.A.
 24.1 Powers of Attorney (included on the signature page of this Registration Statement).
 27.1 Financial Data Schedule for fiscal year ended June 30, 1998 (for SEC use only).
 27.2   Financial Data Schedule for six months ended December 31, 1998 (for
        SEC use only).

-------------------
*       To be filed by amendment.
+ Exhibits for which Registrant is seeking confidential treatment for certain portions.


         (b)      Financial Statement Schedules.

         The schedules have been omitted because of the absence of circumstances under which they would be required.

ITEM 17.  UNDERTAKINGS

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

           The undersigned registrant hereby undertakes that:

                  (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

                  (2) For the purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           The undersigned registrant hereby undertakes to provide to the Underwriters at the closing specified in the U.S. Underwriting Agreement and the International Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

                                   SIGNATURES

           Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the Borough of Elmwood Park in the State of New Jersey on March 26, 1999.

                                             CAREINSITE, INC.


                                             By: /s/ Paul C. Suthern
                                                 -------------------------------
                                                 Name: Paul C. Suthern
                                                 Title: President and
                                                        Chief Executive Officer

                                POWER OF ATTORNEY

         The undersigned Directors and Officers of CareInsite, Inc. hereby constitute and appoint James R. Love, Charles A. Mele and David C. Amburgey, and each of them acting singly, as true and lawful attorneys-in-fact for the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), any and all amendments (including post-effective amendments) and exhibits to this Registration Statement, any related registration statement and its amendments and exhibits filed pursuant to Rule 462(b) under the Securities Act and any and all applications and other documents to be filed with the Securities and Exchange Commission pertaining to the registration of the securities covered hereby or under any related registration statement or any amendment hereto or thereto, with full power and authority to do and perform each and every act and thing requisite and necessary or desirable, hereby ratifying and confirming all that each of such attorneys-in-fact or their substitutes shall lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

         Signature                      Title                              Date
         ---------                      -----                              ----

/s/ Paul C. Suthern
-------------------------------         Director and Principal    March 26, 1999
Paul C. Suthern                         Executive Officer

/s/ Paul M. Bernard
-------------------------------         Principal Financial and   March 26, 1999
Paul M. Bernard                         Accounting Officer

/s/ Roger C. Holstein
-------------------------------         Director                  March 26, 1999
Roger C. Holstein

/s/ James R. Love
-------------------------------         Director                  March 26, 1999
James R. Love

/s/ David M. Margulies
-------------------------------         Director                  March 26, 1999
David M. Margulies

/s/ Charles A. Mele
-------------------------------         Director                  March 26, 1999
Charles A. Mele

/s/ Martin J. Wygod
-------------------------------         Director                  March 26, 1999
Martin J. Wygod